SCHEDULE 14A  INFORMATION

                                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                                                                               EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential For Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Under Rule 14a-12

 NETLOJIX COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

 Payment of filing fee (Check the appropriate box):
[   ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

                Common Stock, par value $.01 per share, of NetLojix Communications, Inc.

(2)           Aggregate number of securities to which transaction applies:

14,695,149 shares of Common Stock.  Excludes 162,905 shares of Common Stock held as treasury stock, which will be canceled as a result of the merger.

(3)           Per unit price or their underlying value of transaction computed pursuant to Exchange Act
                Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         The filing fee was determined based upon the product of 14,695,149 shares of Common Stock and the merger consideration of $0.02 per share.  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $92 per $1,000,000, applied pro rata to the product calculated pursuant to the preceding sentence.

(4)           Proposed maximum aggregate value of transaction:

                $293,903

(5)   Total fee paid:

                $28.00

[X]  Fee previously paid with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:   _____________________

(2)           Form, Schedule or Registration Statement no.:  ________________

(3)           Filing party:  __________________________________________

(4)           Date filed: _____________________________________________

NetLojix Communications, Inc.

May 30, 2003

Dear NetLojix Stockholder:

            You are cordially invited to attend a special meeting of the stockholders of NetLojix Communications, Inc., a Delaware corporation, to be held on June 26, 2003 at 3:00p.m., local time, at the Hotel Santa Barbara, 533 State Street, Santa Barbara, California. A notice of the special meeting, a proxy statement and a proxy card are enclosed.

            At the special meeting, you will be asked to consider and vote upon the merger agreement between NetLojix Acquisitions Corporation, a Delaware corporation, and NetLojix. If the merger agreement is adopted and the merger is approved, then each outstanding share of our common stock that you own at the effective time of the merger will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes. The total amount to be paid to all unaffiliated stockholders in the merger is approximately $260,000.  We have attached a copy of the merger agreement as Appendix A to the accompanying proxy statement, and we urge you to read it in its entirety. This is an important stockholder meeting. Accordingly, we urge you to carefully read the attached proxy statement and the merger agreement attached as Appendix A to the proxy statement and vote on the merger.

            NetLojix Acquisitions Corporation is owned by two executives of NetLojix.  As a result of the merger, these individuals will not receive the cash merger consideration, but will instead receive new shares in NetLojix as the surviving corporation in the merger.

            A special committee of independent directors was formed by the board of directors of NetLojix to analyze, consider and negotiate the terms of the merger agreement and to make a recommendation to NetLojix's entire board of directors as to whether or not to adopt the merger agreement. In doing so, the special committee consulted with its own expert legal and financial advisors, and received certain written reports and analyses. In making its recommendation, the special committee considered a variety of factors which are described in the accompanying proxy statement. In addition, the special committee received the written opinion of Farragut Capital Group, LLC that the consideration to be received by unaffiliated stockholders in the merger is fair, from a financial point of view. A copy of Farragut's opinion is included as Appendix B to the proxy statement.

            After careful consideration, the board of directors of NetLojix, acting in part upon the unanimous recommendation of the special committee, unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement and the merger.

            Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of all outstanding shares of our common stock. Accordingly, every stockholder's vote is very important. We ask you to carefully read the enclosed materials and send in your proxy as soon as you can.

            All holders of our outstanding shares of common stock as of the close of business on May 23, 2003 will be entitled to notice of and to vote at the special meeting. To vote your shares, you must complete and return the enclosed proxy card.  If you are a holder of record, you may also cast your vote in person at the special meeting.  If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.  If you do not instruct your broker or bank, it will have the same effect as voting against the approval of the merger agreement.

            Regardless of whether you plan to attend the special meeting, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed prepaid envelope.

            Very truly yours,

            /s/ ANTHONY E. PAPA

            Anthony E. Papa
            Chairman and Chief
            Executive Officer

NETLOJIX COMMUNICATIONS, INC.
501 Bath Street
Santa Barbara, California  93101
(805) 884-6300

________________________________

 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held June 26, 2003

________________________________

            To the Stockholders of NetLojix Communications, Inc.:

            A special meeting of the stockholders of NetLojix Communications, Inc., a Delaware corporation, will be held on June 26, 2003 at 3:00p.m., local time, at the Hotel Santa Barbara, 533 State Street, Santa Barbara, California. A proxy statement and a proxy card with respect to the special meeting are enclosed.

            At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of December 28, 2002 by and between NetLojix and NetLojix Acquisitions Corporation, a Delaware corporation, and to approve the merger of NetLojix Acquisition Corporation with and into NetLojix, with NetLojix being the surviving corporation. If the merger agreement is adopted and the merger is completed, then each outstanding share of our common stock that you own at the effective time of the merger will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes. We have attached a copy of the merger agreement as Appendix A to the accompanying proxy statement, and we urge you to read it in its entirety.

            The board of directors has specified May 23, 2003, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 501 Bath Street, Santa Barbara, California 93101during ordinary business hours.

            Please read the proxy statement and other materials concerning NetLojix and the merger, which are mailed with this notice, for a more complete statement regarding the proposal to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the proxy statement.

            After careful consideration, the board of directors of NetLojix, upon the unanimous recommendation of a special committee comprised of independent members of the board of directors, unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement and approval of the merger.

            Regardless of whether you plan to attend, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed prepaid envelope. Your failure to vote will have the same effect as a vote "AGAINST" the merger. You may revoke your proxy at any time prior to the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

By order of the
Board of Directors

/s/ JAMES P. PISANI

James P. Pisani
Secretary

Santa Barbara, California
May 30, 2003

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

TABLE OF CONTENTS

Summary Term Sheet	1
Questions And Answers About The Merger And The Special Meeting	5
Cautionary Statement Concerning Forward-Looking Information	10
The Special Meeting	10
General	10
Matters to be Considered at the Special Meeting	11
Recommendation of the NetLojix Board of Directors and the Special Committee	11
Record Date and Voting Information	11
Quorum	12
Proxies; Revocation	12
Expenses of Proxy Solicitation	13
Adjournments	13
Appraisal Rights	13
Availability of Independent Auditors	14
People With Disabilities	14
Annual Meeting	14
The Merger	14
General Description of the Merger	14
Treatment of NetLojix Stock Options and Warrants	15
The Participants	15
Special Factors	16
Background of the Merger	16
Recommendation of the Board of Directors; Fairness of the Merger	24
Reasons for the Special Committee's Recommendation	25
Reasons for the Board of Directors' Recommendation	28
Fairness of the Merger to Stockholders	29
Position of the Executives, NAC and MR. Jensen as to the Fairness of the Merger	30
Opinion of Farragut Capital Group, Inc.	31
Purpose and Structure of the Merger	35
Effects of the Merger	36
NAC's Financing of the Merger	38
Risks that the Merger Will Not be Completed	38
Interests of the Executives; Appointment of Special Committee	39
Continuing Equity Interests of the Executives	41
Indemnification and Insurance	41
Estimated Fees and Expenses Of The Merger	41
Material U.S. Federal Income Tax Consequences	42
Anticipated Accounting Treatment of Merger	43
Certain Regulatory Matters	43
Appraisal Rights	43

The Merger Agreement	47
The Merger	47
Effective Time of Merger	47
Certificate of Incorporation, Bylaws and Directors and Officers
of NetLojix as the Surviving Corporation	47
Conversion of NetLojix Common Stock	48
Conversion of NetLojix Preferred Stock	48
Payment for Shares	49
Transfer of Shares	49
Treatment of Stock Options	50
NetLojix Special Meeting	50
Representations and Warranties	50
Conduct of Business Pending the Merger	52
Solicitation	52
Conditions to the Merger	52
Termination of the Merger Agreement	54
Expenses of the Parties	54
Amendments	54
Information About NetLojix	55
Background	55
Business of NetLojix	58
Properties	61
Legal Proceedings	62
Market For NetLojix's Common Stock And Related Stockholder Matters	62
Selected Financial Data	63
Management's Discussion and Analysis of Financial Condition and
Results of Operations	65
Changes in and Disagreements With Accountants on Accounting
and Financial Disclosure	76
Directors and Executive Officers of NetLojix	77
Common Stock Purchase Information	79
Purchases by NetLojix	79
Purchases by NetLojix Directors and Executive Officers	80
Recent Transactions	80
Security Ownership of Certain Beneficial Owners and Management	81
Other Matters	83
Index to Financial Statements	F-1
Appendix A - Agreement and Plan of Merger dated December 28, 2002	A-1
Appendix B - Farragut Opinion	B-1
Appendix C - Section 262 of the Delaware General Corporation Law	C-1

NETLOJIX COMMUNICATIONS, INC.
501 Bath Street
Santa Barbara, California  93101
(805) 884-6300

________________________________

 PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held June 26, 2003

SUMMARY TERM SHEET

            This summary term sheet briefly describes the material terms of the proposed merger and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices. For purposes of this proxy statement, the terms "NetLojix," "we," "us," and "our" refer to NetLojix Communications, Inc.; the term "NAC" refers to NetLojix Acquisitions Corporation; and the term "Executives" refers to, collectively, Anthony E. Papa, our chairman and chief executive officer, and James P. Pisani, our president, chief operating officer and secretary.

  The Merger.          NetLojix has entered into a merger agreement that provides for the merger of NAC with and into NetLojix. See "The Merger Agreement" beginning on page 47.

  Payment.   Upon consummation of the merger, all shares of NetLojix common stock (other than shares held by NetLojix stockholders who perfect their appraisal rights under Delaware law, shares held by NetLojix as treasury stock, and shares held by NAC or the Executives) automatically will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes. The total value of the merger consideration to be paid to unaffiliated stockholders is approximately $260,000.  Only stockholders who do not elect to seek appraisal rights (or fail to properly seek such appraisal rights) under Delaware law will be entitled to receive the merger consideration. All options to purchase shares of NetLojix common stock will be cancelled at the effective time of the merger without any payment or other consideration thereof. See "The Merger Agreement" beginning on page 47.

  NetLojix.  NetLojix is a Delaware corporation and a provider of network access and technical management including broadband access, information technology support and managed Web hosting. See "The Participants" beginning on page 15.

  NAC.         NAC is a Delaware corporation formed at the direction of the Executives. NAC was formed solely for the purpose of engaging in the merger transaction and shall cease to exist as a separate corporate entity upon consummation of the proposed merger. See "The Participants" at page 15.

  The Special Committee.  Since the Executives, who are officers and directors of NetLojix, own NAC and will own all of the common stock of NetLojix following the merger, NetLojix's board of directors formed a special committee of independent directors to evaluate, negotiate and, if deemed appropriate, recommend the merger and the terms and conditions of the merger agreement. The special committee retained its own legal and financial advisors to aid it in this task. The members of the special committee are Anthony D. Martin and Peter Wenner. The special committee consists solely of independent directors who are not officers or employees of NetLojix or NAC and who have no financial interest in the completion of the proposed merger different from NetLojix's stockholders and option holders generally. See "Special Factors--Background of the Merger" beginning on page 16 and "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger" beginning on page 24.

  Fairness of the Merger.   The board of directors of NetLojix, based in part on the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, NetLojix and its unaffiliated stockholders (that is, the stockholders other than the Executives or NAC). The board of directors unanimously recommends the adoption and approval of the merger agreement by NetLojix's stockholders. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger" beginning on page 24 and "-- Fairness of the Merger to Stockholders" beginning on page 29.

  Opinion of Financial Advisor.   In deciding to approve the terms of the merger agreement and the merger, one factor the board of directors and the special committee considered was the opinion of Farragut Capital Group, LLC ("Farragut"), the special committee's financial advisor. Farragut concluded that the consideration to be received pursuant to the merger agreement is fair, from a financial point of view, to NetLojix's unaffiliated stockholders. The complete Farragut opinion, dated December 28, 2002, is attached as Appendix B to this proxy statement. See "Special Factors--Opinion of Farragut Capital Group, LLC" beginning on page 31.

  Stockholder Vote.            You are being asked to consider and vote upon a proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Under Delaware law, the merger agreement must be adopted and approved by the affirmative vote of a majority of the outstanding shares of our common stock. A separate vote of NetLojix's unaffiliated stockholders is not required under Delaware law and no such vote will be conducted. A total of 12,975,623 shares of NetLojix's issued and outstanding common stock, or approximately 88.3% of the total number of issued and outstanding shares as of the record date, are held by stockholders other than the Executives or NAC. NetLojix understands that the Executives and NAC intend to vote their shares of NetLojix common stock in favor of the merger and the merger agreement. See "The Special Meeting --Record Date and Voting Information" beginning on page 11 and "The Merger Agreement--Conditions to the Merger" beginning on page 52.

  Interests of the Executives.   The Executives, through the conversion of their respective shares of NAC common stock into shares of the surviving corporation, will continue to have an equity interest in NetLojix and will participate in any future earnings and growth of NetLojix. Accordingly, the Executives have interests that are different from, or in addition to, the interests of NetLojix stockholders generally. See "Special Factors--Interests of the Executives; Appointment of Special Committee" beginning on page 39.

  Financing of the Merger.  NAC's source of funds to pay substantially all of the merger consideration is DTL One, LLC, an entity affiliated with Jeffrey J. Jensen, who is a member of NetLojix's board of directors.   DTL One, LLC has committed to provide up to $300,000 to NAC in connection with the merger.  See "Special Factors -- NAC's Financing of the Merger" beginning on page 38.

  Series A Preferred Stock.  The only preferred stock of NetLojix currently outstanding is the Series A preferred stock.  Shares of the Series A preferred stock are not publicly traded.  Two individuals, Tommy Lin and Patrick Lin, own all of such shares.  These holders will continue to own shares of Series A preferred stock after the merger.  However, the Lins have agreed to certain changes in the terms of the Series A preferred stock as a result of the merger.  See "The Merger Agreement--Conversion of NetLojix Preferred Stock" beginning on page 48.

  Conditions.  The merger is subject to the satisfaction of a number of conditions, including but not limited to, the approval of holders of a majority of the outstanding shares of our common stock, there being not more than 10% of the outstanding shares of NetLojix common stock held by NetLojix stockholders demanding appraisal, and that no event has occurred, or condition exists, that has resulted in or would reasonably be likely to result in a material adverse effect on NetLojix. See "The Merger Agreement--Conditions to the Merger" beginning on page 52.

  Termination of the Merger Agreement.  NetLojix and NAC may agree to terminate the merger agreement at any time before the merger. In addition, the merger agreement may be terminated by either NetLojix or NAC for a number of other reasons. Under certain circumstances, NetLojix would be required to reimburse NAC for its out-of-pocket expenses incurred in connection with the transaction. See "The Merger Agreement--Termination of the Merger Agreement" beginning on page 54.

  U.S. Federal Income Tax Consequences.  Generally, your receipt of cash for shares of NetLojix common stock in the merger will be a taxable transaction for U.S. Federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. You will recognize taxable capital gain or loss in the amount of the difference between $0.02 and your adjusted tax basis for each share of NetLojix common stock that you own. See "Special Factors--Material U.S. Federal Income Tax Consequences" beginning on page 42.

  After the Merger.  Upon completion of the merger, NetLojix, as the surviving corporation in the merger, will be a privately held corporation, all of the common stock of which will be owned by the Executives. There will be no public market for shares of NetLojix common stock upon completion of the merger, and the shares of common stock will cease to be traded on the OTC Bulletin Board. See "Special Factors--Effects of the Merger" beginning on page 36 and "--Interests of the Executives; Appointment of Special Committee" beginning on page 39.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:        What is the date, time and place of the special meeting?

A:         The special meeting of our stockholders will be held on June 26, 2003 at 3:00 p.m., local time, at the Hotel Santa Barbara 533 State Street, Santa Barbara, California.

Q:        What am I being asked to vote upon?

A:         A proposal to adopt the Agreement and Plan of Merger dated as of December 28, 2002 by and between NetLojix Communications, Inc. and NetLojix Acquisitions Corporation, a Delaware corporation, and to approve the merger of NetLojix Acquisitions Corporation with and into NetLojix, Communications, Inc., with NetLojix Communications, Inc. continuing as the surviving corporation.

            In this proxy statement, we refer to NetLojix Communications, Inc. as "NetLojix," and to NetLojix Acquisitions Corporation as "NAC." We refer to the Agreement and Plan of Merger by and between NetLojix and NAC as the "merger agreement."

Q:        What will I be entitled to receive in the merger?

A:         If the merger is completed, each of your shares of common stock will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes. You will not have any interest in NetLojix after completion of the merger.

Q:        Who will own NetLojix after the merger?

A:         NetLojix will be a privately-held company after the merger.  All of the outstanding common stock of NetLojix will be held by Anthony E. Papa and James P. Pisani. Mr. Papa and Mr. Pisani are both members of our board of directors.  Mr. Papa is our chairman and chief executive officer, and Mr. Pisani is our president, chief operating officer and secretary.  Mr. Papa and Mr. Pisani have each committed to transfer all shares of NetLojix common stock beneficially owned by them (other than restricted shares and shares issuable under options granted to them under our stock incentive plans) to NAC in exchange for NAC common stock prior to the effective time of the merger.  As a result, each of them will hold 50% of NAC's outstanding common stock.  When the merger becomes effective, their NAC stock will be converted into common stock of NetLojix.  NetLojix's outstanding Series A preferred stock will continue to be held by its current holders, although the terms of the Series A preferred stock will be modified as a result of the merger.

            In this proxy statement, we refer to Mr. Papa and Mr. Pisani as the "Executives."

Q:        Why was the special committee formed?

A:         The Executives have financial and other interests that are different from and in addition to your interests in the merger. Accordingly, our board of directors concluded that, in order to protect the interests of our stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are not officers or employees of NetLojix or NAC and who have no financial interest in the merger different from NetLojix stockholders generally should be formed to perform those tasks and, if appropriate, recommend the merger and the terms of the merger agreement. The special committee independently selected and retained expert legal and financial advisors to assist it.

Q:        Who is soliciting my proxy?

A:         The board of directors.

Q:        Why is the board of directors recommending that I vote in favor of the merger agreement?

A:         Based in part upon (1) the unanimous recommendation of the special committee, and (2) the written opinion, dated December 28, 2002, of Farragut Capital Group, LLC, the special committee's financial advisor, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, the $0.02 per share cash consideration to be received by NetLojix stockholders in the proposed merger is fair, from a financial point of view, the board of directors of NetLojix determined that the merger agreement and the merger are fair to, and in the best interests of, NetLojix and its stockholders. Accordingly, the board of directors of NetLojix unanimously recommends that you vote "FOR" the approval of the merger agreement.  To review the background of and reasons for the merger, see "Special Factors-Background of the Merger" and "Special Factors-Recommendations of the Board of Directors; Fairness of the Merger."

Q:        What kind of premium to the price of NetLojix common stock is implied by the merger consideration?

A:         The $0.02 per share merger consideration represents (i) a premium of approximately 82% over the $0.011 closing sale price for NetLojix's common stock as traded on the OTC Bulletin Board on December 27, 2002, the last trading day before NetLojix announced that it had executed the merger agreement with NAC, (ii) a premium of approximately 67% over the average closing sale price per share of $0.012 during the one week period preceding such announcement, and (iii) no premium over the $0.02 closing sale price for NetLojix common stock as traded on the OTC Bulletin Board on May 29, 2003, the last trading day immediately prior to the mailing of this proxy statement.  However, the merger consideration is significantly less than the high sales price of $0.05 per share for the fourth quarter of 2002, and the high sales price of $0.20 per share for the entire year of 2002.

Q:        What vote is required to adopt the merger agreement and approve the merger?

A:         The affirmative vote of the holders of a majority of all outstanding shares of our common stock is required. The separate vote of a majority of our unaffiliated stockholders, which would exclude NAC and the Executives, is not required. See "Introduction-Voting Rights; Vote Required for Approval."  Under Delaware law, the changes in the terms of our Series A preferred stock that will occur as a result of the merger would likely require a class vote of  the holders of such stock.  However, the two individuals who hold all of our Series A preferred stock have already consented to such changes.  Accordingly, no further vote or approval of the Series A preferred stock is required.

Q:        What will happen to the market for NetLojix's common stock after the merger?

A:         At the effective time of the merger, trading in NetLojix common stock on the OTC Bulletin Board will cease and there will no longer be a public market for NetLojix's common stock. Price quotations for NetLojix common stock will no longer be available, and the registration of NetLojix common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

Q:        What fees and expenses will NetLojix incur in the merger?

A:         We currently estimate that NetLojix's total fees and expenses with respect to the merger will be approximately $150,000.

Q:        What will happen if the merger is not approved?

A:         If the merger is not approved, NetLojix would remain a publicly-held company.  Mr. Papa and Mr. Pisani would together own approximately 12% of the outstanding common stock of NetLojix, including the shares held by NAC, and would continue to be executive officers of NetLojix.  If the merger agreement is terminated under certain specified conditions, NetLojix will be obligated to pay the expenses of NAC incurred in connection with the transaction.

Q:        Are there any existing agreements for the Executives to sell assets of NetLojix after the closing of the merger?

A:         No.  However, in December 2002, Constellation Partners, LLC, an unaffiliated third party, expressed interest in purchasing NetLojix's remaining New York IT business.  The Executives have informed Constellation Partners, LLC that they would be willing to discuss a possible sale of the New York IT business after the closing of the merger. No terms of any such transaction have been discussed.

Q:        What should I do now? How do I vote?

A:         After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. See "The Special Meeting -Record Date and Voting Information."

Q:        What if I oppose the merger? Do I have appraisal rights?

A:         Yes. If you object to the merger you may elect to pursue your appraisal rights to receive the statutorily determined "fair value" of your shares, which could be more or less than the $0.02 per share merger consideration. In order to qualify for these rights, you must:

  not vote in favor of the merger agreement or the merger;
  make a written demand for appraisal prior to the taking of the vote on the merger agreement and the merger at the special meeting; and
  otherwise comply with the Delaware law procedures for exercising appraisal rights.

For a summary of the Delaware law procedures, see "Special Factors -Appraisal Rights." An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and approval of the merger and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

Q:        If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:         Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "The Special Meeting -Record Date and Voting Information."

Q:        What if I own options to purchase shares of NetLojix common stock?

A:         NetLojix has accelerated the exercisability of all of its outstanding stock options.  Unless exercised, all such options will be cancelled at the effective time of the merger.  Since none of NetLojix's outstanding stock options have an exercise price less then the merger consideration, we think it is unlikely that any outstanding options will be exercised before they are cancelled at the effective time of the merger. See "The Merger Agreement-Treatment of Stock Options."

Q:        Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:         Yes, you can change your vote before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can deliver a written notice stating that you would like to revoke your proxy or you can deliver a new later-dated proxy card to our corporate secretary on or before the business day prior to the special meeting. Second, you can submit a written revocation or a new later-dated proxy card to us at the special meeting prior to the vote being taken. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See "The Special Meeting- Proxies; Revocation."

Q:        Should I send in my stock certificates now?

A:         No. If the merger is completed, then shortly thereafter you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to NAC's paying agent. You should use the letter of transmittal to exchange stock certificates for the $0.02 per share merger consideration to which you are entitled as a result of the merger. You should not send any stock certificates with your proxy cards. You should follow the procedures described in "The Merger Agreement-Payment for Shares."

Q:        When do you expect the merger to be completed? Is the merger subject to the fulfillment of any conditions?

A:         We are working towards completing the merger as soon as possible after the stockholders meeting.  For the merger to occur, the merger agreement must be adopted by our stockholders. In addition, there are other conditions that must be satisfied. See "The Merger Agreement-Conditions to the Merger."

Q:        What are the tax consequences of the merger to me?

A:         The receipt of cash in exchange for common stock surrendered in the merger will constitute a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders a share of common stock in the merger will recognize a gain or loss equal to the difference, if any, between $0.02 per share and the stockholder's adjusted tax basis in that share. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances, as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review a summary of the material tax considerations of the merger, see "Special Factors-Material U.S. Federal Income Tax Consequences."

Q:        Who can help answer my other questions?

A:         If you have more questions about the merger, you should contact Anthony E. Papa at NetLojix's corporate offices.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

            This proxy statement includes statements that are not historical facts. These forward-looking statements are based on NetLojix's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning NetLojix's possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions.

            These forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include our ability to fulfill our stated business strategies, competitive factors in our industry, fluctuations in the demand for our services as a result of the uncertain economy, regulatory or legal developments or uncertainty, our ability to attract and retain qualified directors, officers and employees, and our continued access to an acceptable credit facility.

            Except to the extent required under the federal securities laws, NetLojix does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

THE SPECIAL MEETING

General

            This proxy statement, together with the accompanying notice of special meeting and form of proxy card, is being furnished to the stockholders of NetLojix as part of the solicitation of proxies by NetLojix's board of directors for use at the special meeting of stockholders to be held at the Hotel Santa Barbara, 533 State Street, Santa Barbara, California, on June 26, 2003, beginning at 3:00p.m. local time, or at any adjournments or postponements thereof.

            We intend to mail this proxy statement and the accompanying form of proxy on or about May 30, 2003, to all stockholders entitled to vote at the special meeting.

Matters to be Considered at the Special Meeting

            The special meeting of our stockholders is being held to consider and vote upon the approval of the merger agreement between NetLojix and NAC, pursuant to which NAC will be merged with and into NetLojix, with NetLojix being the surviving corporation and any other matters that may properly come before the meeting.

            If any other matters are properly presented for consideration at the special meeting, each of Gregory J. Wilson and Elizabeth Kinney will have the discretion to vote on those matters using their judgment with respect to those matters unless authority to do so is withheld on the proxy card.

Recommendation of the NetLojix Board of Directors and the Special Committee

            NetLojix's board of directors, upon the unanimous recommendation of a special committee comprised of independent NetLojix directors, has unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement.

Record Date and Voting Information

            Only holders of record of common stock at the close of business on May 23, 2003 (the "record date") will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were outstanding and entitled to vote 14,695,149 shares of NetLojix common stock. A list of our stockholders will be available for review at our corporate offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held.

            All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by the brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

            The affirmative vote of holders of a majority of the outstanding shares of NetLojix common stock entitled to vote at the special meeting is required to adopt and approve the merger agreement. A separate vote of NetLojix's unaffiliated stockholders is not required under Delaware and no such vote will be conducted. On the record date for the special meeting, Anthony E. Papa, our chairman and chief executive officer, and James P. Pisani, our president, chief operating officer and secretary (together, the "Executives"), and NAC owned an aggregate of 1,719,526 shares of NetLojix common stock, representing approximately 12% of the total number of shares entitled to vote at the special meeting. The Executives and NAC have informed us that they intend to vote their shares of NetLojix common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. The affirmative vote of the shares held by the Executives and NAC alone is not sufficient under Delaware law to adopt and approve the merger agreement.

            Because the affirmative vote of holders of a majority of the outstanding shares of NetLojix common stock is required in order to approve the merger agreement, abstentions and broker non-votes will have the same effect as votes "AGAINST"adoption and approval of the merger agreement.

            With the exception of broker non-votes, the treatment of which is discussed above, each share of NetLojix common stock represented by a proxy properly executed and received by NetLojix in time to be voted at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted "FOR"the proposal to adopt and approve the merger, the merger agreement and the transactions contemplated thereby. All proxies voted "FOR" such matter, including proxies on which no instructions are indicated, other than broker non-votes, may, at the discretion of the proxy holder, be voted "FOR" discretionary authority to vote in favor of any motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against discretionary authority to vote in favor of any motion to adjourn or postpone the special meeting will not be voted in favor of any such adjournment or postponement.

Quorum

            The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NetLojix's common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Proxies; Revocation

            Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with NetLojix's Secretary, James P. Pisani, at NetLojix's corporate offices located at 501 Bath Street, Santa Barbara, California 93101, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain a proxy from the record holder.

PLEASE DO NOT SEND IN STOCK CERTIFICATES WITH YOUR PROXY CARD AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, NETLOJIX  WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING NETLOJIX STOCK CERTIFICATES FOR THE $0.02 PER SHARE CASH PAYMENT.

Expenses of Proxy Solicitation

            Each of NetLojix and NAC are responsible for their own fees and expenses incurred in connection with the solicitation of proxies in connection with the merger, including the fees and expenses associated with the preparation of this proxy statement. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of NetLojix common stock beneficially owned by others for forwarding to these beneficial owners. NetLojix may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of NetLojix. No additional compensation will be paid to directors, officers or other regular employees for their services.

Adjournments

            Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of voting to approve and adopt the merger agreement and the merger, if necessary. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of NetLojix common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. NetLojix is soliciting proxies to grant discretionary authority in favor of adjournment or postponement of the special meeting. In particular, discretionary authority may be exercised if the purpose of the adjournment or postponement is to provide additional time to solicit additional votes to adopt and approve the merger agreement and approve the merger.

Appraisal Rights

            Stockholders who do not vote in favor of adoption and approval of the merger agreement, and who otherwise fully comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement and in Appendix C hereto, will be entitled to seek appraisal of the value of their NetLojix common stock as set forth in Section 262 of the Delaware General Corporation Law. It is a condition to NAC's obligation to consummate the merger that holders of not more than 10% of the outstanding NetLojix common stock seek appraisal of their stock. See "Special Factors--Appraisal Rights."

Availability of Independent Auditors

            Farber & Hass LLP acted as NetLojix's independent auditors for the years ended December 31, 2001 and December 31, 2002. Representatives of Farber & Hass LLP familiar with NetLojix are expected to attend the special meeting and be available to answer appropriate questions that you may have.

People With Disabilities

            We can provide you with reasonable assistance to help you attend the special meeting in person if you inform us about your physical incapacitation or disability requirements.

            If you have a physical disability and plan to attend the special meeting in person, please call or write to NetLojix's Secretary, James P. Pisani, at least 10 days before the special meeting at 501 Bath Street, Santa Barbara, California 93101.

Annual Meeting

            NetLojix will not hold an annual meeting for the election of directors in calendar year 2003, if the merger is consummated. If the merger is not consummated and such a meeting is held, the deadline for receipt of a proposal to be considered for inclusion in NetLojix's proxy statement for the calendar year 2003 annual meeting of NetLojix's stockholders will be a reasonable time before the company begins to print and mail its proxy materials.

THE MERGER

            The discussion in this proxy statement of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement which is attached to this proxy statement as Appendix A. The merger agreement is incorporated in this proxy statement by reference. You are encouraged to read the merger agreement carefully and in its entirety before deciding whether to vote to approve the merger agreement.

General Description of the Merger

            On December 28, 2002, NAC entered into a merger agreement with NetLojix providing for the merger of NAC with and into NetLojix, with NetLojix as the surviving corporation in the merger. As a result of the merger, NetLojix will be a privately held corporation whose common stockholders will be the stockholders of NAC immediately prior to the effective time of the merger.

            At the effective time of the merger, all issued and outstanding shares of NetLojix common stock (other than shares of NetLojix common stock held by NAC, the Executives or NetLojix, or shares subject to properly exercised appraisal rights) will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes.

            Each share of NetLojix common stock owned by NAC, the Executives or NetLojix will be cancelled at the effective time of the merger. Each share of NAC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one share of NetLojix common stock.   Shares of NetLojix's Series A preferred stock will be converted into new shares of NetLojix preferred stock with modified terms.

Treatment of NetLojix Stock Options and Warrants

            As of April 30, 2003, NetLojix had outstanding a total of 2,041,309 options to purchase its common stock pursuant to its 1997 Stock Incentive Plan and Amended 1998 Stock Incentive Plan.  The exercise prices of these options range from $0.11 per share to $12.00 per share.  None of the options have an exercise price that is less than the merger consideration of $0.02 per share. NetLojix has accelerated the exercisability of these options so that they will all be fully exercisable from the date of this proxy statement until the effective time of the merger or the termination of the merger agreement, if the merger is not completed.  All of these options will be cancelled at the effective time of the merger without any payment or other consideration.  We don't expect that any of the options will be exercised before cancellation.

            Kaufman Bros., L.P., a former investment banker to NetLojix, has warrants to purchase up to 100,000 shares of NetLojix common stock at an exercise price of $3.2813 per share.  At the effective time, each of these warrants will be converted into the right to receive, upon exercise and payment of the exercise price, payment of the merger consideration.  Since the exercise price is greater than the merger consideration, we don't expect that any of these warrants will be exercised.

THE PARTICIPANTS

NetLojix Communications, Inc.
501 Bath Street
Santa Barbara, California 93101

            NetLojix Communications, Inc., a Delaware corporation, is a provider of network access and technical management including broadband access, IT support and managed hosting. Through its offices, support teams and data points-of-presence, NetLojix provides design, integration and management of e-business solutions.   A more detailed description of NetLojix's business and financial results is set forth under the heading "Information about NetLojix."

NetLojix Acquisitions Corporation
68 Alameda Padre Serra
Santa Barbara, California 93103

            NetLojix Acquisitions Corporation, a Delaware corporation, was formed at the direction of the Executives solely for the purpose of engaging in the transactions contemplated by the merger agreement. The Executives are the sole directors, officers and stockholders of NAC.

The Executives

            The Executives are Anthony E. Papa, our chairman and chief executive officer, and James P. Pisani, our president, chief operating officer and secretary.  Both of the Executives are directors of NetLojix. The Executives, who hold, in the aggregate, approximately 12% of the outstanding shares of NetLojix common stock, have each agreed to contribute, prior to the effective time of the merger, their respective shares of NetLojix common stock (other than certain restricted shares) to NAC in exchange for shares of NAC common stock. Immediately following the merger, the Executives will hold 100% of the outstanding shares of common stock of NetLojix as the surviving corporation. The Executives have interests that are different from, or in addition to, your interests as a NetLojix stockholder generally. See "Special Factors-Interests of the Executives; Appointment of Special Committee."

The Board of Directors

            Proxies are being solicited by the board of directors of NetLojix.  The board consists of five directors.  These are Mr. Papa, Mr. Pisani, Jeffrey J. Jensen, Anthony D. Martin and Peter Wenner.  Mr. Jensen also owns and controls DTL One, LLC, the secured lender to NetLojix that has also committed to finance up to $300,000 of the amounts payable by NAC for the merger consideration and merger expenses.  Mr. Martin and Mr. Wenner are the members of the special committee formed by the board to evaluate and negotiate the merger and the terms and conditions of the merger agreement.  Mr. Martin and Mr. Wenner are not officers or employees of NetLojix or NAC and have no financial interest in the completion of the merger different from NetLojix's stockholders and option holders generally.

SPECIAL FACTORS

Background of the Merger

            In the opinion of NetLojix's board of directors, NetLojix's public market valuation has been constrained due to a number of factors including, but not limited to, NetLojix's:

  small market capitalization;
  limited public float;
  relatively low trading volume;

  lack of research coverage from securities analysts;
  limited ability to obtain debt and equity financing; and
  inability to generate positive revenue growth, which is generally expected by the public equity markets.

            In January 2000, the board of directors authorized NetLojix to engage Kaufman Bros., L.P., an investment banking firm, to provide financial advice and investment banking services to NetLojix.  Kaufman Bros. tasks were to identify and solicit possible sources of equity financing and potential buyers or merger partners for NetLojix.  Kaufman Bros. was actively engaged until August 2001.  During that time period, Kaufman Bros. identified a number of potential financing sources, buyers and merger partners and arranged meetings for NetLojix's management to meet with them.  However, Kaufman Bros.' solicitation produced no offers for any financings, sales or mergers.  A number of the companies identified by Kaufman Bros. subsequently filed for bankruptcy or were themselves acquired. After the end of Kaufman Bros.' engagement, NetLojix continued to investigate possible financing and sales transactions on its own.  As part of this investigation, NetLojix executives made direct contacts with potential financing sources, buyers and merger partners that they identified based on their knowledge of the industry or to whom they received introductions from uncompensated third parties. None of the parties so contacted evidenced any serious interest in a transaction. NetLojix's financial condition has deteriorated since the end of Kaufman Bros. engagement.

            At a meeting of the board of directors on December 2, 2002, Anthony E. Papa, chairman  and chief executive officer of NetLojix, advised the board of directors that the Executives had determined to pursue a management buyout of NetLojix, with funding to be provided by DTL One, LLC, an affiliate of director Jeffrey J. Jensen. Mr. Papa delivered a proposal to the board indicating that the Executives would pay $0.02 for each share of NetLojix common stock not owned by them.  Mr. Papa noted that the Executives were proposing such a transaction because:

  NetLojix has continued to incur substantial expenses associated with being a publicly held company and anticipates that these expenses would increase in the future;

  NetLojix's low market capitalization had made it impossible to use NetLojix stock as acquisition currency;

  NetLojix's status as a public company is impeding possible equity and debt financing;

  NetLojix's ability to attract and maintain qualified directors and officers was likely to be constrained by new duties imposed on such directors and officers by the Sarbanes-Oxley Act of 2002 and related regulations, especially given the possibility that NetLojix may be unable to maintain director and officer liability insurance; and

  as a result of the foregoing factors, growth in the business will not be reflected in the market price of NetLojix common stock and, given the market environment, NetLojix does not anticipate a change in the near future.

            Mr. Papa suggested that, because of an actual or perceived conflict of interest resulting from the Executives' proposal to acquire NetLojix, it would be appropriate and necessary for the board of directors to appoint a special committee of independent directors that would be responsible for evaluating the Executives' proposal to acquire NetLojix or any other acquisition proposal that might be made by a third party. After lengthy discussion, the board of directors determined that Anthony D. Martin and Peter Wenner were the two members of the board of directors who were independent of the contemplated proposal. The board of directors then appointed Mr. Martin and Mr. Wenner as the members of the special committee with authority to take any and all actions on behalf of NetLojix with respect to any proposal that might be made by the Executives or any third party, and with the authority to engage independent legal and financial advisors to advise the special committee. The board of directors also resolved to make all non-public information about NetLojix available to the special committee and its advisors.

            During the week following the December 2, 2002, board of directors meeting, members of the special committee reviewed the qualifications of three financial advisory firms, including Farragut Capital Group, LLC ("Farragut"), in connection with the possible engagement of one of them as the special committee's financial advisor to provide advice and assistance with respect to any proposed transaction involving NetLojix and to render an opinion as to the fairness, from a financial point of view, of any contemplated consideration payable to NetLojix's unaffiliated stockholders.  During this period, members of the special committee also interviewed five law firms, including Swidler Berlin Shereff Friedman, LLP ("Swidler") regarding the possible engagement of one of them to act as counsel to the special committee.

            On December 3, 2002, the special committee selected Farragut as its independent financial advisor. The special committee selected Farragut primarily because (i) the principals of Farragut had extensive experience with companies in both the telecommunications and information technology industries, like NetLojix, (ii) Farragut's proposed fees were comparable to the fees proposed by the other institutions, and (iii) Mr. Martin had worked on transactions with D. Andrew Hamilton, a managing director of Farragut, when both were employed at CrossHill Financial Group Inc., another financial advisory firm.   The special committee noted that prior to founding Farragut in April 2002, Mr. Hamilton was CrossHill's lead investment banker in four acquisition transaction, including several involving public companies, and in more than a dozen financing transactions involving the private placement of a total of more than $250 million in the aggregate, as well as in numerous engagements as a financial advisor.  Since its founding, Farragut has acted as investment banker in three financing transactions involving the placement of a total of more than $22.5 million in the aggregate.

            On December 5, 2002, the special committee also determined to engage Swidler as independent counsel to the special committee.  The special committee selected Swidler primarily because (i) Swidler had an excellent reputation, both with respect to corporate transactions and to the representation of telecommunications and information technology companies, (ii) Swidler's proposed fees were in the mid-range of fees proposed by the interviewed firms, and (iii) Mr. Martin was familiar Andrew D. Lipman, Swidler's vice chairman.  The special committee was aware that Swidler had acted as special regulatory counsel to NetLojix in connection with a transaction in 1999, but determined that this did not create any conflict of interest on Swidler's part.

            Between December 5, 2002 and December 27, 2002, Swidler and Farragut requested numerous items of information from NetLojix regarding the past, present and future business of NetLojix.  They also requested information from the Executives regarding their plans for NetLojix, financing arrangements and other matters.

            On December 5, 2002, Mr. Pisani spoke with Tommy Lin regarding the transaction. Mr. Lin and his brother, Patrick Lin, are the holders of all 147,700 shares of NetLojix's outstanding Series A preferred stock.  The shares of Series A preferred bear a cumulative dividend of 8% and are entitled to a preference upon the liquidation of NetLojix which is currently in the total amount of $846,000, including accrued dividends.  Shares of the Series A preferred stock are also convertible into shares of NetLojix common stock on a one-for-one basis and are redeemable at the option of NetLojix at a price of $4.00 per share plus accrued dividends.  Mr. Pisani told Mr. Lin that the proposed merger would not make economic sense for NAC unless the Lins agreed to reduce the dividend on the Series A preferred stock from 8% to 3% and to reduce the total liquidation preference to $250,000, effective on the closing of the merger.

            Negotiations with Mr. Lin ensued over the following three weeks.  On December 26, 2002, the Lins orally agreed to the proposed modification in the terms of the Series A preferred stock, but only if the company's capitalization was changed as of the merger so that the Series A preferred stock represented at least 5% of the total common stock and preferred stock outstanding thereafter.  Currently the Series A preferred stock represents less than 1% of the total stock outstanding on this basis.  The Lins also required that the redemption feature be changed so that redemption is at the option of the holders, rather than NetLojix.  The oral agreement between NAC and the Lins was subsequently set forth in a written consent agreement signed in February 2003. Neither the board of directors nor the Executives considered any other modification of the terms of the Series A preferred stock as an alternative to the merger, because that would not have addressed any of the underlying reasons for the transaction.

            On December 9, 2002, a telephonic meeting of the special committee was held, with John J. Klusaritz, a partner with Swidler, and Mr. Hamilton, in attendance. At this meeting, Mr. Klusaritz reviewed with the members of the special committee their duties and responsibilities in connection with the offer to acquire NetLojix. The special committee, with the participation of Mr. Klusaritz, also identified significant matters which would have to be satisfactorily addressed in connection with any proposal, including the fiduciary duties of NetLojix's board of directors under Delaware law, that there be adequate assurances that financing for any transaction, and that there be an adequate opportunity for NetLojix to receive, consider and act upon third party offers. Mr. Hamilton discussed certain preliminary valuation analyses Farragut had performed and identified additional materials that Farragut would need to complete its analysis of the fairness of the proposal.

            On December 12, 2002,  Seed Mackall LLP, counsel to the Executives ("Seed Mackall"), circulated a first draft of the merger agreement to the members of the special committee, Swidler and Farragut.  Between December 12, 2002 and December 17, 2002, the members of the special committee and Swidler held discussions regarding various terms of the proposed merger agreement and the positions of the special committee with respect thereto.

            On several occasions between December 13 and December 17, 2002,  Mr. Martin and Mr. Wenner discussed with Mr. Papa the possibility of increasing the merger consideration.  On behalf of the Executives and NAC, Mr. Papa firmly declined to increase the merger consideration and stated their belief that $0.02 was fair, from a financial point of view, to the unaffiliated stockholders.  Mr. Papa further stated that, given the financial condition of NetLojix, their own financial resources, the expenses of the transaction, NetLojix's likely cash demands after closing, and the possibility that the Executives would be required to pay a portion of NetLojix's transaction expenses after the closing, NAC and the Executives could not and would not pay more.

            After the Executives' proposal was publicly disclosed on December 2,2002, Mr. Pisani received an e-mail from a third party, Jeffrey P. Leventhal of Constellation Partners, LLC ("Constellation"), stating that ".subject to certain due diligence, our group will be able to make a slightly higher offer for the company."  On December 3, 2002, Mr. Pisani forwarded such e-mail to the members of the special committee and also sent an e-mail back to Constellation stating that he had forwarded the e-mail to the special committee and that the special committee would "take it from here."

            Mr. Leventhal, who was apparently one of the principals of Constellation, had been the majority stockholder and president of Remote Lojix/PCSI, Inc., which NetLojix acquired in 1998. Mr. Leventhal had continued to be employed by Remote Lojix until he was terminated approximately three months after the acquisition.  The negotiation of the Remote Lojix acquisition took approximately six months and was very contentious.  After the closing of the acquisition, NetLojix discovered what it believed to be a number of misrepresentations by Mr. Leventhal in the acquisition agreement and threatened to sue Mr. Leventhal.  The dispute was settled in November 1999 when Mr. Leventhal agreed to give up shares of NetLojix common stock received in the transaction that were worth in excess of $350,000 at the then-current market price.  Other than this history with Mr. Leventhal, NetLojix had no prior contact with Constellation.

            In response to the December 2, 2002 e-mail received from Constellation, Mr. Martin, on behalf of the special committee, had a number of telephonic and written communications with Mr. Leventhal and Mark Friedman, who also identified himself as a principal of Constellation, to ascertain their degree of interest in consummating a transaction with NetLojix.  At the request of Mr. Martin, Mr. Pisani also responded to Constellation's request for confidential information with respect to NetLojix, subject to Constellation's agreement not to disclose such confidential information or use it other than to evaluate whether to make a competing offer.  The confidential information requested by Constellation consisted primarily of an oral review of NetLojix's New York IT business and customers (the "New York IT Business").  On December 12, 2002, Mr. Leventhal told Mr. Pisani that the New York IT business and customers were Constellation's only real interest.

            In a series of communications between December 12 and December 16, 2002, Constellation discussed with Mr. Martin the possibility of acquiring the assets of NetLojix that comprise the New York IT Business.   Based on the negotiation of the Remote Lojix transaction and Mr. Leventhal's subsequent history with NetLojix, the Executives informed the special committee that they were not optimistic that the e-mail received from Constellation on December 2 was likely to lead to the actual consummation of a transaction that would be favorable to NetLojix stockholders.

            On December 17, 2002, the special committee met with Mr. Klusaritz and Mr. Hamilton to discuss the merger agreement.  The special committee, with the participation of Mr. Klusaritz and Mr. Hamilton, then reviewed the draft merger agreement terms which it felt required further negotiation before the special committee would be able to form a definitive view as to whether the proposed transaction was in the best interests of NetLojix stockholders other than the Executives. The special committee also discussed various other considerations which affected its analysis of whether the proposed transaction would be in the best interests of NetLojix stockholders other than the Executives, including the communications with Constellation and the possibility of a sale solely of the New York IT Business..

            While the special committee had reservations as to whether a sale solely of the New York IT Business would be in the best interests of the stockholders or generate sufficient value to solve the company's liquidity and other problems, by e-mail dated December 17, 2002, Mr. Martin, on behalf of the special committee, requested that Constellation communicate to Mr. Martin "any written proposal you would be willing to make (including setting forth the terms of such proposal and any related conditions ) to acquire the company as a whole or the New York assets." In response, on December 18, 2002, Constellation sent a short e-mail to Mr. Martin stating that it "was prepared to make the following offer: we will purchase 80% of the current stockholder's holdings for a per share price of $.025. Since the immediate funding required for our offer is approximately $300,000, Constellation Partners has more than sufficient assets to perform on the above offer."

            The special committee reviewed the e-mail from Constellation.  The Committee felt that whether the terms set forth in the e-mail would represent a superior transaction to the proposed merger would depend substantially on the likelihood that Constellation was serious in closing the transaction and that such transaction could be closed in a timely manner.  In the judgment of the special committee (and its legal counsel), the December 18 e-mail did not address certain material terms that would have to be agreed upon in order to consummate a transaction and was in such an abbreviated form as to not constitute either a binding offer or customary term sheet or letter of intent.  Accordingly, in response to the December 18 e-mail from Constellation, Mr. Martin, on behalf of the special committee, sent an e-mail back to Constellation stating that, in order to evaluate the offer, the special committee would need further information, including a list of any conditions to closing the transaction (i.e., due diligence, etc.), a proposed timetable, the contemplated financing plan and substantiation of Constellation's ability to finance the acquisition.  Constellation responded to  the foregoing communication that, among other things, its offer was subject to "customary due diligence" and it anticipated a four to six-week process before entering into a definitive agreement.  Based on the condition of the company and the pending merger, the special committee was of the view that it would be unable to wait four to six weeks to determine if Constellation was willing to commit to such a binding transaction.  Mr. Martin spent several days in discussion with Constellation in an effort to get it to submit a letter of intent, term sheet or other binding document and was unsuccessful.

            On December 20, 2002, Swidler transmitted the special committee's initial comments on the draft merger agreement to Seed Mackall. On December 23, 2002, Seed Mackall circulated a revised draft of the merger agreement to all members of the board of directors, and to Swidler and Farragut.  Between December 23, 2002 and December 28, 2002, the members of the special committee through its counsel, negotiated changes in the draft merger agreement with counsel to the Executives.

            On December 23, 2002, the special committee met telephonically, with Swidler and Farragut also participating.  At the meeting, Swidler reported on the status of legal negotiations on documentation regarding the proposed merger, and Farragut distributed and discussed a summary fairness analysis which summarized the valuation analysis performed by Farragut and the price per share of common stock implied thereby.  Farragut then discussed the information contained in the summary fairness analysis with the special committee.  Farragut also confirmed that if a satisfactory merger agreement was concluded, it would be prepared to issue an opinion that the price of $.02 per share was fair to NetLojix's unaffiliated stockholders from a financial point of view.  After hearing Farragut's presentation, the special committee discussed the valuation analysis and concluded that it concurred with the valuation analysis provided by Farragut.  The special committee also expressed its views that, due to NetLojix's current financial circumstances, problems in the industry in general, the poor performance of its stock (including negative trends in both trading volume and price) and the lack of liquidity of the shares of NetLojix common stock (due to the absence of an active trading market, delisting from Nasdaq and lack of analyst coverage),  it would be prudent from the unaffiliated stockholders' point of view for the special committee  to recommend approval of the transaction and not risk a breakdown in such negotiations (by attempting to renegotiate price or other material terms) unless a superior transaction could be identified and consummated in the immediate future. The special committee also discussed the status of negotiations with Constellation.  The special committee was of the view, based on the foregoing communications between Mr. Martin and Constellation, that it was unclear as to the degree of seriousness of Constellation and that, in light of the company's financial situation and the merger proposal, it was appropriate to request Constellation to submit a binding offer and to try to make progress in negotiations with Constellation. Otherwise, the special committee would not be able to determine whether, in fact, a transaction could actually be consummated with Constellation that might be superior to that of the proposed merger.  The special committee determined to delay its final consideration of the transaction until Constellation responded to its request for a binding offer.

            Since Mr. Martin had been engaged in discussions with Constellation, the special committee deferred voting on the proposed merger, and determined that it would be advisable to continue negotiations with Constellation to ascertain whether a transaction could be consummated superior to that of the proposed merger.  The special committee, however, was of the view that, unless a binding transaction could be finalized with Constellation, it would not be prudent to risk losing the proposed merger transaction.

            As a result, on December 24, 2002, Mr. Martin and Mr. Pisani contacted Constellation and indicated that NetLojix would be interested in receiving an offer but, based on the company's situation and pending merger proposal, the offer would need to be received by December 27, 2002.  On December 26, 2002, Mr. Leventhal told Mr. Martin that he wanted to speak to Mr. Papa directly about the transaction. On December 27, 2002, Mr. Leventhal and Mr. Friedman of Constellation advised Mr. Papa that Constellation was interested only in the New York IT Business, and that Constellation's proposal to acquire 80% of NetLojix's outstanding shares was made to gain "leverage" with respect to the purchase of the New York IT Business. Mr. Papa understood this to mean that Constellation thought it could obtain more favorable terms on an immediate purchase of the New York IT Business from NetLojix in exchange for dropping its competing proposal. Mr. Papa informed Mr. Leventhal and Mr. Friedman that he was not willing to discuss a sale of the New York IT Business on this kind of quid pro quo basis, and that Constellation should submit its competing offer in compliance with the deadline established by the special committee. Constellation then communicated that it would not make a competing offer but that it would be interested in purchasing the New York IT Business after the closing of the merger. Mr. Papa informed Constellation that he and Mr. Pisani would be willing to discuss a possible sale of the New York IT Business after the closing of the merger, but no terms of any such transaction were specified.  Constellation did not submit a letter of intent, term sheet or other document. Since the execution of the merger agreement, Mr. Leventhal has contacted Mr. Pisani on several occasions to express continued interest in the New York IT Business, but no terms of any transaction have been discussed. The New York IT Business currently consists of three month-to-month client relationships serviced by NetLojix employees located in the clients' offices.  NetLojix has closed its offices in New York and currently has no other assets involved in the New York IT Business.

            On December 28, 2002, the full board of directors held a telephonic meeting. At this meeting, Farragut presented its fairness analysis to the board of directors in support of its opinion as to the fairness from a financial point of view of the consideration to be paid to NetLojix's unaffiliated stockholders. Farragut's analysis included reviews of (i) the environment in NetLojix's industry, (ii) NetLojix market's visibility and operational issues, (iii) other public companies comparable to NetLojix; (iv) the trading history of NetLojix's stock and that of comparable public companies, and (v) the bankruptcies of comparable public companies. Farragut discussed certain valuation issues, including NetLojix suffering through a depressed operating environment evidenced by a decline in revenue from a peak in 2000, NetLojix shares of common stock suffering from illiquidity and a lack of visibility in the investment community, and NetLojix shares of common stock trading at a significant discount to its peer group.

            Based upon the foregoing analyses, Farragut presented its conclusion that the proposed price of $0.02 per share of NetLojix common stock was fair, from a financial point of view, to NetLojix's unaffiliated stockholders.

            The board meeting was then temporarily adjourned so that the special committee could meet separately. At the separate meeting, the special committee members discussed and focused on the following issues: (i) NetLojix's financial condition was deteriorating and its future financing options were uncertain; (ii) based on Constellation's decision not to submit a binding offer, and on information provided by management to the special committee, it appeared that no credible merger or other strategic option currently existed or had arisen within the past year or longer; (iii) Farragut had issued a fairness opinion regarding the proposed merger; and (iv) legal counsel to the special committee had indicated that the merger agreement had been negotiated in a satisfactory form.   After discussion of the foregoing and related issues, the special committee resolved that the proposed transaction was, in the opinion of the special committee, fair to and in the best interests of the NetLojix's unaffiliated stockholders; that the merger and merger agreement should be approved and recommended to the board of directors; and that the special committee would recommend that NetLojix stockholders approve and adopt the merger agreement and the merger when submitted for their approval.

            The full board then reconvened, and Mr. Martin transmitted the special committee's recommendations to the full board, with Mr. Hamilton and Thomas N. Harding, a partner with Seed Mackall in attendance. Following deliberations among the members of the board of directors, the board then determined that the merger and the merger agreement were in the best interests of NetLojix and its stockholders and voted unanimously to adopt and approve the merger and the merger agreement and to recommend to NetLojix stockholders that they adopt and approve the merger and merger agreement.  Upon such approval, Farragut delivered its written opinion, a copy of which is attached to this proxy statement as Appendix B, that the merger consideration was fair to NetLojix stockholders other than the Executives from a financial point of view.

Recommendation of the Board of Directors; Fairness of the Merger

            The special committee of the board of directors has unanimously determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, the unaffiliated stockholders of NetLojix. The special committee unanimously recommended to the board of directors that the merger agreement be adopted and approved. The special committee considered a number of factors, as more fully described above under "-- Background of the Merger" and as described below under "-- Reasons for the Special Committee's Recommendation," in making its recommendation. The board of directors, acting in part upon the recommendation of the special committee, unanimously determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, NetLojix's unaffiliated stockholders. The board of directors, based in part on the unanimous recommendation of the special committee, recommends that NetLojix's stockholders vote "FOR" the adoption and approval of the merger agreement.

Reasons for the Special Committee's Recommendation

            In recommending adoption and approval of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported its recommendation that the transaction is substantively fair to the unaffiliated stockholders, including but not limited to the following:

  The valuation analysis prepared by Farragut and the interpretation of such valuation analysis made by Farragut, which analysis and interpretation of that analysis was adopted by the special committee. See "Special Factors - Opinion of Farragut Capital Group, Inc."

  The negative trends in both the trading volume and market price over the past two years. The average trading volume of NetLojix common stock during 2002 was approximately 13,000 shares per day.  This is a decrease from approximately 33,000 shares per day during 2001 and approximately 130,000 shares per day during 2000.  The stock price fell from a high of $0.84 per share during the first quarter of 2001 to a high of $0.02 during the week prior to the Executives' proposal to the Board on December 2, 2002.

  The lack of liquidity of the shares of NetLojix common stock due to the absence of an active trading market in the common stock, the delisting from Nasdaq in June 2001 and the lack of analyst coverage.  As a result of this lack of liquidity, stockholders cannot easily obtain liquidity by simply selling their share on the market.  The special committee found that there is to unaffiliated stockholders in an opportunity to realize liquidity on disposition of an otherwise relatively illiquid investment as compared to the loss of the opportunity to participate in the future growth potential of NetLojix.

  The $0.02 merger consideration represents a premium over the over the $0.011 closing sale price on the OTC Bulletin Board on December 27, 2002, the last trading day before NetLojix executed the merger agreement with NAC, and a premium over the average closing sale price per share of $.012 during the one week period preceding such execution.

  The financial condition of NetLojix, including its negative stockholders' equity (or book value) of $1.5 million and working capital deficit of $2.7 million at September 30, 2002.  The special committee also judged that NetLojix was facing a worsening of its liquidity crisis.  This was based on the fact that NetLojix was not able to draw additional amounts on its secured line of credit with DTL One, LLC, that DTL One, LLC had notified NetLojix that it would not renew the line of credit and that NetLojix management had informed the special committee that NetLojix had not been able to obtain financing from any other sources.

  The special committee acknowledged the possibility that NetLojix's auditors might qualify their audit report for 2002 with a "going concern" opinion, an event which did occur in March 2003.  In light of this possibility and NetLojix's continuing losses, the special committee did not calculate a going concern value for NetLojix because it believed such value would be substantially below $0.02 and would be dwarfed by the $1.2 million of secured debt outstanding to DTL One, LLC.

  The degree of likelihood that the merger will be completed. In this connection, the special committee considered, among other things, the lack of a financing or due diligence condition to closing, and evidence provided to the special committee of DTL One, LLC's commitment to provide funding for the merger.

  The terms and conditions of the merger agreement, including those described above and those which provide NetLojix with the right, subject to an obligation to reimburse NAC for its out-of-pocket expenses, to terminate the merger agreement and accept a superior proposal from a third party that approaches NetLojix.

  The non-Executive stockholders will receive a fixed amount of cash, rather than securities or some form of deferred payment.

  No competing firm offer had been made for NetLojix, despite the fact that it had been looking for merger or acquisition partners for more than two years.

  The substantial ongoing expenses incurred by NetLojix as a public reporting company with obligations to file periodic reports with the Securities and Exchange Commission. NetLojix management had estimated that legal, financial and accounting expenses associated with public company status would exceed $100,000 in 2003, not including possible increased expenses as a result of compliance with the Sarbanes-Oxley Act of 2002, the transition from the OTC Bulletin Board to the Nasdaq BBX (or alternatively, to the "pink sheets") or renewal of the Company's director and officer liability insurance.

  Liquidation of NetLojix is not a practicable alternative to the merger given the predominantly service nature of its business. The special committee did not calculate prospective realizable values on liquidation because it believed such values would be substantially below $0.02 and would be dwarfed by the $1.2 million of secured debt outstanding to DTL One, LLC.

  The fact that a large number of the public companies that NetLojix and Farragut determined to be comparable companies have sought bankruptcy protection in the last three years.

            In recommending adoption and approval of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported the procedural fairness of the process under which the merger agreement was negotiated and the procedural fairness of the transaction itself, including, but not limited to, the following:

  The special committee exercised exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and had received advice from its own independent legal and financial advisors.

  Extensive time and attention was devoted to the transaction by the members of the special committee.

  The merger agreement resulted from active and lengthy arm's length negotiations and these negotiations resulted in material improvements in the terms of the originally proposed merger agreement. The Executives agreed to essentially all the changes requested by the special committee and its counsel.

            The special committee also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

  The conflicts of interest of the Executives who will continue after the merger as the sole owners of the common stock of NetLojix.

  The refusal of NAC and the Executives to increase the amount of the merger consideration above the $0.02 per share originally offered.  The special committee noted that NAC and the Executives had informed it that, given the financial condition of NetLojix, their own financial resources, the expenses of the transaction, NetLojix's likely cash demands after closing, and the possibility that the Executives would be required to pay a portion of NetLojix's transaction expenses after the closing, NAC and the Executives could not and would not increase their offer.

  The merger consideration is significantly less than the high sales price of $0.05 per share for the fourth quarter of 2002, and the high sales price of $0.20 per share for the entire year of 2002.  Given NetLojix's worsening financial condition, continuing losses and working capital deficit, the special committee accorded more weight to more recent stock prices.

  The substantial expenses likely to be incurred by NetLojix in connection with the merger, including with respect to the special meeting and the solicitation of proxies for it, in comparison to the aggregate amount of the merger consideration to be paid.  NetLojix estimates the expenses of the transaction to be approximately $150,000.

  The unaffiliated stockholders will lose the opportunity to participate in any future growth of NetLojix, but will also be insulated from any decline in the current value of NetLojix.

  The Executives had declined to have the approval of the merger made subject to the vote of only non-interested stockholders. In evaluating this factor, the special committee considered the rights of dissenting stockholders to seek appraisal of the value of their shares of common stock under Delaware law and the right of NetLojix to terminate the merger agreement if a superior offer is received, subject only to the payment of certain expenses of NAC.

            The special committee did not place substantial weight on prior purchases of NetLojix common stock by the company or its affiliates. NetLojix's only repurchase of its stock in that last two years had been a small purchase at the then current market price of $0.16 per share in December 2001 in connection with changes in its 401(k) plan.  Mr. Papa and Mr. Pisani had each purchased restricted stock from the company at $0.01 per share in April 2001.  Because of the small magnitude and unique nature of these transactions, the special committee did not believe substantial weight was appropriate.

            After taking into account these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Reasons for the Board of Directors' Recommendation

            The board of directors consists of five directors, two of whom served on the special committee and two of whom are the Executives. The fifth director, Mr. Jensen, controls DTL One, LLC, which provides NetLojix's current secured credit facility and which has committed to finance NAC's acquisition of NetLojix's common stock. In reporting to the board of directors regarding its determination and recommendation, the special committee, with its financial advisor participating, advised the other members of the board of directors at the special meeting of the board of directors held on December 28, 2002 to consider and vote upon the merger, on the course of its negotiations with NAC, its review of the merger agreement and the factors it took into account in reaching its determination that the terms of the merger agreement, including the price of $0.02 per share, and the merger are fair to and in the best interests of NetLojix and its unaffiliated stockholders.

            In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered, including Farragut's oral opinion, subsequently confirmed by its written opinion, dated December 28, 2002, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of December 28, 2002, the $0.02 per share cash consideration that was to be received by NetLojix's unaffiliated stockholders in the proposed merger was fair, from a financial point of view to NetLojix's unaffiliated stockholders. In connection with its consideration of the recommendation of the special committee, as part of its determination with respect to the merger, the board of directors adopted the special committee's conclusions, and the analysis underlying such conclusions, as set forth under "Special Factors--Reasons for the Special Committee's Recommendation." Therefore, the board of directors, based in part on the unanimous recommendation of the special committee and the opinion of Farragut, recommends that you vote "FOR" the adoption and approval of the merger agreement and the approval of the merger.

Fairness of the Merger to Stockholders

            The board of directors believes that the merger, the merger agreement and the related transactions are substantively and procedurally fair to, and in the best interests of, the unaffiliated stockholders of NetLojix for all of the reasons set forth above under the heading "Special Factors--Reasons for the Special Committee's Recommendation" even though no disinterested representative, other than the special committee and its legal and financial advisors, was retained to act solely on behalf of the unaffiliated stockholders and no separate vote of NetLojix's unaffiliated stockholders will be conducted. See "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger," "-- Reasons for the Special Committee's Recommendation" and "-- Reasons for the Board of Directors' Recommendation."  In connection with its consideration of the recommendation of the special committee, as part of its determination with respect to the merger, the board of directors adopted the special committee's conclusions, and the analysis underlying such conclusions, as set forth under "Special Factors--Reasons for the Special Committee's Recommendation."

            The board's belief that the proposed transaction is procedurally fair to unaffiliated stockholders is based, among other things, on the following: (i) the board established a special committee, consisting of two independent directors, to evaluate and negotiate the transaction; (ii) the special committee received advice from its own independent legal and financial advisors; (iii) the members of the special committee devoted extensive time and attention to this evaluation and negotiation; (iv) the merger agreement resulted from active arm's length negotiations which resulted in material improvements in the terms of the originally proposed merger agreement from the point of view of unaffiliated stockholders; and (v) dissenting stockholders have the right to seek appraisal of the value of their shares of common stock under Delaware law.

            The board of directors believes that it was not necessary to retain a disinterested representative to negotiate on behalf of the unaffiliated stockholders (other than the special committee's independent legal counsel independent financial advisor) or to structure the merger to require approval of at least a majority of unaffiliated stockholders because:

  the board of directors established a special committee of directors, consisting of directors who are not employees of NetLojix and who will not have any continuing interest in or other relationship with NetLojix as the surviving corporation, to negotiate the terms of the merger;

  the special committee retained an independent financial advisor, who delivered its opinion that the merger consideration was fair to NetLojix stockholders; and

  the merger was approved unanimously by all directors of NetLojix who are not employees of NetLojix and who will not have any continuing interest in or other relationship with NetLojix as the surviving corporation.

            In reaching its conclusions, the board of directors considered it significant that:

  The merger consideration of $0.02 in cash per share was the highest price NAC indicated it was willing to pay following arm's-length negotiations between the special committee and representatives of NAC and also represents a premium over the closing sales price of the NetLojix common stock on the last trading day prior to execution of the merger agreement;

  no member of the special committee has an interest in the proposed merger different from that of NetLojix stockholders and optionholders generally;

  the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with NAC; and

  Farragut was retained to, among other things, advise the special committee as to the fairness, from a financial point of view, of offers received. Farragut reached the conclusion expressed in its written opinion dated December 28, 2002 that, subject to the considerations and limitations set forth in the opinion, the per share consideration of $0.02 is fair, from a financial point of view, to the unaffiliated stockholders of NetLojix.

            The board of directors, based in part on the unanimous recommendation of the special committee, recommends that the stockholders of NetLojix vote in favor of the proposal to adopt and approve the merger agreement. The recommendation of the board of directors was made after consideration of all the material factors, as described above.

Position of the Executives, NAC and Mr. Jensen as to the Fairness of the Merger

            The rules of the Securities and Exchange Commission require the Executives, NAC an Mr. Jensen to express their belief as the fairness of the merger agreement and the proposed merger to NetLojix's unaffiliated stockholders. The Executives and Mr. Jensen were not part of, and did not participate in the deliberations of, the special committee; however, as directors of NetLojix, the Executives and Mr. Jensen participated in the deliberations of the board of directors described above under "Special Factors--Background of the Merger" and "--Reasons for the Board of Directors' Recommendations." Based on their belief regarding the reasonableness of the conclusions and analyses of the special committee and the board of directors, the Executives, NAC and Mr. Jensen adopted the conclusions and analyses of the special committee and the board of directors described above and believe that the $0.02 merger consideration is fair to NetLojix's unaffiliated stockholders. In making this determination, the Executives, NAC and Mr. Jensen considered the following factors:

  The negotiation and deliberation process conducted by the special committee which led to the approval of the merger agreement by the special committee and the board of directors.

  The relationship between the $0.02 price per share to be paid in the merger and the recent and historical market prices of NetLojix's common stock.

  The opinion delivered by Farragut stating that the $0.02 per share consideration to be received by NetLojix's unaffiliated stockholders in the merger was fair, from a financial point of view, to such holders.

  The terms of the merger agreement, including the ability of the board of directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals.

  Under Delaware law, NetLojix stockholders have the right to demand an appraisal by the Delaware Court of Chancery of the "fair value" of their shares, which may be determined to be more or less than the $0.02 per share merger consideration.

            In reaching their determinations as to fairness, neither the Executives, NAC or Mr. Jensen assigned specific weight to particular factors, but rather considered all of the foregoing factors as a whole to support their belief that the merger is fair to the unaffiliated stockholders of NetLojix. This belief, however, should not be construed as a recommendation to stockholders as to how they should vote on the merger.

            In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the merger to NetLojix's unaffiliated stockholders, and the complexity of these matters, the Executives, NAC and Mr. Jensen did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, the Executives, NAC and Mr. Jensen have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

Opinion of Farragut Capital Group, Inc.

            Farragut was retained by the special committee to, among other things, render an opinion as to the fairness, from a financial point of view, of the per share consideration to be received by NetLojix stockholders in connection with the merger. Farragut is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions and private placements.

            On December 9, 2002, NetLojix entered into an engagement agreement with Farragut pursuant to which NetLojix agreed to pay Farragut a non-contingent fee of $15,000 and to reimburse Farragut for all of its approved travel and other out-of-pocket expenses. In addition, NetLojix agreed to indemnify Farragut and its affiliates against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the negligence or willful misconduct of Farragut.

            On December 23, 2002, at a meeting of the special committee, Farragut delivered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the merger is fair to NetLojix's unaffiliated stockholders. On December 28, 2002, Farragut delivered its written opinion that, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be received in the merger is fair to the unaffiliated stockholders, from a financial point of view.

            THE FULL TEXT OF THE WRITTEN OPINION OF FARRAGUT DATED AS OF DECEMBER 28, 2002 IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE (THE "FARRAGUT OPINION"). YOU ARE URGED TO READ THE FARRAGUT OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY FARRAGUT IN RENDERING ITS OPINION. THE SUMMARY OF THE FARRAGUT OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

            The Farragut Opinion is addressed to the board of directors and the special committee and addresses only the fairness from a financial point of view of the consideration to be received by NetLojix common stockholders, other than the Executives and NAC, pursuant to the merger. The Farragut Opinion does not address the merits of NetLojix's underlying decision to engage in the merger. The Farragut Opinion does not constitute, nor should it be construed as, a recommendation as to any action any stockholder of NetLojix should take in connection with the merger.

            In connection with the preparation of the Farragut Opinion, Farragut, among other things:

  reviewed, from a financial point of view, the merger agreement;

  reviewed NetLojix's publicly available financial and operating data;

  reviewed NetLojix's financial analyses and forecasts as supplied by NetLojix's management;

  discussed NetLojix's financial information, business and prospects with NetLojix's senior management;

  reviewed the reported historical and recent market prices and trading volumes of NetLojix common stock; and

  reviewed the financial terms, to the extent publicly available, of certain other acquisition transactions deemed comparable.

            Farragut arrived at its conclusion that the consideration to be received in the merger is fair to the unaffiliated stockholders, from a financial point of view, based on the following analysis:

  Farragut compared NetLojix's revenues, earnings per share, capital expenditures, gross margin, operating margin, return on assets, return on investment, return on equity and revenue per employee with averages for (i) all companies on the Standard & Poor's 500 Index, (ii) all companies in the MultexInvestor Technology Sector index, and (iii) all companies in the MultexInvestor Computer Services Industry index, and determined that NetLojix was significantly below the averages on essentially all of the items.

  Farragut noted that NetLojix's financial results had declined significantly during the previous two years and that there were significant prospects for revenue reductions in all three of NetLojix's business segments in the immediate future.  Farragut also noted that numerous technology publications and surveys have indicated that corporate budgets for information technology outsourcing are likely to continue to be constrained for the remainder of 2003.

  Farragut selected four public companies that it deemed to be comparable to NetLojix. These companies are Internap Network Services Corporation, Cybertel Communications Corporation, Pac-West Telecomm, Inc. and COMC, Inc.   The comparable companies all provide communications, Internet or computer services to small and medium sized enterprises.

  Farragut reviewed the revenues, earnings, debt, cash, book value and other financial benchmarks of the comparable companies and NetLojix and correlated these with the companies' respective stock prices and recent trading histories.

  Farragut also compared the stock price performance of the comparable companies and NetLojix over the prior one month and six month periods and determined that NetLojix had performed the poorest.

  Farragut compared the proposed merger consideration of $0.02 per share with NetLojix's recent trading prices and determined that the proposed merger consideration was greater than the then-current five trading day average, ten trading day average and one month average, but was less than NetLojix's three month average, six month average and 52 week high.

  Finally, Farragut noted that a number of other companies that it would have deemed comparable to NetLojix (or who had been identified as potential merger partners) had declared bankruptcy in the prior two years.  These companies included Convergent Communications, Applied Theory Corporation, STAR Telecommunications, CTC Communications and ICG Communications.

            In preparing the Farragut Opinion, Farragut assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it, or publicly available. Farragut did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of NetLojix nor was it furnished with any such independent evaluation or appraisal. In addition, Farragut has not assumed any obligation to conduct any physical inspection of the properties or facilities of NetLojix. With respect to the financial analyses and forecasts furnished to or discussed with Farragut by NetLojix, Farragut has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of NetLojix's management as to the expected future financial performance of NetLojix. Farragut expresses no opinion as to such financial analyses and forecasts or the assumptions on which they were based. In connection with the preparation of its opinion, Farragut was not authorized by NetLojix, the special committee or the board of directors to solicit, nor has Farragut solicited third-party indications of interest for the acquisition of all or any part of NetLojix. Farragut's opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to Farragut, as of the date of the opinion. In accordance with customary investment banking practice, Farragut employed generally accepted valuation methods in reaching the opinions expressed in the Farragut Opinion.

            The summary set forth above does not purport to be a complete description of the analysis presented by Farragut. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Farragut believes that selecting any portion of its analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Farragut's opinion. In arriving at its opinion, Farragut considered the results of all such analyses. The analyses performed by Farragut are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which NetLojix might actually be sold or the prices at which NetLojix shares may trade at any time in the future. Such analyses were prepared solely for the purposes of Farragut providing its opinion to the special committee as to the fairness, from a financial point of view, of the merger consideration to be received by holders of NetLojix shares in the merger, other than the Executives. Analyses based upon projections or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Farragut, NetLojix, NAC or any other person assumes responsibility if future results or actual values are materially different from those projected. The foregoing summary does not purport to be a complete description of the analysis performed by Farragut and is qualified by reference to the written opinion dated as of December 28, 2002 of Farragut as attached as Appendix B hereto. In addition, Farragut may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Farragut's view of the actual value of NetLojix.

Purpose and Structure of the Merger

            For NetLojix, the purpose of the merger is to allow NetLojix stockholders to realize the liquidity in their investment. The board of directors believes that NetLojix has not been able to realize fully the benefits of public company status. The reasons for their belief include:

  the limited ability of NetLojix's stockholders to sell their stock quickly at the current market price due to the low trading volume.  The average trading volume of NetLojix common stock during 2002 was approximately 13,000 shares per day.  This is a decrease from approximately 33,000 shares per day during 2001 and approximately 130,000 shares per day during 2000.

  the delisting of NetLojix common stock from The Nasdaq SmallCap Market in June 2001.

  the board's perception that the price of the common stock on the public market will not accurately reflect any future improvement in NetLojix's performance due to NetLojix's small market capitalization, limited public float, lack of research coverage from securities analysts and relatively small revenues.

At the same time, public company status has imposed a number of limitations on NetLojix and its management in conducting NetLojix's operations. These limitations include the costs and time associated with public company reporting obligations and the short-term focus on quarter-to-quarter performance goals to meet expectations of the public markets. Accordingly, one of the purposes of the merger is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance and to be able to pursue opportunities that NetLojix could not previously pursue because of its duties to the public stockholders. Further, the merger is intended to enable NetLojix to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

            These limitations on NetLojix's ability to realize fully the benefits of public company, and the related costs of remaining a public company, have existed for a number of years.  As noted above under "Special Factors - Background of the Merger," the board of directors first authorized NetLojix to engage Kaufman Bros. to identify and solicit potential buyers or merger partners for NetLojix in January 2000.  However, the reasons for engaging in the merger have become more pronounced since that time as a result of the decline in the common stock's trading volume and the delisting from Nasdaq, NetLojix's deteriorating financial condition, and the lack of interest in NetLojix by any unaffiliated buyers or merger partners.  As a result, the Executives made their offer with respect to the merger, and the board concluded that accepting that offer was the only way to preserve any value for the unaffiliated stockholders.

            NAC believes that NetLojix's best hope of surviving is as a privately-held company.  As a private company, NetLojix can eliminate its auditing costs, its legal fees relating to reporting company compliance and its directors and officers liability insurance costs. With the Executives as the sole owners of NetLojix's common stock, the Executives believe that NetLojix will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. The Executives would also be free to engage in higher risk transactions, with the prospect of higher reward, than would be prudent for public stockholders.

            The transaction has been structured as a cash merger in which NetLojix will be the surviving corporation and will acquire for cash all shares of NetLojix common stock (other than shares held by NetLojix as treasury shares, shares held by stockholders who perfect their appraisal rights and shares held by the Executives and/or NAC). This will preserve NetLojix's identity, goodwill and existing contractual arrangements with third parties. NetLojix's purpose in submitting the merger to the vote of its stockholders with a favorable recommendation at this time is to allow the stockholders an opportunity to receive a cash payment at a fair price, to provide a prompt and orderly transfer of ownership of NetLojix to NAC and to provide the public stockholders with cash for all of their shares of NetLojix common stock.

Effects of the Merger

            Upon consummation of the merger, NetLojix will be a privately held corporation. Its common stock will be wholly owned by the Executives, and its Series A preferred stock will be wholly owned by the two existing Series A holders. The current stockholders of NetLojix, other than the Executives and the current Series A holders, will cease to have ownership interests in NetLojix or rights as NetLojix stockholders and will not benefit from any continuing operations or growth of NetLojix, or any transactions in which NetLojix may be involved in the future. The common stockholders of NetLojix other than the Executives will be entitled to receive $0.02 in cash for each share of NetLojix common stock which they own. The Executives have agreed to contribute their respective shares of NetLojix common stock to NAC prior to the effective time of the merger in exchange for shares of NAC common stock. As a result of the merger, each share of NAC common stock outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of NetLojix as the surviving corporation. Each of the Executives will own 50% of the outstanding shares of common stock of NetLojix as the surviving corporation.

            Also upon consummation of the merger, the currently outstanding shares of NetLojix's Series A preferred stock will be converted into new shares of Series A preferred stock.  As a result of this conversion, the dividend rate on the shares will be reduced from 8% to 3% and the aggregate liquidation preference on the shares will be reduced from $846,000 to $250,000.  However, the preferred shares will represent a much larger ownership interest in NetLojix and will enjoy certain new redemption features.  See "The Merger Agreement - Conversion of NetLojix Preferred Stock."

            As a result of the merger, NetLojix will be a privately held corporation, and there will be no public market for its common stock. After the merger, shares of NetLojix common stock will cease to be traded on the OTC Bulletin Board, and price quotations of shares of NetLojix common stock in the public market will no longer be available. In addition, registration of NetLojix common stock under the Exchange Act, as amended, will be terminated. This termination will make most provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholders' meetings and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002 no longer applicable to NetLojix. Accordingly, after the effective time of the merger, NetLojix will no longer be required to file periodic reports with the Securities and Exchange Commission.

            At the effective time of the merger:

  Anthony E. Papa and James P. Pisani will become the sole directors of NetLojix as the surviving corporation;

  the officers of NetLojix immediately prior to the effective time of the merger will become the initial officers of NetLojix as the surviving corporation; and

  NAC's certificate of incorporation and bylaws, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of NetLojix as the surviving corporation.

            It is expected that, upon consummation of the merger, the operations of NetLojix will be conducted substantially as they currently are being conducted. NetLojix and NAC do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving NetLojix's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, NetLojix as the surviving corporation, will continue to evaluate NetLojix's business and operations after the merger and may develop new plans and proposals that NetLojix considers to be in the best interests of NetLojix and its then current stockholders.  The Executives have indicated to Constellation Partners, LLC that they are willing to enter into discussions with Constellation regarding the possible sale of NetLojix's remaining New York IT business.

            See "Summary Term Sheet," "Questions and Answers About the Merger," "Special Factors--Interests of the Executives; Appointment of Special Committee," "--Risks That The Merger Will Not Be Completed" and "--Estimated Fees and Expenses of The Merger."

NAC's Financing of the Merger

            NAC's source of funds to pay substantially all of the merger consideration is DTL One, LLC ("DTL"), an entity affiliated with Jeffrey J. Jensen, who is a member of NetLojix's board of directors.   DTL has committed, subject to the terms and conditions set forth in the merger agreement, to provide up to $300,000 to NAC in connection with the merger. The Executives have committed to provide up to $100,000 to NAC to pay NAC's expenses.  Under the merger agreement, NetLojix is to pay its own expenses.  However, given NetLojix's current cash flow situation, some portion of the funds provided by DTL and the Executives may be used to pay NetLojix's expenses if necessary to complete the merger.

            DTL is NetLojix's current secured lender.  As of March 31, 2002, NetLojix owed DTL approximately $1,200,000 pursuant to its secured loan agreement. If NAC successfully completes the merger, then the amount it borrows from DTL will be combined with the balance then outstanding under the NetLojix loan, and the resulting amount will be amortized over a five-year period commencing on the closing date of the merger.  If NAC does not successfully complete the merger before June 30, 2003, then the amount NAC owes DTL will be payable on the earlier of (i) ten days after NAC terminates its attempts to close the merger, or (ii) June 30, 2003.  NAC will pay interest on all owed to DTL at a rate of 7% initially, but rising to 10% over the repayment term.

            DTL agreed to lend funds to NAC as a result of the Executives' request to Mr. Jensen.  Mr. Jensen has contributed his personal funds to DTL in order to enable it to make the loan to NAC.  Given NetLojix's deteriorating financial condition and lack of other financing options, Mr. Jensen concluded that the likelihood of NetLojix repaying the existing DTL loan would increase if NetLojix no longer had to pay the legal, financial and accounting expenses associated with public company status.  In addition, Mr. Jensen agreed with the Executives' belief that NetLojix's status as a public company is impeding possible equity and debt financing that could enhance NetLojix's ability to repay the DTL loan.  Finally, the merger would allow Mr. Jensen to liquidate his entire holdings of NetLojix stock for the merger consideration of $0.02 per share, which is not currently practicable given the small trading volume.

Risks That The Merger Will Not Be Completed

            Completion of the merger is subject to certain risks, including, but not limited to, the following:

  that the merger agreement will not be adopted and approved by the holders of a majority of the outstanding shares of NetLojix common stock held by stockholders;

  that the holders of more than 10% of the outstanding shares of NetLojix common stock exercise their appraisal rights;

  that NetLojix or NAC will not have performed, in all material respects, their obligations contained in the merger agreement prior to the effective time of the merger;

  that there may be litigation that could prevent the merger.

            As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if our stockholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, the Executives, under the direction of the board of directors, will continue to manage NetLojix as an ongoing business. If the merger is not completed, depending on the circumstances, NetLojix may be required to reimburse certain expenses of NAC. See "Special Factors--Estimated Fees and Expenses of the Merger."

Interests of the Executives; Appointment of Special Committee

            The Special Committee

            In considering the recommendation of the board of directors, NetLojix stockholders should be aware that the Executives have interests different from NetLojix stockholders generally. As a result of this conflict of interest, the board of directors appointed the special committee, consisting of independent directors who are not officers or employees of NetLojix and who have no financial interest in the merger different from NetLojix stockholders generally. The special committee was appointed to evaluate, negotiate and, if appropriate, recommend the merger agreement and to evaluate whether the merger is in the best interests of NetLojix stockholders. The special committee was aware of the differing interests between the Executives and NetLojix stockholders generally, and considered such differing interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be adopted and approved.

            Employment Contracts and Termination of Employment and Change-in-Control Arrangements

            NetLojix is party to employment agreements dated as of September 10, 2001, with each of Mr. Papa and Mr. Pisani. The current term of each agreement continues until April 1, 2006, but will be automatically extended for additional one-year periods unless NetLojix notifies the Executive at least two years in advance of the expiration of the then-current term. Each agreement provides that the Executive will receive a base salary, currently $255,955 per year, which will increase by a minimum of three percent during each year of the term. In addition to these base salaries, the Executives may be entitled to receive bonuses based on the financial performance of NetLojix and the accomplishment by NetLojix of other business objectives.

            The agreements may be terminated by NetLojix either for cause or without cause. If NetLojix terminates an agreement without cause, it must continue to pay the Executive his base salary for a period of 18 months after termination together with any bonuses relating to the year in which the termination takes place. The Executive may terminate the agreement, without cause, upon 120 days notice to NetLojix; no payments by NetLojix are required in that event. If a change in control of NetLojix (as defined in the Amended 1998 Stock Incentive Plan) occurs, the Executive will have a limited right to terminate his employment without cause, and NetLojix will be required to pay him his base salary for a period of one year after termination together with any bonuses relating to the year in which the termination takes place.

            Mr. Papa and Mr. Pisani have each agreed to defer payment of certain bonus and salary amounts.  As of March 31, 2003, NetLojix owed Mr. Papa and Mr. Pisani a total of $252,790 under these deferred arrangements.

            Executive Officers and Directors of the Surviving Corporation

            The merger agreement provides that the current officers of NetLojix will continue as the initial officers of NetLojix as the surviving corporation until their respective successors are duly elected or appointed and qualified. The executive officers of NetLojix that are expected to remain officers of NetLojix following completion of the merger are Anthony E. Papa, chairman and chief executive officer; James P. Pisani, president, chief operating officer and secretary; and Gregory J. Wilson, treasurer, controller and chief accounting officer. Mr. Papa and Mr. Pisani will be the sole directors of NetLojix as the surviving corporation. The members of the special committee, both of whom are current directors of NetLojix, will not serve as directors of NetLojix as the surviving corporation.

            Merger Consideration to be Received by the Executives

            The Executives have agreed to contribute, prior to the effective time of the merger, their respective shares of NetLojix common stock to NAC in exchange for shares of NAC common stock. Pursuant to the terms of the merger agreement, all NetLojix shares held by NAC at the effective time of the merger will be cancelled without any payment therefor, and the shares of NAC's common stock will be converted into shares of NetLojix common stock. In the event either of the Executives do not contribute their respective shares of NetLojix common stock to NAC, such members will be entitled to receive $0.02 per share for each share of NetLojix common stock held by him or her upon completion of the merger.

            Merger Consideration to be Received by Directors and Executive Officers of NetLojix other than the Executives

            The directors and executive officers of NetLojix other than the Executives will be entitled to receive $0.02 per share of NetLojix common stock held by them upon completion of the merger. As of the record date, none of the directors of NetLojix other than the Executives and Mr. Jensen own any NetLojix common stock.

Continuing Equity Interests of the Executives

            Immediately following the merger, the common stock of NetLojix as the surviving corporation will be owned solely by the Executives.  Mr. Papa will own 50% and Mr. Pisani will own 50%.

Indemnification and Insurance

            Article VIII of NetLojix's certificate of incorporation eliminates the personal liability of NetLojix's directors to NetLojix or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to NetLojix or its stockholders).   Article VI of NetLojix's bylaws requires NetLojix to indemnify its current and former directors and officers to the fullest extent permitted by Delaware law.

            NetLojix currently maintains director and officer liability insurance.   NetLojix does not know whether it can maintain this insurance after the expiration of the current policy in 2004 because of the likely increase in premium expense and the possibility that its current insurer will not renew the policy.

Estimated Fees and Expenses Of The Merger

            Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "The Merger Agreement--Termination Fee; Expense Reimbursement," NetLojix will reimburse NAC for its out-of-pocket expenses incurred in connection with the merger.

            We estimate NetLojix's fees and expenses with respect to the merger at this time to be as follows:

Description	Amount
Filing fees - Securities and Exchange Commission	$ 28
Legal, accounting and financial advisors' fees and expenses	$100,000
Printing, mailing and solicitation costs	$ 10,000
Paying agent expenses	$ 13,000
Miscellaneous expenses	$ 27,000
Total	$150,000

Approximately $260,000 will be required to pay the aggregate cash to be received by NetLojix's stockholders (other than the Executives and NAC). These expenses will not reduce the merger consideration to be received by NetLojix stockholders.

Material U.S. Federal Income Tax Consequences

            Upon completion of the merger, each outstanding share of NetLojix common stock (other than shares of NetLojix common stock held by NAC, the Executives or NetLojix, or shares subject to properly exercised appraisal rights) will be automatically converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes.

            The following discussion is a summary of the principal United States Federal income tax consequences of the merger to non-dissenting stockholders whose shares are surrendered pursuant to the merger. This summary does not purport to be comprehensive; it does not describe all potentially relevant tax considerations. The discussion applies only to stockholders in whose hands shares of NetLojix common stock are capital assets, and may not apply to shares of NetLojix common stock received pursuant to the exercise of stock options or otherwise as compensation, or to stockholders who are neither citizens nor residents of the United States or to stockholders who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code").

            The material United States Federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, stockholders are urged to consult their own tax advisor to determine the applicability of the rules discussed below to them and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

            The actual or constructive receipt of cash pursuant to the merger will be a taxable transaction for Federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for Federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount realized by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of NetLojix common stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the effective date of the merger, the shares of NetLojix common stock were held for more than twelve months. There are limitations on the deductibility of capital losses.

            Payments in connection with the merger may be subject to 'backup withholding' at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

            NetLojix urges you to consult your tax advisor to determine particular U.S. Federal, state, local or foreign income or other tax consequences of the merger.

            NAC will not recognize a gain or loss for United States Federal tax purposes as a result of the merger.

            NetLojix will not recognize gain or loss for United States Federal income tax purposes as a result of the merger. At December 31, 2002, NetLojix had net operating loss carryforwards for federal tax purposes of approximately $14.7 million, which were available on a limited basis to offset future federal taxable income, if any, through 2022.  Because the merger will result in a greater than 50% change in ownership, only approximately $13,000 per year in net operating loss carryforwards will be available to offset NetLojix's taxable income after the merger.

Anticipated Accounting Treatment of Merger

            For U.S. accounting purposes, the merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among NetLojix's consolidated assets and liabilities based upon the fair value of the assets acquired and liabilities assumed.

Certain Regulatory Matters

            NetLojix and NAC do not believe that any governmental filings are required with respect to the merger other than (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, and (ii) filings with the Securities and Exchange Commission.  After the closing of the merger, NetLojix may be required to make filings with the Federal Communications Commission and the public service commissions of the various states. NetLojix and NAC do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Appraisal Rights

            Under Delaware law, if you do not wish to accept $0.02 per share in cash as provided in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law to perfect their rights. A copy of Section 262 is attached as Appendix C.

            Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger.

            If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

  You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger agreement. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  You must not vote in favor of the merger agreement at the special meeting. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

  You must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

            If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the merger consideration for any shares of NetLojix common stock you hold as of the effective time as provided for in the merger agreement but you will have no appraisal rights for your shares of NetLojix common stock.

            All demands for appraisal should be addressed to the Secretary, NetLojix Communications, Inc., 501 Bath Street, Santa Barbara, California 93101before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of NetLojix common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

            To be effective, a demand for appraisal by a holder of NetLojix common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

            If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

            If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

            Within ten days after the effective time of the merger, NetLojix must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. Within 120 days after the effective time of the merger, either NetLojix or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from NetLojix during this 120-day period a statement setting forth (a) the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received, and (b) the aggregate number of holders of such shares. We have been informed that NetLojix does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

            Under the merger agreement, NetLojix has agreed to give NAC prompt notice of any demands for appraisal received by NetLojix. In addition, a condition to the completion of the merger requires holders of no more than 10% of the total number of outstanding shares of NetLojix common stock request to exercise their appraisal rights. NAC has the right to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware law. NetLojix will not, except with the prior written consent of NAC, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

            At any time within 60 days after the effective time of the merger any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept $0.02 per share for his or her shares of NetLojix common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to NetLojix, NetLojix then will be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and who have not reached an agreement with NetLojix as to the value of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with such directions, the Chancery Court may dismiss the proceedings as to such stockholder.

            After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

            In determining fair value, the Chancery Court is required to take into account all relevant factors. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF THE SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE $0.02 PER SHARE YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

            Costs of the appraisal proceeding may be imposed upon NetLojix and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

            Any stockholder who demands appraisal rights will not, after the effective time, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the $0.02 per share merger consideration for shares of his or her NetLojix common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation.

            IN VIEW OF THE COMPLEXITY OF SECTION 262, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

            The foregoing is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262. If you wish to consider exercising your appraisal rights you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

THE MERGER AGREEMENT

            The following describes the material terms of the merger agreement. A complete copy of the merger agreement appears as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the entire merger agreement carefully.

The Merger

            The merger agreement provides that, subject to the conditions summarized below, NAC will merge with and into NetLojix. Upon consummation of the merger, NAC will cease to exist and NetLojix will continue as the surviving corporation.

Effective Time of Merger

            The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as is specified in the certificate of merger. This time is referred to as the "effective time." NetLojix and NAC have agreed to file the certificate of merger no later than 5 business days following satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Certificate of Incorporation, Bylaws and Directors and Officers of NetLojix as the Surviving Corporation

            When the merger is completed:

  the certificate of incorporation of NAC as in effect immediately prior to the effective time will be the certificate of incorporation of NetLojix as the surviving corporation;

  the by-laws of NAC as in effect immediately prior to the effective time will be the by-laws of NetLojix as the surviving corporation;

  the directors of NAC immediately prior to the effective time will become the directors of NetLojix as the surviving corporation; and

  the officers of NetLojix immediately prior to the effective time will be the initial officers of NetLojix as the surviving corporation.

Conversion of NetLojix Common Stock

            At the effective time, each outstanding share of NetLojix common stock will automatically be converted into and represent the right to receive $0.02 in cash, without interest and less any applicable withholding taxes, except for:

  shares of NetLojix common stock held by NetLojix in treasury and shares of NetLojix common stock held by NAC or the Executives, all of which will be cancelled without any payment therefore; and

  shares held by stockholders seeking appraisal rights in accordance with Delaware law.

            At the effective time, each outstanding share of common stock of NAC will be converted into and exchanged for one fully paid and non-assessable share of common stock of NetLojix as the surviving corporation.

Conversion of NetLojix Preferred Stock

        At the effective time, each outstanding share of NetLojix Series A preferred stock will automatically be converted into one share of the new Series A preferred stock of NetLojix as the surviving corporation in the merger.  The new preferred shares will have essentially the same rights, preferences and privileges as the current preferred shares, except that:

  the shares of the new preferred stock will represent not less than five percent of the total number of shares of common stock and preferred stock of NetLojix outstanding immediately after the Merger (they currently represent less than 1%);

  the dividend rate on the preferred will be reduced from 8% to 3%, and the accrued dividends on the preferred stock will be waived;

  the liquidation preference per share will be reduced from $4.00 to $1.70; and

  the shares will no longer be redeemable at the option of NetLojix, but will instead be redeemable at the option of the holder at a redemption price equal to their liquidation preference beginning three years after the closing of the merger.

Payment for Shares

            Prior to the effective time of the merger, NAC will deposit with the paying agent, U.S. Stock Transfer Corporation, sufficient funds to pay the merger consideration. As soon as reasonably practicable after the effective time of the merger, NetLojix, as the surviving corporation, will cause to be mailed to each record holder of shares of NetLojix common stock immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

            Stockholders of NetLojix should not forward stock certificates to the paying agent until they have received the letter of transmittal.

            Each of our stockholders (other than the Executives, NAC or holders seeking appraisal rights) will be entitled to receive $0.02 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If a share certificate has been lost, stolen or destroyed, the holder of such certificate is required to make an affidavit of that fact and to give to NetLojix, as the surviving corporation, and the paying agent an affidavit of loss and indemnity bond before any payment of the merger consideration will be made to such holder. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed or otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer or other taxes that may be required to the satisfaction of the paying agent. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

            At any time following the date that is six months after the effective time of the merger, NetLojix, as the surviving corporation, will be entitled to require the paying agent to deliver to it all cash and documents in its possession, which have been deposited with the paying agent and which have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares of NetLojix common stock outstanding before the effective time will surrender their certificates to NetLojix as the surviving corporation and will be entitled to look only to NetLojix as the surviving corporation and only as general creditors of the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Neither NetLojix as the surviving corporation nor the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

            At the effective time, the stock transfer books of NetLojix will be closed and there will be no further transfers on the records of NetLojix as the surviving corporation, or its transfer agent of certificates representing shares of NetLojix common stock outstanding before the effective time and any such certificates presented to NetLojix as the surviving corporation for transfer, will be cancelled. From and after the effective time, the holders of share certificates representing shares of NetLojix's common stock before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

Treatment of Stock Options

            NetLojix has accelerated the exercisability of these options so that they will all be fully exercisable from the date of this proxy statement until the effective time of the merger or the termination of the merger agreement, if the merger is not completed.  All of these options will be cancelled at the effective time of the merger without any payment or other consideration.

NetLojix Special Meeting

            NetLojix has agreed to duly notice and convene as promptly as practicable a special meeting of its stockholders for the purpose of voting upon the approval of the merger agreement and the merger (and the transactions contemplated by the merger agreement and the merger). NetLojix (through the NetLojix board of directors) has agreed to recommend to NetLojix stockholders the approval of the merger agreement and the merger; and use its best efforts to solicit the vote of the holders of a majority of the outstanding NetLojix common stock in favor of approval of the merger agreement; provided, however, that NetLojix's board of directors may withdraw, modify or change such recommendation if failure to take such action would be contrary to their fiduciary obligations as board members under applicable law.

Representations and Warranties

            Representations and Warranties of NetLojix.  The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by NetLojix to NAC, subject to identified exceptions, qualifications and limitations, relating to, among other things:

  NetLojix's and its subsidiaries due organization, valid existence, good standing and requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted;

  the capitalization of NetLojix;

  the authorization, execution, delivery and enforceability of the merger agreement;

  the absence of any conflicts between the merger agreement and NetLojix's certificate of incorporation and bylaws, and any applicable laws or material contracts or agreements;

  the absence of consents, approvals, authorizations or permits of governmental authorities, except those specified in the merger agreement, required for NetLojix to complete the merger;

  compliance with applicable Federal, state, local, or foreign statutes, orders, judgments, decrees, laws, rules, regulations or ordinances;

  the adequacy and accuracy of filings made by NetLojix with the Securities and Exchange Commission;

  the conduct of NetLojix's business in the ordinary course and the absence of material changes in NetLojix's business since September 30, 2002;

  the absence of any action, claim, suit, investigation or proceeding actually pending or threatened against NetLojix or its subsidiaries that if adversely determined, would, individually or in the aggregate, be reasonably expected to have a material adverse effect on NetLojix's business or results of operations, except for those disclosed in NetLojix's reports filed with the Securities and Exchange Commission.

  the inapplicability of Delaware anti-takeover laws to the merger and the merger agreement;

  the absence of undisclosed brokers', finders' or other fees or commissions fees; and

  the receipt by the special committee of NetLojix's board of directors of the fairness opinion of Farragut.

            Representations and Warranties of NAC . The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by NAC to NetLojix, subject to identified exceptions, qualifications and limitations, relating to, among other things:

  the due organization, valid existence, good standing and requisite corporate power and authority of NAC to own, lease and operate its assets and properties and to carry on its business as it is now being conducted;

  the authorization, execution, delivery and enforceability of the merger agreement;

  the absence of any conflicts between the merger agreement and NAC's certificate of incorporation or bylaws, any applicable law or material contracts or agreements;

  the financing commitment from DTL; and

  the absence of undisclosed brokers', finders' or other fees or commissions fees.

Conduct of Business Pending the Merger

            The merger agreement provides that, until the effective time, NetLojix will conduct its business in the ordinary course consistent with past practices and use its best efforts to preserve its business and to preserve the goodwill of customers, suppliers and others having business relations with NetLojix.

Solicitation

            NetLojix has agreed that until the earlier of the effective time of the merger or the termination of the merger agreement, it and its affiliates and employees will not:

  solicit, initiate or encourage any offer or engage in any discussions or negotiations concerning any sale of the business, assets or capital stock of NetLojix or any material part thereof, or any merger, reorganization or similar business combination or transaction;

  furnish any information with respect to NetLojix or the business to any person in connection with any such offer or transaction;

            Notwithstanding the foregoing, the merger agreement provides that NetLojix may consider and facilitate an inquiry, offer, or proposal, not solicited by NetLojix, relating to the possible sale or other disposition of NetLojix's business, assets or capital stock or a merger, reorganization or similar business combination or transaction if and to the extent that the board of directors determines in good faith after consultation with a financial advisor and counsel that failure to consider such inquiry, offer or proposal could reasonably be expected to constitute a breach of the board's fiduciary duties to the stockholders of NetLojix.

            NetLojix has agreed to advise NAC promptly after receipt of any offer or inquiry related to NetLojix that is made by any person prior to the effective time of the merger. NetLojix has agreed to keep NAC fully informed with respect to the status of any such proposal.

Conditions to the Merger

            Conditions to Each Party's Obligation

            The obligations of NetLojix and NAC to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of certain conditions, including the following:

  the absence of any law, order or injunction that prohibits the completion of the merger;

  the merger and the merger agreement shall have been adopted and approved by the holders of a majority of the outstanding shares of NetLojix common stock and a majority of the outstanding shares of NetLojix Series A preferred stock; and

  the Farragut Opinion shall not have been withdrawn.

            Conditions to NAC's Obligation

            The obligations of NAC to complete the merger are subject to the satisfaction, or waiver by NAC, on or prior to the effective time of certain additional conditions, including the following:

  NetLojix shall have performed in all material respects its agreements and covenants contained in or contemplated by the merger agreement required to be performed at or prior to the effective time of the merger;

  the representations and warranties made by NetLojix in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger;

  there shall not have occurred an event that could reasonably be expected to have a material adverse effect on NetLojix;

  holders of not more than 10% of the outstanding shares of NetLojix common stock shall have asserted appraisal rights under Delaware law in connection with the merger, and no holders of the Series A preferred stock shall have asserted such appraisal rights;

  NAC must have received a certificate signed by an officer of NetLojix as to compliance with the conditions specified in the immediately preceding paragraphs.

            Conditions to NetLojix's Obligation

            The obligation of NetLojix to effect the merger is subject to the satisfaction, or waiver by NetLojix, on or prior to the effective time, of certain additional conditions, including the following:

  NAC shall have performed in all material respects its agreements and covenants contained in or contemplated by the merger agreement required to be performed at or prior to the effective time of the merger;

  the representations and warranties made by NAC in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger;

  NetLojix must have received a certificate signed by the president of NAC as to compliance with the conditions specified in the immediately preceding paragraphs;

Termination of the Merger Agreement

            The merger agreement may be terminated before the effective time of the merger, whether before or after the stockholders of NetLojix have approved and adopted the merger agreement, if:

  both parties agree by mutual written consent;

  by either NetLojix or NAC if the merger is not completed on or before June 30, 2003;

  by either NetLojix or NAC, if the other party materially breaches any of its representations, warranties or covenants required to be performed by it under the merger agreement, and such breach or failure is not cured within a 10-day period following notice of the breach;

  by NetLojix, if it receives an unsolicited acquisition proposal from a third party and the board of directors determines in good faith after consultation with a financial advisor and counsel that failure to consummate such unsolicited acquisition proposal could reasonably be expected to constitute a breach of the board's fiduciary duties to the stockholders of NetLojix.

            Generally, if the merger agreement is terminated, other than as described below, there will be no liability on the part of either NAC or NetLojix.  If the agreement is terminated as a result of a material breach by a party, that party will be liable to the non-breaching party.  If the merger agreement is terminated by NetLojix because of its decision to accept an unsolicited acquisition proposal from a third party, then NetLojix will reimburse NAC for all of its expenses actually incurred in connection with the negotiation, preparation and performance of the merger agreement.

Expenses of the Parties

            Except for the reimbursement of expenses to NAC in the event of termination of this merger agreement as described above, each of NetLojix and NAC are responsible for their own fees and expenses incurred in connection with the solicitation of proxies in connection with the merger, including the fees and expenses associated with the preparation of this proxy statement.

Amendments

            The merger agreement may be amended by the parties to the merger agreement pursuant to action of the respective board of directors, at any time before or after approval of the merger agreement by the stockholders of NAC and NetLojix and prior to the effective time of the merger; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  NetLojix and NAC have agreed to extend the termination date in the merger agreement from March 31, 2003, to June 30, 2003.  No other changes have been made to the terms of the merger agreement.

INFORMATION ABOUT NETLOJIX

BACKGROUND

General

            NetLojix is a provider of network and hosting infrastructure, web application development and technology support services.  We provide single-source enterprise-wide solutions integrating our complete portfolio of broadband connectivity, hosting, co-location, web application development, help desk services, system integration, maintenance and voice connectivity.  Our network infrastructure and Internet hosting platform employ proprietary as well as existing technologies that enable our customers to outsource their eBusiness initiatives including hosting, co-location, transaction management, bandwidth, data storage, and security.

            Our support teams provide design, implementation and management of wide area networks (WANs), local area networks (LANs) and electronic commerce or eBusiness solutions, including frame relay, digital subscriber line (DSL), Internet-based virtual private networks (iVPN), as well as managed infrastructure services in our data center.  We offer these services on a stand-alone basis or bundled as part of a total, enterprise-wide solution.   We believe that businesses will continue to outsource more of their network infrastructure, systems, server management and system support to companies like NetLojix.  Our strategy is to establish NetLojix as an industry leader of hosting and total network and technology management for the business market by providing a complete, enterprise-wide solution and positioning NetLojix as our customers' "Technology Partner".

History

            The company now known as NetLojix was incorporated on October 31, 1981.  Prior to October 23, 1996, NetLojix conducted operations under the name "Hi, Tiger International, Inc."  On October 23, 1996, Hi, Tiger International, Inc. acquired AvTel Holdings, Inc., a California corporation. We changed our name to "AvTel Communications, Inc." and changed our board of directors and executive management.  As a result of the acquisition, we began to change our focus and direction.  In the intervening years, we have developed a sales and operational strategy to position us as an eBusiness enabler providing advanced Internet, data and voice connectivity, technical support and application hosting services to the business market.  To reflect these changes, we changed our name to NetLojix Communications, Inc. on September 15, 1999.  We now categorize our sources of revenue into three areas: network connectivity, technical support and application development and hosting.  We have made additional acquisitions and dispositions in each of these areas.  These acquisitions are identified below:

Network Connectivity

  In November 1996, we acquired Silicon Beach Communications, Inc., a provider of Internet services application development and hosting services based in Santa Barbara, California.

  In February 1997, we acquired WestNet Communications, Inc., a Ventura, California Internet service provider. Following the completion of this acquisition, we began to integrate the customer bases, network facilities and other operations of Silicon Beach Communications and WestNet Communications in order to achieve efficiencies and economies of scale.

  On December 1, 1997, we acquired Matrix Telecom. At the time of the acquisition, Matrix Telecom was a provider of long distance telephone services to both business and residential customers. (See "Acquisition of Matrix Telecom", below).  This acquisition provided us with certain carrier agreements, regulatory approvals, licenses, provisioning capabilities and an expanded customer base.  Subsequent to the acquisition, we realigned Matrix Telecom to include only residential customers.  On November 30, 1999, we sold Matrix Telecom, representing our entire residential customer base. (See "Sale of Matrix Telecom", below).

Technical Support Services

  In November 1998, we acquired Remote Lojix/ PCSI, Inc., a privately held corporation based in NY, which provides system integration and local area network services to corporate customers primarily in the eastern United States. This acquisition provided us with the necessary sales, technical resources and service capabilities to initiate our strategy to provide technical support services to our existing and new customers.

  In August 2000, we acquired Smith Technology Solutions, Inc., a privately held corporation based in Northern California, which provides technical support services to corporate customers, primarily in California. Subsequent to December 31, 2002, we ceased operations at STS and transferred STS's customers and certain other assets to Dewayne Cornelious, the former general manager of STS.

  In September 2000, we acquired CW Electronic Enterprises, Inc., a privately held corporation based in Chicago, which provides technical support services to corporate customers, primarily in Illinois.

  In September 2001, we sold a portion of the New York technical support services business (consisting of its New York City customer list and related customer contracts) to Laser Printer Care Company Ltd. We retained all of our help desk customers and contracts.

Application Development and Hosting

  On September 25, 1998, we acquired Digital Media International, Inc., a privately held corporation based in Santa Barbara, California, which developed software for educational, entertainment and other applications.  During 2000, we reduced our focus and capabilities in this area.

Acquisition of Matrix Telecom

            We acquired Matrix Telecom through a stock for stock exchange, which was completed on December 1, 1997.  In exchange for 100% of the outstanding stock of Matrix Telecom, the Matrix Telecom shareholders received 9,582,000 shares of newly issued common shares of NetLojix, representing approximately 83.9% of the issued common stock of NetLojix.  This acquisition was accounted for as a reverse acquisition with Matrix Telecom as the acquirer.

            In connection with the share exchange, the Matrix Telecom stockholders and NetLojix entered into a registration rights and lockup agreement dated December 1, 1997.  Under the agreement, certain persons and entities who held Matrix Telecom common stock can require that we register certain of their shares for public resale.  To date, none of them have.

Sale of Matrix Telecom

            After the purchase of Matrix Telecom, we began to realign our business along customer-oriented business segments.  The business customers that were acquired in the Matrix Telecom acquisition were moved to the business markets segment, which left Matrix Telecom focused almost exclusively on residential long distance customers.

            After the time of the share exchange, competitive pressures within the residential long distance market increased dramatically. This business became overwhelmingly competitive with unprecedented downward pricing pressure and rising customer attrition rates. We also believe that the challenges we experienced in this area overshadowed the substantial growth we experienced in providing data communications services and information technology support to businesses.

            In August 1999 we decided to exit the residential long distance business.  On November 30, 1999, we sold all of the stock of Matrix Telecom to Matrix Acquisition Holdings Corp., a wholly owned subsidiary of Platinum Equity Holdings, LLC. The transaction was completed under a Stock Purchase Agreement dated August 31, 1999, as amended.

            The amount of the final purchase price is subject to adjustment based on finalization of a balance sheet for Matrix Telecom as of August 31, 1999 and agreement by both parties. We completed the balance sheet as required.  We were subsequently notified by Platinum that it materially disagreed with the closing balance sheet that we prepared and that it believed it was entitled to a reduction of the purchase price we had received.  We attempted to resolve the matter, but the purchaser resisted submitting the matter to an independent firm of accountants chosen by the parties for final resolution, as required by the contract.   Our last contact with Platinum regarding this matter was in February 2001, and we have had no indication since then that Platinum intends to pursue this dispute.  At this time, we do not expect any additional expense or recovery and have chosen not to pursue legal action against Platinum.  We believe that the ultimate resolution of the items in dispute will not materially affect the recorded gain.

BUSINESS OF NETLOJIX

            We provide technology and network management services that enable businesses to effectively operate in the increasingly complex world of electronic commerce and communications.  The services we provide include advanced Internet, data, and voice connectivity, technical support and application development and hosting services.   We are a single-source provider of enterprise network solutions integrating our complete portfolio of broadband connectivity; applications development and hosting; and technical help desk, system integration and maintenance. Our support teams provide design, implementation and management of LAN, WAN and eBusiness solutions, including frame relay, DSL, iVPN, VOIP and Internet access.  We offer these services on a stand-alone basis or bundled as part of a total solution.

Services

            We target the enterprise networking needs of corporate customers. Our objective is to become a leading single-source provider of technical support, application development and hosting and network connectivity. This includes Internet access, data transport and voice services; technical help desk services, systems integration, IT service and technical support; and web-centric application hosting. Through a value-added sales process, we design, install and manage our customers' networks. We also provide a host of additional value-added services assisting our customers to create enhanced intranet and extranet applications. We believe this strategy of focusing on the corporate customer for enterprise-wide network solutions offers significant opportunity. We are able to cross-market to our customer base a variety of traditional telecommunications products and services such as long distance telephone service, executive calling cards and video/audio conferencing as well as eBusiness and IT maintenance and support services.

            NetLojix is organized into three primary business segments: network connectivity, technical support services and application development and hosting (See "Segment Reporting", Notes to the Consolidated Financial Statements).  The network connectivity segment, which accounted for 54.5% of NetLojix's revenue for the year ended December 31, 2002, includes traditional long distance services, calling card, dedicated voice and data access and numerous Internet service options.  The technical support services segment accounted for 34.8% of NetLojix's revenues in 2002.  This segment's services include flat-fee maintenance contracts, prepaid time block retainers, help desk management contracts, LAN installations, warranty repairs and a small amount of hardware sales. The final segment is applications development and hosting services, which contributed 10.7% of 2002 revenue.  Its services include producing, designing, and programming creative multimedia applications that can be produced as a web application or a stand alone application as well as web hosting services.

            Strategy.  The implementation of our strategy involves the marketing of products and services integrated into enterprise-wide network and technology solutions for business customers. These enterprise-wide solutions include network design, system integration and technical support, wide area network connectivity, voice connectivity, Internet access and Web development, hosting and co-location. NetLojix's sales and marketing activities result in monthly, recurring revenues from enterprise customers under term agreements. Our sales strategy includes in-house direct sales professionals and, on a limited basis, an agent program through which we distribute our services through value-added resellers ("VARs") of information technology products. We leverage the existing customer relationships of these VARs gaining more immediate access to a wider group of prospective customers and greater credibility in the sales process.

Customers

            Our customers are primarily owners of small to mid-size businesses (50-500 employees) and are located in many geographic regions of the United States.  There are slight concentrations around NetLojix's offices in New York, Chicago, Fort Worth, Texas and California.  For the twelve months ended December 31, 2002, one customer (SG Cowen Securities Corporation) in the Technical Support Services segment represented approximately 16.2% of our revenue.  That customer reduced its usage of our services in 2002, and has indicated that it will further reduce or eliminate its usage of our services in 2003.  We currently do not know if that customer will continue to utilize our services in the remainder of 2003.

            For the year ended December 31, 2002 revenue from related parties as a percentage of total revenue increased 7 percentage points, to 27%, with the increase growing throughout the year.  However, UICI (a public company affiliated with certain stockholders of NetLojix) terminated NetLojix as its long distance services provider as of December 2002.  For the twelve months ended December 31, 2002, UICI accounted for approximately $2,084,000 of NetLojix's $3,929,000 affiliated revenue and 14.4% of NetLojix's total revenue.

Regulation

            The services, which NetLojix provides, either directly or through our subsidiaries, are subject to varying degrees of federal, state and local regulation.  The Federal Communications Commission exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications.  The state public service commissions retain jurisdiction over jurisdictionally intrastate communications.  The Federal Communications Commission and relevant public service commissions have the authority to regulate interstate and intrastate rates, respectively, ownership of transmission facilities and the terms and conditions under which our services are provided.

            In general, neither the Federal Communications Commission nor the relevant state public service commissions exercise direct oversight over cost justification for our services or profit levels, but either or both may do so in the future.  However, we are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of services provided.  We are also generally required to obtain certification from the relevant state public service commission prior to the initiation of certain intrastate service, and are required to maintain a certificate issued by the Federal Communications Commission in connection with the provision of certain international services.  Any failure to maintain proper federal and state tariffs or certification or any difficulties or delays in obtaining required authorization could have a material adverse effect on our business.

Competition

            The telecommunications and information technology industries are highly competitive and affected by rapid regulatory and technological change.  We face intense competition in each of our individual product and service offerings.

            Our network connectivity services offerings compete directly with traditional long distance carriers, facilities based carriers as well as Internet and web service providers.  Our technical support services competes both directly and indirectly with IT consulting firms and computer equipment resellers.

            We believe that the principal competitive factors in our business include pricing, customer service, network quality, service offerings and the flexibility to adapt to changing market conditions. Our future success depends in part upon our ability to compete with national and local telecommunications providers, national and local Internet service providers, and small to large network services providers, many of which have considerably greater financial and other resources than we do.

Intellectual Property

            We use several unregistered trademarks in our marketing materials. These include NetLojix Communications™, mPOP™, Silicon Beach™, WestNet Communications™, Remote Lojix™, Addictive Media™, Digital Meteor™, ShopLojix™, SiteLojix™HostCare™, AppCare™, SecureCare™ and StorageCare™, which we have not sought to register. While these trademarks are important to our business, we do not believe that failure to register these trademarks poses any material risk of infringement on our rights to use such trademarks.

Employees

            As of March 24, 2003, NetLojix and our subsidiaries had 83 full-time employees.  None of the employees are represented by unions. We supplement our work force from time to time with contractors, administrative personnel employed through agencies, and part-time employees. We believe that we have good relations with our employees.

PROPERTIES

        We do not own any real property.  The table below sets forth certain information with respect to the material properties that we lease, including the executive offices in Santa Barbara, California. All of such properties consist of office space and data centers.

Location	Square feet	Expiration date (1)	Current monthly rent (2)
501 Bath Street Santa Barbara, CA	3,890	March 2004	$5,446
104 West Anapamu Suites C, D, & E Santa Barbara, CA	6,693	November 2006 (3)	$8,590
1024 Serpentine Lane Suite 107 Pleasanton, CA	2,862	July 2003	$5,572
519 W. Golf Road Arlington Heights, IL	5,850	October 2006	$4,266
7001 Grapevine Highway Suite 525 North Richland Hills, TX	3,183	May 2005	$3,643
1495 Palma Dr. Suite D Ventura, CA	1,000	May 2004	$630

(1)    Subject to certain renewal options held by NetLojix.
(2)    All amounts shown are on a triple net basis.
(3)    Expires as to the majority of the space in November 2006.  Expires as to other portions of the space in May 2005.

            We expect that our current facilities will be more than sufficient to meet our needs at least for the next twelve months and that additional facilities will be available at competitive rates if needed.

LEGAL PROCEEDINGS

            We are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our financial position, results of operations or liquidity.  NetLojix is not aware of any proceedings against it contemplated by any governmental authority.

MARKET FOR NETLOJIX'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

            Since June 6, 2001, our common stock has been traded on The OTC Bulletin Board. Prior to that time NetLojix was traded on The Nasdaq SmallCap Market.  Effective June 6, 2001, our common stock was delisted from The Nasdaq SmallCap Market for failure to meet the net tangible asset and $1.00 minimum bid price requirements.  The trading symbol is "NETX." There is no established public trading market for NetLojix's preferred stock. The following table sets forth, for the indicated periods, high and low sales prices for NetLojix's common stock.  Such information was provided by Nasdaq, various market makers and on-line quote reporting services. The quotations provided reflect inter‑dealer prices, without retail mark‑up, mark‑down or commission and may not represent actual transactions.

Year ending December 31, 2001	High	Low
First Quarter	$0.81	$0.13
Second Quarter	$0.47	$0.09
Third Quarter	$0.23	$0.10
Fourth Quarter	$0.30	$0.10

Year ending December 31, 2002
First Quarter	$0.20	$0.13
Second Quarter	$0.18	$0.07
Third Quarter	$0.09	$0.02
Fourth Quarter	$0.05	$0.01

Year ending December 31, 2003
First Quarter	$0.02	$0.02
Second Quarter*	$0.02	$0.02

________________
* Through May 29, 2003.

            The number of shareholders of record of NetLojix common stock as of May 28, 2003, was 705.  At that date there were two record holders of NetLojix preferred stock.

            We have not paid any cash dividends on our common stock to date and we do not anticipate paying dividends in the foreseeable future.  We intend to utilize all available funds for the development of our business.  The terms of NetLojix's Series A Convertible Preferred Stock prevent the payment of any dividend on the common stock unless (1) all cumulative dividends on the Series A Convertible Preferred Stock have been fully paid, and (2) the holders of at least 50% of the outstanding shares of the Series A Convertible Preferred Stock have approved such dividend. In addition, the terms of our secured credit agreement provide that NetLojix cannot declare a dividend on any of its ownership interests without the secured lender's approval.

SELECTED FINANCIAL DATA

            The following selected operations data of NetLojix for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and balance sheet data as of December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from our audited financial statements.  The information for the three months ended March 31, 2003 and 2002 was not derived from audited financial statements, but in the opinion of NetLojix's management reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The financial data as of and for the three months ended March 31, 2003 is not necessarily indicative of the results that can be expected for the year ending December 31, 2003.  This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein.

            In August 1999, we decided to exit the residential long distance business. Consequently, the residential long-distance business has been reflected as a discontinued operation in the fiscal 2000 financial statements and all prior period amounts have been restated.

Statement of Operations Data:

	Three Months Ended March 31		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998 (1)
Revenues	$2,528,000	$3,921,000	$14,477,000	$19,141,000	$20,703,000	$16,864,000	$9,888,000
Operating loss	(84,000)	(120,000)	(656,000)	(5,338,000)	(6,786,000)	(4,890,000)	(3,467,000)
Loss from continuing operations	(121,000)	(153,000)	(920,000)	(5,315,000)	(6,923,000)	(4,947,000)	(3,271,000)
Income (loss) from discontinued operations	--	--	--	--	--	2,750,000	(2,531,000)
Net loss	(121,000)	(153,000)	(920,000)	(5,315,000)	(6,923,000)	(2,198,000)	(5,802,000)
Loss per common share from continuing operations-basic and diluted	(0.01)	(0.01)	(.06)	(0.36)	(0.51)	(0.49)	(0.35)
Income (loss) per common share from discontinued operations	--	--	--	--	--	0.26	(0.26)
Net loss per common share- basic and diluted	(0.01)	(0.01)	(.06)	(0.36)	(0.51)	(0.23)	(0.61)

Balance Sheet Data:

	As of March 31	As of December 31
	2003	2002	2001	2000	1999	1998
Working capital (deficit)	($2,787,000)	($2,765,000)	($2,688,000)	($3,830,000)	$647,000	$(2,084,000)
Total assets	2,352,000	2,677,000	4,339,000	11,719,000	10,514,000	10,725,000
Long term borrowings	--	11,000	26,000	54,000	--	5,000
Stockholders' equity (deficit)	(2,132,000)	(2,014,000)	(1,164,000)	4,149,000	6,299,000	4,510,000

Notes to Selected Financial Data

(1)     All amounts have been restated to give effect to the discontinued operations treatment of the residential long distance business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion should be read in connection with the consolidated financial statements and the accompanying footnotes included later in this proxy statement.  This discussion includes "forward-looking" statements, which are based on current expectations and judgments of management, which involve risks and uncertainties.   There are risks that what we expect may not happen in the future.  Because of these risks and uncertainties, what happens in the future may be very different from what we contemplate in our forward-looking statements.

Description of Our Revenue Segments

            We classify our business into three segments: network connectivity, technical support services and application development and hosting.  The segmentation of our company is how we manage the day-to-day operations of our business and is based on the types of services we provide.

Network Connectivity

        The network connectivity segment includes services for the transfer of data or voice traffic.  We provide numerous Internet service options, data and voice access and traditional long distance services. Our Internet product offerings within the network connectivity segment include dial-up access, DSL, and dedicated access.  Our telecommunications product offerings include dedicated or leased lines, switched long distance, frame relay, ATM, calling cards, and "1-800" services. This segment includes the Internet connectivity portion of our Internet service provider business. Within this segment, our networking and communications professionals will design, build and maintain a flexible, cost-effective package of data networking and voice communication services to meet our customers' needs.

Technical Support Services

            Technical support services encompasses a broad array of solutions including system integration, desktop and network support, asset management and help desk solutions aimed at keeping our customers' IT systems operational and their networks running smoothly. Service options within this segment include systems and network installations, flat-fee maintenance contracts, prepaid time block retainers, help desk management contracts, warranty repairs and a small amount of hardware sales.

Application Development and Hosting

            The applications development and hosting services segment includes producing, designing, and programming creative multimedia and commerce applications that can be produced as a web application or a stand alone application.  Once a web site has been designed we can also provide site maintenance services, host the web site on our own web servers or provide co-location space within one of our data centers.

Critical Accounting Policies

            Our discussion and analysis of our financial condition and results of operations are based upon our consolidated statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  In consultation with our Board of Directors and Audit Committee, we have identified three accounting policies that we believe are key to an understanding of our financial statements. These are important accounting policies that require management's most difficult, subjective judgments.

            The first policy relates to revenue recognition.  In most cases, we recognize revenue when the services are rendered.  For prepaid maintenance contracts, we recognize revenue ratably over the service period.  For contracts that contain customer acceptance provisions, we recognize revenue only after a customer has indicated acceptance.

            The second policy relates to accounts receivable. Interest is not accrued on overdue accounts receivable.  The allowance for doubtful accounts receivable is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses.  Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.  Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired (bankruptcy, lack of contact, account balance over one year old, etc.).

            The third critical accounting policy relates to depreciation of fixed assets. The purchase of equipment is capitalized based on its cost. We provide depreciation of fixed assets using the straight-line method over the equipment's estimated useful life. We have also excluded $102,000 and $100,000 for the year ended December 31, 2002 and 2001 respectively in depreciation from Cost of Sales.

Extraordinary Transactions

            In connection with the sale in November 1999 of Matrix Telecom (a former subsidiary of NetLojix) to Platinum Equity Holdings LLC, the amount of the final purchase price is subject to adjustment based on finalization of a balance sheet for Matrix Telecom as of August 31, 1999 and agreement by both parties. NetLojix provided the purchaser a Matrix Telecom balance sheet prepared in accordance with generally accepted accounting principles as required.  We were subsequently notified by Platinum that it materially disagreed with the closing balance sheet that we prepared and that it believed it was entitled to a reduction of the purchase price we had received.  We attempted to resolve the matter, but the purchaser resisted submitting the matter to an independent firm of accountants chosen by the parties for final resolution, as required by the contract.   Our last contact with Platinum regarding this matter was in February 2001, and we have had no indication since then that Platinum intends to pursue this dispute.  At this time, we do not expect any additional expense or recovery and have chosen not to pursue legal action against Platinum.  We believe that the ultimate resolution of the items in dispute will not materially affect the recorded gain.

            On September 30, 2001 we sold a portion of our New York technical support services business (consisting of our New York City customer list and related customer contracts) to Laser Printer Care Company, Ltd. We retained all of our help desk customers and contracts. This was a non-cash transaction with the purchaser assuming our responsibility for unused customer retainers and remaining terms on service agreements, which were held as liabilities.  We recorded a gain (net of costs) of $203,000 in connection with this sale as a result of the removal of these liabilities. In addition, if the purchaser was able to renew retainers, service agreements or provide any additional services to the customers that were transferred, then it was to pay us 5% of any such cash received prior to September 30, 2002. We have recorded $3,918 in such additional payments as of September 30, 2002.

Results of Operations

Three Months Ended March 31, 2003 compared with Three Months Ended March 31, 2002

Revenues

            Revenues from operations decreased $1.4 million or 35.5% to $2.5 million for the three months ended March 31, 2003 as compared to $3.9 million for 2002.  Revenues from related parties were $0.4 million for 2003, a decrease of $601,000, or 58%, from 2002.  For the three months ended March 31, 2003, revenue from related parties as a percentage of total revenue decreased 10 percentage points, to 17%.  These related parties include UICI, Excel Agent Services LLC, HealthAxis.com and Specialized Association Services (all companies affiliated with director Jeffrey J. Jensen or certain other stockholders of NetLojix). The decrease in revenue from related parties as a percentage of total revenue was mainly due to the loss of UICI, which terminated NetLojix as its long distance services provider with service ending in December of 2002. These related party revenues reflect long distance and data network services we provide to such parties on effectively the same terms as our other customers.

            Network connectivity services revenues decreased $0.7 million to $1.3 million for the three months ended March 31, 2003 from $2.0 million for the three months ended March 31, 2002. Within the network connectivity services segment, data and voice services accounted for $0.6 million of the decrease with the balance of the decrease attributable to Internet services.  Data and voice services decreased 43.7% from the comparable quarter in 2002 primarily due to the loss of UICI. Internet services revenues decreased $0.1 million or 18.6% to $0.5 million. The decrease is primarily due to a decrease in dial up connectivity accounts and reduced pricing on some of our dedicated products due to the competitiveness of the industry.

            Technical support services revenues were $0.9 million for the three months ended March 31, 2003, a decrease of $0.6 million or 42.5%, over the comparable quarter in 2002. Of the decrease in revenue, $0.3 million was associated with SG Cowen Securities Corporation's decision to decrease spending in this area with much of the remainder caused by the loss of ABN AMRO Inc. as a customer in July 2002.

            Application development and hosting services revenues decreased to $0.37 million for the three months ended March 31, 2003 from $0.41 million for the comparable quarter in 2002, a 9.5% decrease.  The decrease is primarily due to lower customer spending on non-recurring revenue streams such as application development projects and our increased focus on monthly recurring revenue streams such as hosting and managed services.  For the three months ended March 31, 2003 revenues from hosting services increased 8.0% over the three months ended March 31, 2002.

Gross Margin

            Gross margin from operations as a percentage of revenues increased to 45.9% for the three months ended March 31, 2003 from 41.6% for the three months ended March 31, 2002. Gross margin from operations decreased $0.4 million to $1.2 million for the three months ended March 31, 2003 from $1.6 million for the three months ended March 31, 2002.

            Network connectivity services gross margin as a percent of revenue increased to 43.4% for the three months ended March 31, 2003 from 32.8% for the three months ended March 31, 2002.  Within the network connectivity services segment, data and voice gross margins averaged 32.4% vs. 18.0% in the comparable quarter in 2002. This increase is largely due to the termination of the contract with UICI because of the low margins associated with that contract. Gross margins for Internet services decreased to 59.4% during the three months ended March 31, 2003 compared to 64.2% for the comparable 2002 quarter. The decrease from 2002 is primarily attributable to the reduced pricing on some of our dedicated products due to the competitiveness of the industry.

            Technical support services gross margins averaged 30.4% during the quarter ended March 31, 2003 compared to 44.8% for the comparable quarter in 2002.  Gross margins in the technical service segment decreased as a result of the loss of ABN AMRO Inc. along with increased costs associated with our remote help desk created in April of 2002.

            Application development and web hosting gross margins were 90.4% during 2003 compared to 73.3% for the comparable quarter in 2002.  The increase in gross margin is due primarily to the lowering of costs of good sold by renegotiating lower bandwidth costs.

Selling, General, and Administrative Costs

            Selling, general, and administrative costs decreased $0.5 million to $1.1 million for the three months ended March 31, 2003 from $1.6 million for the three months ended March 31, 2002.  As a percentage of revenues, selling, general and administrative costs increased to 44.8% for the three months ended March 31, 2003 from 40.7% for the three months ended March 31, 2002.  Of the decrease in selling, general and administrative expenses, $0.3 million is due to decreased salary expense. The remaining decrease in cost was associated with the consolidation of office space and a streamlining of our business.

Interest Expense

            At March 31, 2003, we had approximately $1.2 million in borrowings outstanding under our secured line of credit.  During the three months ended March 31, 2003 we averaged approximately $1.2 million in outstanding borrowings. Interest expense increased to $31,000 for the three months ended March 31, 2003 from $21,000 for the three months ended March 31, 2002, as a result of the higher level of average borrowings outstanding in the first quarter of 2003.

Year Ended December 31, 2002 compared with Year Ended December 31, 2001

Revenues

            Revenues from operations decreased $4.6 million or 24.4% to $14.5 million for the year ended December 31, 2002 as compared to $19.1 million for 2001.  Revenues from related parties were $3.9 million for 2002, an increase of $104,000, or 3%, over 2001.  For the year ended December 31, 2002, revenue from related parties as a percentage of total revenue increased 7 percentage points, to 27%, with the increase growing throughout the year.  These related parties include UICI, Excel Agent Services LLC, HealthAxis.com and Specialized Association Services (all companies affiliated with a director and/or certain other stockholders of NetLojix). The increase in revenue from related parties as a percentage of total revenue was mainly due to the loss or decrease in services of non-affiliated customers such as Infosys, SG Cowen Securities Corporation, ABN AMRO Inc. and the New York City technical support services customers that we sold to Laser Printer Care Company Ltd.  These related party revenues reflect long distance and data network services we provide to such parties on effectively the same terms as our other customers. For the twelve months ended December 31, 2002, UICI accounted for approximately $2.1 million of NetLojix's $3.9 million of 2002 related party revenue.  However, UICI terminated NetLojix as its long distance services provider with service ending in December of 2002.

            Network Connectivity Segment.  During 2002 we derived 54.5% of our revenues from network connectivity services versus 50.9% in 2001.  Network connectivity services revenues, decreased $1.9 million to $7.9 million for the year ended December 31, 2002 from $9.8 million for the year ended December 31, 2001. Within the network connectivity services segment, data and voice services accounted for $1.4 million of the decrease with the balance of the decrease attributable to Internet services.  Data and voice services revenues decreased 19.5% from the year 2001 primarily due to the loss of a large customer.  Internet services revenues decreased $0.5 million or 17.9% to $2.3 million. The decrease is primarily due to a decrease in dial up connectivity accounts and reduced pricing on some of our dedicated products due to the competitiveness of the industry.

            Technical Support Services Segment.  Technical support services revenues were $5.1 million for the year ended December 31, 2002, a decrease of 35.1% or $2.7 million from the year ended December 31, 2001.  Approximately $1.2 million of the decrease was due to the reduction of revenue from the sale of a portion of the New York technical support services business (consisting of the New York City customer list and related customer contracts) to Laser Printer Care Company Ltd.  The remaining decrease in revenue was associated with a large customer's decision to decrease spending in this area.

            Application Development and Hosting Segment.   Application development and hosting services revenues decreased to $1.5 million for the year ended December 31, 2002 from $1.6 million for the year ended December 31, 2001, a 5.1% decrease.  The decrease is primarily due to lower customer spending on non-recurring revenue streams such as application development projects and our increased focus on monthly recurring revenue streams such as hosting and managed services.  For the year ended December 31, 2002 revenues from hosting services increased 1.1% over the year ended December 31, 2001.

Gross Margin

            Gross margin from operations as a percentage of revenues decreased to 40.3% for the year ended December 31, 2002 from 40.5% for the year ended December 31, 2001. Gross profit from operations decreased $1.9 million to $5.8 million for the year ended December 31, 2002 from $7.7 million for the year ended December 31, 2001.

            Network Connectivity Segment.  Network connectivity services gross margin as a percent of revenue decreased to 33.2% for the year ended December 31, 2002 from 35.1% for the year ended December 31, 2001.  Within the network connectivity services segment, data and voice gross margins averaged 21.2% vs. 19.5% in the comparable period in 2002. The increase in gross margin was primarily due to increased rates for one of our larger customers due to their decision not to renew their contract.  Gross margins for Internet services decreased to 61.0% during the year ended December 31, 2002 vs. 62.0% for the comparable period in 2001. The decrease from 2001 is primarily attributable to the added costs associated with the reorganization of our network to produce future cost savings.

            Technical Support Services Segment.  Technical support services gross margin was 39.4% during the year ended December 31, 2002 compared to 40.3% for the comparable period in 2001.  Gross margins in the technical service segment decreased primarily as a result of increased costs associated with creating an in house remote help desk along with special projects that required us to supplement our own personnel with higher cost subcontractors in order to accommodate our customers needs.

        Application Development and Hosting Segment.  Application development and web hosting gross margin was 80.0% during the year ended December 31, 2002 compared to 73.4% for the year ended December 31, 2001.  The increase is attributable to staff reductions in the application development area and focusing our applications development efforts on e-commerce, web centric applications and managed web hosting which are generally higher margin services.

Selling, General, and Administrative Costs

            Selling, general, and administrative costs decreased $1.6 million to $5.7 million for the year ended December 31, 2002 from $7.3 million for the year ended December 31, 2001.  As a percentage of revenues, selling, general and administrative costs increased to 39.1% for the year ended December 31, 2002 from 38.2% for the year ended December 31, 2001.

            Of the decrease in selling, general and administrative expenses, $0.7 million is attributable to the sale of a portion of the New York technical support services business (consisting of the New York City customer list and related customer contracts) to Laser Printer Care Company Ltd.  Approximately $0.65 million is due to decreased salary expense. The remainder is due to decreased professional service fees, primarily due to the change in auditors and the decline of legal fees after the 2001 court approval of a settlement of a class action securities lawsuit.

Depreciation and Amortization

            Depreciation and amortization decreased $0.8 million to $0.8 million for the year ended December 31, 2002 from $1.6 million for the year ended December 31, 2001. The decrease was primarily due to decreased amortization related to the write off of approximately $5.1 million of goodwill and other long-lived intangible assets (primarily acquired customer bases) on December 31, 2001.  Using FAS-121 we assess the recoverability of our recorded goodwill by determining whether the amortization of the balance over its remaining life could be recovered through estimated undiscounted future cash flows of the acquired businesses.  Also, we assess the recoverability of our acquired customer bases by comparing the recorded value to estimated undiscounted future cash flows from the use of the asset. The amount of impairment is measured based on the difference between the recorded net book value and the estimated fair value of the intangible assets.  We recognized the possibility of impairment to the intangible assets recorded for the acquisitions of Remote Lojix/ PCSI, Inc., Smith Technology Solutions, Inc., and CW Electronic Enterprises, Inc. due to a significant change in business climate.  Increased competition applying downward pressure on prices, economic factors causing reduced spending by all customers and the loss of key customers led us to this conclusion.  The calculation of the estimated undiscounted future cash flows for these three Technical Support Service acquisitions did not support that any of the recorded goodwill in the net amount of $4,248,000 or other long-lived intangible assets in the net amount of $851,000 would be recovered.  The total was written off as of December 31, 2001.

Settlement Costs

            On October 4, 2000, NetLojix finalized an agreement with counsel for the plaintiff class to settle all outstanding claims under a federal securities class action lawsuit then pending against NetLojix. During the last quarter of 2000 and the first quarter of 2001, NetLojix paid a total of $150,000 for administrative costs and other settlement implementation expenses.

            On May 29, 2001, the court entered its final order of dismissal and approval of the settlement.  During the third quarter of 2002, we issued for distribution to the claimant class members, and payment of the plaintiffs attorneys' fees and litigation expenses, a total of 232,000 shares of common stock and warrants to purchase 200,000 shares of NetLojix's common stock.  During the three month period ended March 31, 2000, we recorded a charge against earnings of $998,000 and a liability relating to the expected settlement. The value of the settlement charge was based on the shares being valued at the current stock price at the time of $3.06 and the warrant value being calculated by using the Black-Scholes method. On the date that the settlement became effective, this liability was adjusted using the same method as stated above based on NetLojix current market value of $0.27. This resulted in a credit to earnings in the second quarter of 2001 of $684,000.

Interest Expense

            At December 31, 2002, we had approximately $1.2 million in borrowings outstanding under our secured line of credit.  During the year ended December 31, 2002 we averaged approximately $1.1 million in outstanding borrowings.  Interest expense decreased to $118,000 for the year ended December 31, 2002 from $140,000 for the year ended December 31, 2001, as a result of lower rates offsetting the higher level of average borrowings outstanding.

Liquidity and Capital Resources

            For the three months ended March 31, 2003, NetLojix reported a net loss from operations of  $0.1 million and net cash used from operations of $0.1 million.  As of March 31, 2003, NetLojix had cash used by investing activities of $0.02 million.  The main change in the cash flow statement from December 31, 2002, is a lower cash balance, which paid down accounts payable.  As of March 31, 2003, NetLojix had cash and cash equivalents of $0.3 million and an outstanding indebtedness on its line of credit of $1.2 million. At that date, we had a working capital deficit of $2.8 million.

            For the year ended December 31, 2002, NetLojix reported a net loss from continuing operations of $0.9 million and net cash used from operations of $0.3 million.  As of December 31, 2002, NetLojix had cash used by investing activities of $0.06 million with cash provided from financing activities of $0.75 million.  The main change in the cash flow statement from December 31, 2001, is the increase in borrowings, which paid down accounts payable.  As of December 31, 2002, NetLojix had cash and cash equivalents of $0.5 million and an outstanding indebtedness on its line of credit of $1.2 million. At that date, we had a working capital deficit of $2.8 million.

            As a result of our operating losses and our working capital deficiency, our auditors have indicated  in our annual report on the year ended December 31, 2002 that they have substantial doubt about our ability to continue as a going concern.

            On January 31, 2002, we repaid our secured credit facility with Coast Business Credit and entered into a new secured credit facility with DTL One, LLC ("DTL"), a newly formed entity affiliated with director Jeffrey J. Jensen.  Under the DTL line of credit, we may borrow up to 80% of eligible receivables (as defined) up to a total amount of $2.0 million.  Borrowings under the line of credit bear interest, payable monthly, based upon the prime rate of Bank of America NT & SA plus 2%, with a minimum interest rate of 10%. Borrowings under the credit facility are secured by substantially all of our assets.  The credit facility will mature on January 31, 2004.  After January 31, 2003, DTL may terminate the line of credit without cause, upon six months notice.  As of May 21, 2003, approximately $1.2 million is outstanding under the credit facility, and no amounts are available to be borrowed under the formula described above.  We have been in default under the DTL facility since January 2003, because our borrowings have exceeded 80% of our eligible receivables.  DTL has notified us that it does not intend to renew the line of credit upon expiration, but has not yet exercised its right to accelerate the required repayment of the amounts due under the facility.

            In July 2002, UICI (a public company affiliated with certain stockholders of NetLojix) terminated NetLojix as its long distance services provider.  The termination became effective in December 2002. For the three months ended March 31, 2003, UICI accounted for approximately $20,000 of NetLojix's revenues compared to $200,000 in the three months ended March 31, 2002. For the year ended December 31, 2002, UICI accounted for approximately $2.1 million of NetLojix's revenues.  Also in July 2002, ABN AMRO Inc. terminated NetLojix as its technical services provider.  For the year ended December 31, 2002, ABN AMRO accounted for approximately $563,000 of NetLojix's revenues.  Finally, SG Cowen Securities Corporation, our single largest customer, dramatically reduced its usage of our services in 2002, and has indicated that it will further reduce or eliminate its usage of our services in 2003. These terminations or reductions will negatively affect our cash flow from operations.

            We believe that current market conditions are not conducive to raising additional equity capital at this time.  Our current low stock price and delisting from The Nasdaq SmallCap Market present substantial obstacles to raising any equity capital.

            Historically, our cash flow from operations, our secured borrowings, and occasional private placements of both common and preferred stock have been sufficient to meet working capital and capital expenditure requirements. However, as noted above, our cash flow from operations has been negatively affected, and no additional amounts are available to us under our credit facility or through the capital markets.  During the last two years, we have taken steps to conserve cash and reduce operating expenses.  If our cash flow from operations continues to be negative, we will have to engage in additional cost control measures in order to meet our minimum working capital requirements.

            As of March 31, 2003, NetLojix's current assets consisted primarily of cash of $321,000 and accounts receivable of $1,430,000, net of an allowance for doubtful accounts of $271,000.  This reserve is established based on factors surrounding the credit risk of customers, historical trends and other information.  At that date, $61,000 of our accounts receivable were over ninety days past due, including one customer with a $100,000 balance on a payment plan.  NetLojix's current liabilities included $1.2 million on our line of credit and $2.1 million in accounts payable, payroll related expenses and accrued network services.  At March 31, 2003, NetLojix had $711,000 of unearned revenue, which consisted primarily of amounts billed and/or paid in advance for telecom and Internet related services with smaller amounts relating to prepaid retainers and service contracts.  In connection with our 1998 acquisition of Remote Lojix/PCSI, Inc. we have accrued $456,000 in possible liabilities, which makes up most of our other current liabilities. However our ultimate liability may exceed that amount.  On March 10, 2003 we received an assessment from the New York State Department of Taxation and Finance related to a portion of this liability in the amount of $115,000.

            We lease office space and various equipment under operating leases which expire in various years through 2006.  In the normal course of business, operating leases are generally renewed or replaced by other leases. Total rental expense was $658,000 in 2002 and $742,000 in 2001. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2002 are: $301,000; 2003 - $206,000; 2004 - $163,000; 2005 - $124,000; 2006 - and $0; 2007.  NetLojix currently has multiple contracts for switching and transmission facilities, equipment, network lines and software.  The total commitment is approximately $475,000 with termination dates ranging from present through second quarter 2005.  The commitment consists of a number of small contracts with venders for services with varying minimum amounts and termination dates, none of which is material by itself.  The larger telecom contracts with minimum commitments that we have had in the past have been renegotiated to exclude minimums.

            NetLojix has service contracts with the majority of its business customers.  Some of these contracts have minimum commitments by the customers that range in amount from $25 to $35,000 per month. The majority of such contracts have fixed terms of one year.  Many of our service contracts have no minimum commitments or fixed terms and are based on actual usage.

Inflation

            The relatively moderate rates of inflation over the past two years have had an insignificant effect on our net sales and our profitability.

Recently-Issued Accounting Pronouncements

            In June 2001, the Financial Accounting Standards Board issued SFAS 141 "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001.  Under the new rules, goodwill and certain intangible assets will no longer be amortized but will be subject to annual impairment tests.  Other intangible assets with finite useful lives will continue to be amortized over their useful lives.  We do not expect any material effect on our financial position or results of operations from the adoption of these statements.  The Company adopted this pronouncement on January 1, 2002.

            In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations," effective for fiscal years starting after June 15, 2002.  SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations.  Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expense over the life of the asset.  We do not expect any material effect on our financial position or results of operations from the adoption of this statement. The Company adopted this pronouncement on January 1, 2003.

            In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of  Long-Lived Assets,"  effective for fiscal years starting after December 15, 2001 and interim periods within those years.  SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations.  We do not expect any material effect on our financial position or results of operations from the adoption of this statement. The Company adopted this pronouncement on January 1, 2002.

            In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue 94-3.  SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002 and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, in contrast to the date of an entity's commitment to an exit plan, as required by EITF Issue 94-3.  The Company adopted this pronouncement on January 1, 2003.

            In December 2002 the FASB issued SFAS 148, "Accounting for Stock-Based Compensation, Transition and Disclosure". This standard provides alternative methods of transition for a voluntary change to the "fair value" based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro-forma effect of using the fair value method of accounting for stock-based compensation be displayed more prominently and in a tabular format. Additionally, this standard requires the disclosure of the pro-forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. We do not expect that the adoption of SFAS 148 will have a material effect on our financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

            By unanimous written consent, effective November 12, 2001, the Board of Directors of NetLojix, upon recommendation of the Audit Committee of the Board of Directors, approved the dismissal of Ernst & Young LLP as independent auditors for NetLojix.

            The audit report of Ernst & Young LLP on NetLojix's consolidated financial statements as of and for the year ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles; however, the report was qualified as to our ability to continue as a going concern.

            In connection with the audits of NetLojix's consolidated financial statements for the fiscal year ended December 31, 2000, and the subsequent interim period preceding the dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with their report.

            Ernst & Young LLP furnished NetLojix with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements. A copy of that letter, dated November 13, 2001, has been filed with the Commission by NetLojix.

            On November 12, 2001, NetLojix engaged Farber & Hass LLP, certified public accountants, as independent auditors for NetLojix for 2001. The engagement of Farber & Hass LLP was approved by unanimous written consent of the Board of Directors of NetLojix, upon recommendation of the Audit Committee of the Board of Directors.

            During the two fiscal years ended December 31, 2000, and the subsequent interim period preceding this engagement, neither NetLojix nor anyone acting on its behalf consulted Farber & Hass LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on NetLojix's financial statements; or any disagreement with, or reportable event relating to, Ernst & Young LLP.

DIRECTORS AND EXECUTIVE OFFICERS OF NETLOJIX

            There are five members of our board of directors. Information with respect to the existing directors is set forth below.

            Anthony E. Papa, age 40, has been the Chairman of the Board and Chief Executive Officer of NetLojix since October 1996. Mr. Papa was also President of NetLojix from October 1996 until February 1998. Prior to October 1996, Mr. Papa had served as President of ICS Communications, Inc., Richardson, Texas, a national provider of cable television, wireless paging, local and long distance telephone services from December 1992. Before joining ICS Communications, Mr. Papa served as general manager for Spectradyne, Inc., the largest provider of pay-per-view entertainment and interactive services to the hospitality industry. Mr. Papa is a director of ABC-Clio, Inc., an international publisher of historical reference materials for institutions of higher education. Mr. Papa received a B.S. in Management from Iona College, in New Rochelle, New York.

            James P. Pisani, age 38, has been the President of NetLojix since February 1998, and has served as Chief Operating Officer and Secretary of NetLojix since October 1996. From October 1996 to May 1999, Mr. Pisani was the Chief Financial Officer of NetLojix. Mr. Pisani also served as Chief Accounting Officer of NetLojix from October 1998 until May 3, 1999 From October 1996 to February 1998, Mr. Pisani was the Executive Vice President of NetLojix. Prior to October 1996, he served as Vice President of Sales and National Accounts for ICS Communications. While at ICS, Mr. Pisani was responsible for that firm's business-to-business and consumer sales activities. Mr. Pisani graduated from Princeton University in 1986, with a degree in Economics.

            Jeffrey J. Jensen, age 44, has been a director of NetLojix since January 1998.  He has been the President of Specialized Association Services, Ltd., which provides marketing and administrative services to regional and national trade associations, for more than five years. Between 1996 and July 1998, Specialized Association Services was known as CORE Marketing, Inc. and provided direct mail and telemarketing facilities in addition to its other activities. Mr. Jensen has also been the President of United Group Service Centers, Inc., an employee leasing company, since January 2000, and prior to that was its Vice President for more than five years.  Mr. Jensen is a director of RMH Teleservices, Inc. (Nasdaq: RMHT), a provider of outsourced customer relationship management, and became Chairman of the Board of that company in August 2002.  Mr. Jensen received B.A. degrees in Economics and Philosophy from Cornell College, in Mount Vernon, Iowa and holds an M.S. in Information Systems from the University of Texas at Arlington.

            Anthony D. Martin, age 53, has been a director of NetLojix since April 1999. Mr. Martin was the President and Chief Operating Officer of PF.Net Communications, Inc., a facilities-based provider of high capacity fiber optic network and infrastructure and communications services, from March 2000 to December 2000. Mr. Martin was Managing Director of CrossHill Financial Group Inc., from March 1998 to April 2000. From January 1997 through July 1997, he served as President and CEO of Nexus Communications, Inc., a start-up company providing information services. From January 1994 to December 1996, he served as Vice President, Business Development of MCI Metro, MCI Telecommunications, Inc.'s local service initiative. Prior to that, he held several senior management positions at MCI, including Vice President, Access Services Project Management; Vice President, Systems Engineering and Support Operations; Vice President, Carrier Marketing and Alliances; Vice President, Finance Administration; and Vice President, Technical Planning. He received a B.S. from the United States Naval Academy and an M.B.A. from the University of Detroit.

            Peter Wenner, age 44, has been a director of NetLojix since October 2002.  Mr. Wenner is a principal of Wenner & Associates, LLC, which provides financial, strategic and real estate consulting services for clients located in Europe, China and the United States. From April 1997 through April 2001, Mr. Wenner was a principal of and development manager for Atlas Homes, LLC, which developed a 500-acre master planned residential development. He received a Bachelor of Science degree from the University of Wisconsin and a Master of Business Administration degree from the University of Southern California.

            Set forth below is information with respect to the only executive officer of NetLojix other than Messrs. Papa and Pisani.

            Gregory J. Wilson, age 36, has been Treasurer of NetLojix since March 2001. He has served as Controller and Chief Accounting Officer of NetLojix since January 2001, and prior to that he had served as Assistant Controller of NetLojix since January 2000. From January 1994 to January 2000, Mr. Wilson was the Accounting Manager for Imperial Credit Industries, Inc., a financial services holding company. Mr. Wilson received a B.S. and an M.B.A. from the California Polytechnic University, San Luis Obispo.

            There are no family relationships between any directors or executive officers of NetLojix.

            On September 10, 2001, NetLojix entered into an employment agreement with Anthony E. Papa, which provides that Mr. Papa will act as the Chief Executive Officer of NetLojix.  The current term of the agreement continues until April 1, 2006, but will be automatically extended for additional one-year periods unless NetLojix notifies Mr. Papa at least two years in advance of the expiration of the then-current term.  Mr. Papa's current base salary under the agreement is $255,955 per year, which will increase by a minimum of three percent during each year of the term.  In addition to this base salary, Mr. Papa may be entitled to receive bonuses based on the financial performance of NetLojix and the accomplishment by NetLojix of other business objectives, as determined from time to time by Mr. Papa and the Board of Directors.  Due to NetLojix's cash position, Mr. Papa took a voluntary one-time compensation reduction for 2001 in the amount of $25,535 and agreed to defer payment of $144,696 of his 2001 salary and bonus to future years; of this amount $66,804 has since been repaid.  Mr. Papa has also agreed to defer payment of $40,116 of his 2002 salary and bonus to future years.

            The agreement with Mr. Papa may be terminated by NetLojix either for cause or without cause.  If NetLojix terminates the agreement without cause, it must continue to pay Mr. Papa his base salary for a period of 18 months after termination together with any bonuses relating to the year in which the termination takes place.  Mr. Papa may terminate the agreement, without cause, upon 120 days notice to NetLojix; no payments by NetLojix are required in that event.  If a Change in Control (as defined in the 1998 Stock Incentive Plan) of NetLojix occurs, Mr. Papa will have a limited right to terminate his employment without cause, and NetLojix will be required to pay him his base salary for a period of one year after termination together with any bonuses relating to the year in which the termination takes place.

            On September 10, 2001, NetLojix entered into an employment agreement with James P. Pisani which provides that Mr. Pisani will act as the President, Chief Operating Officer and Secretary of NetLojix.  Except for his position and duties, and the performance criteria for the payment of bonuses, the agreement with Mr. Pisani is identical to the agreement with Mr. Papa.  Due to NetLojix's cash position, Mr. Pisani took a voluntary one-time compensation reduction for 2001 in the amount of $27,661 and agreed to defer payment of $156,745 of his 2001 salary and bonus to future years; of this amount $66,804 has since been repaid.  Mr. Pisani has also agreed to defer payment of $44,841 of his 2002 salary and bonus to future years.

COMMON STOCK PURCHASE INFORMATION

Purchases by NetLojix

            Since December 31, 2000, NetLojix has repurchased a total of 55,274 shares of its common stock, as follows:

  During December 2001, we repurchased 25,000 shares of our common stock from the NetLojix Communications, Inc. Employees' Savings Plan and Trust (the "401(k) Plan") at a price of $0.16 per share.  These were unallocated shares that had been part of the employer contribution to the 401(k) Plan and were repurchased as a result of our decision to remove stock ownership as an option under the 401(k) Plan. These 25,000 shares were retired on March 20, 2002.

  During April 2002, we retired 30,274 shares of our common stock out of the 100,000 shares held in escrow from the purchase of CWE² in 2000.  These shares were returned to NetLojix as part of the resolution of certain issues regarding CWE²'s balance sheet at the time of purchase, based on the price of the shares at the time of the original transaction in 2000.  The remaining 69,726 shares were released from escrow to the former owner of CWE².

Purchases by NetLojix Directors and Executive Officers

            On April 30, 2001, each of Mr. Papa and Mr. Pisani was awarded 100,000 shares of restricted stock under the Amended 1998 Stock Incentive Plan.  The Executives paid $.01 per share for this restricted stock. These shares vest 30% at the end of each of the first two anniversary dates of their issuance and 40% on the third anniversary of their issuance.

                On December 31, 2002, NAC purchased an aggregate of 2,841,277 shares of common stock from Jeffrey J. Jensen, Jami J. Jensen, Julie J. Jensen, Janet J. Jensen and the Janet Jarie Jensen Foundation.  The shares purchased represented all of the shares held by such persons.  However, on March 5, 2003, the parties rescinded all of such transactions so that, as a result, there was no change in the share ownership of any of the parties.

            Other than these transactions, since December 31, 2000, no director or executive officer of NetLojix has purchased NetLojix common stock.

Recent Transactions

            Except as disclosed herein, neither NetLojix, NAC nor the Executives has engaged in any transaction with respect to NetLojix common stock within 60 days of the date of this proxy statement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth stock ownership information for (i) each person known to NetLojix to own beneficially more than five percent of the outstanding shares of NetLojix common stock (ii) each director of NetLojix, (iii) each of the executive officers of NetLojix, including the Executives, and (v) the directors and executive officers as a group.  The percentages of common stock beneficially owned are based upon 14,695,149 shares of the common stock outstanding as of May 23, 2003.

Name of Beneficial Owner	Amount Beneficially Owned	Percent Of Class (1)
5% Stockholders:
Jami J. Jensen (2) 1401 Colt Circle Castle Rock, Colorado 80104	895,430 (3)	6.1%
Julie J. Jensen (4) 6220 Garnett Road Chevy Chase, Maryland 20815	907,554 (3)(5)	6.2%
Directors and Executive Officers:
Anthony E. Papa (6)	3,692,656 (7)(8)	23.4%
James P. Pisani (6)	3,692,656 (7)(9)	23.4%
Jeffrey J. Jensen (10)	995,430 (3)(11)	6.8%
Anthony D. Martin	100,000 (11)	*
Peter Wenner	0	*
Gregory J. Wilson	10,750 (12)	*
All directors and executive officers as a group (6 persons)	3,803,406 (13)	23.9%

* Represents less than 1%.

(1)        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC").  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of NetLojix's common stock subject to options held by that person that are exercisable within sixty (60) days following May 23, 2003 are deemed outstanding.  However, such shares of common stock are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, each person named in the table has sole voting and sole investment power with respect to the shares set forth opposite such person's name.

(2)        Information is derived from a Schedule 13D/A filed by this individual with the SEC on March 10, 2003.

(3)        Includes 43,692 shares owned by the Jenesis Group, a charitable foundation.  As a trustee of this foundation, the individual shares voting and investment power with respect to such shares with the other trustees.  The individual disclaims beneficial ownership of these shares.

(4)        Information is derived from a Schedule 13D/A filed by this individual with the SEC on March 7, 2003.

(5)        Includes 12,124 shares owned by The Chasdrew Fund, a charitable foundation. As a trustee of this foundation, the individual shares voting and investment power with respect to such shares with the other trustees.  Ms. Jensen disclaims beneficial ownership of these shares.

(6)        Information is derived from a Schedule 13D/A filed by Mr. Papa, Mr. Pisani and NetLojix Acquisitions Corporation with the SEC on March 10, 2003.  The Schedule 13D/A notes that, as a result of their joint ownership of NetLojix Acquisitions Corporation and their agreement with respect to the proposed "going private" transaction, Mr. Papa and Mr. Pisani may be considered to be a "group" within the meaning of Section 13 of the Securities Exchange Act of 1934, as amended, and thus may be deemed to own beneficially each other's shares. The Schedule 13D/A further notes that, as a result of other agreements NetLojix Acquisitions Corporation has with DTL One, LLC (which is owned by Mr. Jensen) and with Tommy Lin and Patrick Lin (the owners of NetLojix's outstanding Series A convertible preferred stock),  Mr. Papa and Mr. Pisani may be deemed to own beneficially the shares owned by Mr. Jensen and the shares issuable upon conversion of the Series A convertible preferred stock owned by the Lins.  The address of Mr. Papa and Mr. Pisani is c/o NetLojix Communications, Inc., 501 Bath Street, Santa Barbara, CA 93101.

(7)        Includes (i) 862,963 outstanding shares owned directly by Mr. Papa, (ii) 415,000 shares that may be acquired under options held by Mr. Papa that were exercisable within 60 days of May 23, 2003, (iii) 856,563 outstanding shares owned directly by Mr. Pisani, (iv) 415,000 shares that may be acquired under options held by Mr. Pisani that were exercisable within 60 days of May 23, 2003, (v) 995,430 shares shown in this table as being beneficially owned by Mr. Jensen, and (vi) 147,700 shares issuable upon conversion of the Series A convertible preferred stock owned by the Lins.

(8)         Mr. Papa disclaims beneficial ownership of any common stock other than the 862,963 outstanding shares he owns directly and the 415,000 shares that he may acquire under options that were exercisable within 60 days of May 23, 2003.

(9)        Mr. Pisani disclaims beneficial ownership of any common stock other than the 856,563 outstanding shares he owns directly and the 415,000 shares that he may acquire under options that were exercisable within 60 days of May 23, 2003.

(10)      Information is derived from a Schedule 13D/A filed by this individual with the SEC on March 7, 2003.  Mr. Jensen's address is 6500 Belt Line Road, Suite 170, Irving, TX 76063.

(11)      Includes 100,000 shares that may be acquired under options that were exercisable within 60 days of May 23, 2003.

(12)      Includes 2,000 shares owned by Mr. Wilson's spouse and 8,750 shares that may be acquired under options that were exercisable within 60 days of May 23, 2003.

(13)      Includes 1,038,750 shares that may be acquired under options that were exercisable within 60 days of May 23, 2003.  Also includes 147,700 shares issuable upon conversion of the Series A convertible preferred stock owned by the Lins, as to which all directors and executive officers disclaim beneficial ownership.

OTHER MATTERS

        The board of directors is not aware of any matter not set forth herein that may be raised at the special meeting. If, however, further business is properly raised at the special meeting, the persons named in the proxies will vote the shares represented by the proxies in accordance with their judgment. If, on the date of the special meeting, the relevant number of proxies needed to approve the merger has not been obtained, then, to the extent permitted by law, the special meeting will be adjourned until the requisite number of proxies necessary to approve the merger has been obtained.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ JAMES P. PISANI

James P. Pisani
Secretary

Santa Barbara, California
May 30, 2003

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
March 31,
2003

Assets
CURRENT ASSETS
Cash	$321,000
Accounts receivable, net	805,000
Accounts receivable from related parties	354,000
Prepaid expenses and other current assets	217,000
Total current assets	1,697,000

Property and equipment, net	615,000
Other assets	40,000
Total assets	$2,352,000

Liabilities and Stockholders' Deficit
CURRENT LIABILITIES
Revolving line of credit	$1,200,000
Accounts payable and other accrued expenses	1,084,000
Accrued payroll related liabilities	602,000
Accrued network services costs	374,000
Litigation settlement liability	6,000
Sales and excise tax payable	32,000
Unearned revenue	711,000
Other current liabilities	475,000
Total current liabilities	4,484,000

Long term obligations	-
Total liabilities	4,484,000

Commitments and contingencies

STOCKHOLDERS' DEFICIT
Preferred stock, authorized 1,000,000 shares, $0.01 par value
Series A convertible preferred stock, designated 250,000 shares, cumulative as to 8% dividends, 147,700 shares issued and
outstanding. (Liquidation preference of $845,824 at March 31, 2003
including dividends in arrears totaling $255,024.)	1,000

Common stock, authorized 40,000,000 shares, $0.01 par value,
issued 14,858,054 shares at March 31, 2003.	149,000
Deferred Compensation - restricted stock	(7,000)
Additional paid in capital	28,631,000
Preferred dividends	(102,000)
Accumulated deficit	(30,802,000)
Treasury stock, $0.01 par value, 162,905 shares at March 31, 2003	(2,000)
Total stockholders' deficit	(2,132,000)

Total liabilities and stockholders' deficit	$2,352,000

See accompanying notes.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months
	Ended March 31,
	2003	2002

SERVICE REVENUES
Unrelated parties	$2,097,000	2,889,000
Related parties - (note 8)	431,000	1,032,000
TOTAL SERVICE REVENUES	2,528,000	3,921,000

COST OF SERVICE REVENUES
(exclusive of depreciation - note 11)	1,368,000	2,290,000

GROSS MARGIN	1,160,000	1,631,000

OPERATING EXPENSES
Selling, general and administrative	1,132,000	1,597,000
Depreciation and amortization	112,000	154,000
Total operating expenses	1,244,000	1,751,000

OPERATING LOSS	(84,000)	(120,000)

Interest expense	(31,000)	(21,000)
Other expense, net	(6,000)	(12,000)
Loss from operations
before income taxes	(121,000)	(153,000)

Income tax benefit	-	-

NET LOSS	$(121,000)	(153,000)

Preferred dividends	-	-

Loss applicable to common shareholders	$(121,000)	(153,000)

Net loss per common share - basic and diluted	$(0.01)	(0.01)

Weighted average number of
common shares - basic & diluted	14,858,054	14,656,328

See accompanying Notes

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unadudited)
	Three months
	Ended March 31,

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from operations	$(121,000)	$(153,000)
Adjustments to reconcile net loss from operations
to cash provided by (used by) operating activities:
Depreciation and amortization	112,000	154,000
Provision for bad debts	34,000	70,000
Stock compensation earned	2,000	2,000
Changes in certain operating assets and liabilities:
Accounts receivable	4,000	748,000
Due from affiliates	63,000	(206,000)
Other current assets	(18,000)	(92,000)
Accounts payable and accrued liabilities	(203,000)	(841,000)
Cash provided by (used by) operating activities	(127,000)	(318,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(21,000)	(18,000)
Cash used by investing activities	(21,000)	(18,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital leases	(4,000)	(4,000)
Amount borrowed (paid) on line of credit, net	-	373,000
Amounts paid on long term borrowings	-	(5,000)
Cash provided by (used by) financing activities	(4,000)	364,000

Net increase (decrease) in cash and cash equivalents	(152,000)	28,000

Cash at beginning of period	473,000	72,000

Cash at end of period	$321,000	$100,000

Cash paid during the period:
Interest	$31,000	$21,000

Non cash investing and financing activities:
None	$-	$-

See accompanying notes.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

March 31, 2003 and 2002

(1)  Basis of Presentation

        The unaudited condensed consolidated financial statements of NetLojix Communications, Inc. and Subsidiaries (the "Company" or "NetLojix") as of March 31, 2003 and for the three month periods ended March 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in NetLojix's Form 10-KSB for the year ended December 31, 2002. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the interim financial information have been included.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year. Certain reclassifications have been made to prior period amounts in order to conform to current year presentation.

(2)  Going Concern

        The company is in default under its secured credit facility and cannot borrow additional funds.  In addition, at March 31, 2003, the Company had a working capital deficit of $2,787,000 and negative stockholders' equity of $2,132,000.  These factors raise substantial doubt about the Company's ability to continue as a going concern. Based upon estimates of projected cash flows for the calendar year 2003, management believes that the Company's ability to continue in existence is dependent upon receiving new debt financing, cost reduction and general revenues from the operations of the Company's subsidiaries, as to any of which there can be no assurance.  Management is currently in the process of taking the Company private (see note 4) and is continuing to reduce costs.

(3)  Acquisitions and Dispositions

        In January 2003, we ceased operations at Smith Technology Solutions, Inc., based in Northern California ("STS"), which provided technical support services to corporate customers, primarily in California. In April 2003 we sold STS's customers and one service contract to Dewayne Cornelious, the former general manager of STS.  The purchase price of $24,000 will be paid over 18 months and may be reduced by negotiating a reduction in rent and or disposing of assets at a price in excess of their book value.  We do not believe that this transaction will have a material adverse effect on NetLojix's net income.

        On September 30, 2001 we sold a portion of our New York technical support services business (consisting of our New York City customer list and related customer contracts) to Laser Printer Care Company, Ltd. We retained all of our help desk customers and contracts. This was a non-cash transaction. The consideration consisted of the purchaser assuming our responsibility for unused customer retainers and remaining terms on service agreements, which we held as liabilities.  We recorded a gain (net of costs) of $203,000 in connection with this sale as a result of the removal of these liabilities. In addition, if the purchaser was able to renew retainers, service agreements or provide any additional services to the customers that were transferred, then it was to pay us 5% of any such cash received prior to September 30, 2002. We have recorded $3,918 in such additional payments as of September 30, 2002.

(4)  Going private

        On December 28, 2002, NetLojix entered into an Agreement and Plan of Merger (the "merger agreement") with NetLojix Acquisitions Corporation ("NAC") providing for the merger of NAC with and into NetLojix, with NetLojix as the surviving corporation in the merger. NAC is owned and controlled by Anthony E. Papa and James P. Pisani, NetLojix's Chief Executive Officer and President, respectively (the "Executives"). Upon completion of the merger, NetLojix would become a privately held corporation all of the common stock of which would be owned by the Executives.

        The merger agreement provides that, at the effective time of the merger, all issued and outstanding shares of NetLojix common stock (other than shares of NetLojix common stock held by NAC, the Executives or NetLojix, or shares subject to properly exercised appraisal rights) will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes. The closing of the transaction is subject to certain conditions, including the approval of NetLojix stockholders.

(5)  Net Loss Per Common Share

        Net Loss per common share for the three month periods ended March 31, 2003 and 2002 are as follows:

	Three Months Ended March 31,
Net loss per share -	2003	2002

Numerator:
Net loss	$(121,000)	(153,000)
Preferred dividends	-	-
Net loss applicable to common stockholders	(121,000)	(153,000)

Denominator:
Weighted average number of common shares used in basic and diluted Net loss per common share	14,858,054	14,656,328
Basic and diluted Net loss per common share	$(0.01)	(0.01)

        As of March 31, 2003 and 2002, common stock equivalent shares such as employee stock options have been excluded from the computation of diluted weighted average shares, as the effect would be antidilutive.  Comprehensive loss for the periods ended March 31, 2003 and 2002 is equal to net loss reported for such periods.

(6)  Litigation and Contingencies

        In connection with our 1998 acquisition of Remote Lojix/PCSI, Inc. we have accrued $456,000 in possible liabilities, which makes up most of our other current liabilities. However, our ultimate liability may exceed that amount.  On March 10, 2003 we received an assessment from the New York State Department of Taxation and Finance related to a portion of this liability in the amount of $115,000.

        In connection with the sale in November 1999 of Matrix Telecom (a former subsidiary of NetLojix) to Platinum Equity Holdings LLC, the amount of the final purchase price is subject to adjustment based on finalization of a balance sheet for Matrix Telecom as of August 31, 1999 and agreement by both parties. NetLojix provided the purchaser a Matrix Telecom balance sheet prepared in accordance with generally accepted accounting principles as required.  We were subsequently notified by Platinum that it materially disagreed with the closing balance sheet that we prepared and that it believed it was entitled to a reduction of the purchase price we had received.  We attempted to resolve the matter, but the purchaser resisted submitting the matter to an independent firm of accountants chosen by the parties for final resolution, as required by the contract.   Our last contact with Platinum regarding this matter was in February 2001, and we have had no indication since then that Platinum intends to pursue this dispute.  At this time, we do not expect any additional expense or recovery and have chosen not to pursue legal action against Platinum.  We believe that the ultimate resolution of the items in dispute will not materially affect the recorded gain.

        NetLojix presently has other contingent liabilities relating to the conduct of our business.  On the basis of information furnished by counsel and others, management believes that the resolution of these contingencies will not materially affect the financial condition or results of operations of the Company.

(7)  Stockholders' Equity

        During March 2002 we retired 25,000 shares of our common stock, which we repurchased from the NetLojix Communications, Inc. Employees' Savings Plan and Trust (the "401(k) Plan") at a price of $0.16 per share in December 2001.  These were unallocated shares that had been part of the employer contribution to the 401(k) Plan and were repurchased as a result of our decision to remove stock ownership as an option under the 401(k) Plan.

        During April 2002, we retired 30,274 shares of our common stock out of the 100,000 shares held in escrow from the purchase of CW Electronic Enterprises, Inc. ("CWE²") in 2000.  These shares were returned to Netlojix due to discrepancies in CWE²'s balance sheet at the time of purchase.  The remaining 69,726 shares were released from escrow to the former owner of CWE².

        On August 20, 2002, we issued 232,000 shares of our common stock and warrants to purchase 200,000 shares of common stock at an exercise price of $8.00 per share as part of the settlement of all outstanding claims under the class action lawsuit initiated in December 1998.

         On October 14, 2002, we exercised our right to redeem all of the warrants for a redemption price of $.05 per share of common stock issuable upon exercise of the warrants.  As a result, the warrants are no longer outstanding.

(8)  Related Party Transactions

We have had transactions in the normal course of business with various companies who are related to our shareholders.  We provide long distance and data network service to a number of such related companies. Balances related to operating activities are settled monthly.  The relationships that generate the revenues are effectively the same as all other customer relationships held by the Company. The agreements are standard term agreements.  We neither receive nor provide any benefit outside of a standard customer-supplier relationship.

        For the Quarter ended March 31, 2003, revenue from related parties as a percentage of total revenue decreased 10 percentage points to 17%.  The decrease was mainly due to the fact that UICI (a public company affiliated with certain stockholders of NetLojix) terminated NetLojix as its long distance services provider as of December 2002.

        On January 31, 2002, NetLojix's secured credit facility with Coast Business Credit expired, and NetLojix entered into a new secured credit facility with DTL One, LLC ("DTL").  DTL is owned and controlled by director Jeffrey J. Jensen. Under the DTL line of credit, NetLojix may borrow up to 80% of eligible receivables (as defined) up to a total amount of $2.0 million.  Borrowings under the line of credit bear interest, payable monthly, based upon the prime rate of Bank of America NT & SA plus 2% with a minimum interest rate of 10%. Borrowings under the credit facility are secured by substantially all assets of NetLojix. The credit facility also prohibits the payment of dividends and limits the size of business acquisitions that we may make without the prior consent of DTL. NetLojix is in violation of the maximum borrowing provisions of this credit facility and may not borrow additional amounts. DTL has notified the Company that it does not intend to renew the line of credit when it expires, but has not yet exercised its right to accelerate the required repayment of the amounts due under the facility.

        Between 1998 and 2000, NetLojix loaned or advanced Craig R. Clark, its former Vice President of Business Development, a total of $86,000, including interest.  All of these loans and obligations are unsecured.  On January 15, 2002, NetLojix entered into a separation agreement with Craig R. Clark.  As a result of the agreement, Mr. Clark resigned from all positions with NetLojix, effective March 31, 2002.  NetLojix then notified Mr. Clark that the loan was due and payable in full.  NetLojix has not yet received any payment from Mr. Clark.  We chose to reserve for the total amount advanced as of June 30, 2002.

(9)  Accounts Receivable

        Accounts receivable are net of allowances for doubtful accounts and other provisions of $271,000 as of March 31, 2003.  Interest is not accrued on overdue accounts receivable.  The allowance for doubtful accounts receivable is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses.  Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.  Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired (bankruptcy, lack of contact, account balance over one year old, etc.).

(10)  Revenue Recognition

      Revenues for long distance, frame relay, Internet, applications development and web hosting services are recognized as service is provided. Amounts paid in advance are recorded as unearned revenue and recognized as services are provided.  Within the Technical Support Services segment, we sell services under hourly service contracts (whether prepaid or billed in arrears), flat fee service contracts or prepaid maintenance contracts.  For prepaid maintenance contracts, we recognize revenue ratably over the service period.  A small number of our applications development contracts contain customer acceptance provisions.  In accordance with SAB 101, we recognize revenue on such contracts only after a customer has indicated acceptance or the customer acceptance period has lapsed.  For all other services, revenues are recognized when the services are rendered.

(11)  Depreciation Excluded from Cost of Sales

        We have also excluded depreciation from Cost of Sales in the amount of $25,000 and $25,000 for the three month periods ended March 31, 2003 and 2002 respectively. Such amounts are included in depreciation in the operating expense section of the Statement of Operations and represent depreciation of equipment used in our data center.

(12) Segment Reporting

       NetLojix's primary business segments are Network Connectivity, Technical Support Services and Application Development and Hosting. Parent company costs are allocated to each segment based on revenue.

        The Network Connectivity segment includes services for the transfer of data or voice traffic.  We provide traditional long distance services, calling card, dedicated voice and data access and numerous Internet service options.  Telecommunications product offerings include dedicated or leased lines, switched long distance, frame relay, calling cards, and "1-800" services.  Internet product offerings within the network connectivity segment include dial-up access, DSL, ISDN and dedicated access.  This segment includes the Internet connectivity portion of our Southern California based ISP.

        The Technical Support Services segment encompasses a broad array of technical support services and solutions including system integration, desktop and network support, asset management and help desk solutions. Services include flat-fee maintenance contracts, prepaid time block retainers, help desk management contracts, LAN installations, warranty repairs and a small amount of hardware sales.

        The Applications Development and Hosting services segment includes producing, designing and programming creative multimedia applications that can be produced as a web application or a stand alone application, and hosting, including shared, dedicated, co-location and managed services.

The results for the three months ended March 31, 2003 and 2002 are as follows:

	Three Months Ended March 31, 2003
	Network Connectivity Services	Technical Support Services	Applications Development and Web Hosting	Total
Revenues	$1,303,000	854,000	371,000	2,528,000
Gross margin	565,000	260,000	335,000	1,160,000
Selling, general & administration	562,000	352,000	218,000	1,132,000
Depreciation & amortization	56,000	28,000	28,000	112,000
Interest expense	16,000	11,000	4,000	31,000
Other expense	3,000	1,000	2,000	6,000
Net income (loss)	$(72,000)	(132,000)	83,000	(121,000)
Total assets	$1,226,000	796,000	330,000	2,352,000

	Three Months Ended March 31, 2002
	Network Connectivity Services	Technical Support Service	Applications Development and Web Hosting	Total
Revenues	$2,026,000	1,486,000	409,000	3,921,000
Gross margin	664,000	666,000	301,000	1,631,000
Selling, general & administration	743,000	653,000	201,000	1,597,000
Depreciation & amortization	62,000	68,000	24,000	154,000
Interest expense	10,000	10,000	1,000	21,000
Other expense (income)	5,000	6,000	1,000	12,000
Net income (loss)	$(156,000)	(71,000)	74,000	(153,000)
Total assets	$2,265,000	975,000	470,000	3,710,000

        Within the three business segments there are multiple types of revenue which are stated separately below:

	Three months
	Ended March 31,
	2003	2002
Network Connectivity Services
Data & Voice Services	$774,000	1,375,000
Internet Services	529,000	650,000

Technical Support Services
Technical Support	161,000	514,000
Help Desk Services	664,000	943,000
Hardware	29,000	29,000

Applications Development and Web Hosting
Applications Development	71,000	132,000
Web Hosting	300,000	278,000
	$2,528,000	3,921,000

(13) Recent Accounting Pronouncements

        In December 2002 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) #148, "Accounting for Stock-Based Compensation, Transition and Disclosure". This Standard provides alternative methods of transition for a voluntary change to the "fair value" based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro-forma effect of using the fair value method of accounting for stock-based compensation be displayed more prominently and in a tabular format. Additional, this standard requires the disclosure of the pro-forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS #148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. We do not expect that the adoption of SFAS 148 will have a material effect on our financial position or results of operations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
of NetLojix Communications, Inc.:

We have audited the accompanying consolidated balance sheet of NetLojix Communications, Inc. (the "Company") as of December 31, 2002 and the related consolidated statements of operations, stockholders' deficit and cash flows for the two years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 1, the Company has incurred recurring operating losses, has a working capital deficiency and is unable to borrow any additional amounts under its secured line of credit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are described in Note 15.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Oxnard, California                                                                 /s/ Farber & Hass LLP
March 24, 2003

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002

2002
Assets
CURRENT ASSETS
Cash	$473,000
Accounts receivable, net	842,000
Accounts receivable from related parties	417,000
Prepaid expenses and other current assets	183,000
Total current assets	1,915,000

Property and equipment, net	706,000
Other assets	56,000
Total assets	$2,677,000

Liabilities and Stockholders' Deficit
CURRENT LIABILITIES
Revolving line of credit	$1,200,000
Accounts payable and other accrued expenses	1,210,000
Accrued payroll related liabilities	577,000
Accrued network services costs	496,000
Litigation settlement liability	6,000
Sales and excise tax payable	53,000
Unearned revenue	664,000
Other current liabilities	474,000
Total current liabilities	4,680,000

Long-term obligations	11,000
Total liabilities	4,691,000

Commitments and contingencies (Notes 2, 9 and 12)

STOCKHOLDERS' DEFICIT
Preferred stock, authorized 1,000,000 shares, $0.01 par value
Series A convertible preferred stock, designated 250,000 shares, cumulative as to 8% dividends, 147,700 shares issued and
outstanding (Liquidation preference of $822,000 at December 31,
2002 including dividends in arrears totaling $231,392.)	1,000
Common stock, authorized 40,000,000 shares
$0.01 par value, issued 14,858,054 shares at December 31, 2002	149,000
Deferred Compensation - restricted stock	(9,000)
Additional paid-in capital	28,631,000
Preferred dividends	(102,000)
Accumulated deficit	(30,682,000)
Treasury stock, $0.01 par value, 162,905 common shares at
December 31, 2002	(2,000)
Total stockholders' deficit	(2,014,000)

Total liabilities and stockholders' deficit	$2,677,000

See accompanying notes.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2002, 2001

	2002	2001

SERVICE REVENUES
Unrelated parties	$10,548,000	$15,315,000
Related parties - (note 7)	3,929,000	3,826,000
	14,477,000	19,141,000
COST OF SERVICE REVENUES
(exclusive of depreciation - note 1D)	8,638,000	11,396,000

GROSS MARGIN	5,839,000	7,745,000

OPERATING EXPENSES
Selling, general and administrative	5,660,000	7,310,000
Litigation settlement (recovery)	-	(684,000)
Gain on sale of contracts and customer List	-	(203,000)
Provision for intangible asset impairment	-	5,099,000
Depreciation and amortization	835,000	1,561,000
Total operating expenses	6,495,000	13,083,000

OPERATING LOSS	(656,000)	(5,338,000)

Interest expense	(118,000)	(140,000)
Other income (expense), net	(146,000)	163,000
Loss from continuing operations
before income taxes	(920,000)	(5,315,000)

Income tax	-	-

NET LOSS	$(920,000)	$(5,315,000)

Net loss per common share - basic and diluted	$(.06)	$(.36)

Weighted average number of
common shares - basic and diluted	14,719,051	14,581,944

See accompanying notes.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002 and 2001

	Preferred Stock			Common Stock		Deffered Compensation	Additional Paid-In	(Accumulated	Treasury Stock
	Shares	Amount	Dividends	Shares	Amount	Stock	Capital	Deficit)	Shares	Amount	Total
BALANCES,
December 31, 2000	148,000	1,000	102,000	14,482,000	145,000	-	28,554,000	(24,447,000)	(163,000)	(2,000)	4,149,000

Issuance of restricted stock	-	-		200,000	2,000	(20,000)	20,000	-	-	-	2,000
Stock Compensation earned	-	-		-	-	4,000	-	-	-	-	4,000
Purchase of stock from 401k plan	-	-		-	-	-	(4,000)	-	(25,000)	-	(4,000)
Net loss	-	-		-	-	-	-	(5,315,000)	-	-	(5,315,000)
											-

December 31, 2001	148,000	1,000	102,000	14,682,000	147,000	(16,000)	28,570,000	(29,762,000)	(188,000)	(2,000)	(1,164,000)

Deferred Compensation - restricted stock	-	-		-	-	7,000	-	-	-	-	7,000
Retirement of 401k stock	-	-		(25,000)	-	-	-	-	-	-	-
Retirement of CWE escrow shares	-	-		(31,000)	-	-	-	-	25,000	-	-
issued Litigation Shares	-	-		232,000	2,000	-	61,000	-	-	-	63,000
Net loss	-	-		-	-	-	-	(920,000)	-	-	(920,000)

December 31, 2002	148,000	$1,000	$102,000	14,858,000	$149,000	$(9,000)	$28,631,000	$(30,682,000)	(163,000)	$(2,000)	$(2,014,000)

See accompanying notes.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from operations	$(920,000)	$(5,315,000)
Adjustments to reconcile net loss from operations
to cash provided by (used by) operating activities:
Depreciation and amortization	835,000	1,561,000
Provision for intangible asset impairments	-	5,099,000
Provision for bad debts	218,000	119,000
Gain on sale of Contracts and Customer List	-	(203,000)
Litigation settlement (recovery)	-	(684,000)
Stock compensation earned	7,000	4,000
Changes in operating assets and liabilities:
Accounts receivable	818,000	292,000
Due from affiliates	144,000	271,000
Other current assets	109,000	85,000
Litigation settlement liability	(4,000)	(183,000)
Accounts payable and accrued liabilities	(1,498,000)	(230,000)
Cash provided by (used by) operating activities	(291,000)	816,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(61,000)	(149,000)

Cash used by investing activities	(61,000)	(149,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital leases	(15,000)	(18,000)
Amount borrowed (paid) on line of credit, net	773,000	(751,000)
Amounts paid on long term borrowings	(5,000)	(6,000)
Purchase of treasury stock	-	(4,000)

Cash provided by (used by) financing activities	753,000	(779,000)

Net increase (decrease) in cash and cash equivalents	401,000	(112,000)

Cash and cash equivalents at beginning of period	72,000	184,000

Cash and cash equivalents at end of period	$473,000	$72,000

Cash paid (received) during the period:
Interest - operations	$118,000	$140,000
Income taxes - operations	-	-

Noncash investing and financing activities:	$-	$-

See accompanying notes.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

(1)     Summary of Significant Accounting Policies

        (A)     Business and Background

        NetLojix Communications, Inc. ("NetLojix" or the "Company") provides technology and network management services that enable businesses to operate effectively in the increasingly complex world of electronic commerce and communications.  The services we provide include advanced Internet, data, and voice connectivity, technical support and application development and hosting services.   We are a single-source provider of enterprise network solutions integrating our complete portfolio of broadband connectivity; applications development and hosting; and technical help desk, system integration and maintenance. Our support teams provide design, implementation and management of LAN, WAN and eBusiness solutions, including frame relay, DSL, iVPN, VOIP and Internet access.  We offer these services on a stand-alone basis or bundled as part of a total solution.

        (B)     Going Concern

        The Company is in default under its secured credit facility and cannot borrow additional funds.  In addition, at December 31, 2002, the Company had a working capital deficit of $2,765,000 and a stockholders' deficit of $2,014,000.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  See Note 15 for management's plans in this regard.

        The consolidated financial statements have been prepared assuming that the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations.

        (C)     Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        (D)      Depreciation Excluded from Cost of Sales

        We have excluded $102,000 and $100,000 in depreciation from Cost of Sales for the years ended December 31, 2002 and 2001, respectively.  Such amounts are included in depreciation in the operating expense section of the Statement of Operations and represents depreciation of equipment used in our data center.

        (E)     Accounts Receivable

        Accounts receivable are net of allowances for doubtful accounts and other provisions of $239,000 as of December 31, 2002.  Interest is not accrued on overdue accounts receivable.  The allowance for doubtful accounts receivable is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses.  Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.  Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired (bankruptcy, lack of contact, account balance over one year old, etc.).

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

        (F)     Revenue Recognition

        Revenues for long distance, frame relay, Internet, applications development and web hosting services are recognized as service is provided. Amounts paid in advance are recorded as unearned revenue and recognized as services are provided.  Within the Technical Support Services segment, we sell services under hourly service contracts (whether prepaid or billed in arrears), flat fee service contracts or prepaid maintenance contracts.  For prepaid maintenance contracts, we recognize revenue ratably over the service period.  A small number of our applications development contracts contain customer acceptance provisions.  In accordance with SAB 101, we recognize revenue on such contracts only after a customer has indicated acceptance or the customer acceptance period has lapsed.  For all other services, revenues are recognized when the services are rendered.

        (G)     Property and Equipment

        Property and equipment are recorded at cost. Maintenance and repairs are charged against income as incurred, while renewals and major replacements are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in operations. We provide depreciation of fixed assets using the straight-line method over the following estimated useful lives of the respective assets.

Computer equipment & software	2-5 years
Office furniture and equipment	1-7 years
Leasehold improvements	Lease term
Vehicles	3 years

        (H)     Goodwill

        Goodwill represents the excess of purchase price over the fair value of net assets acquired in various acquisitions.  Using FAS-121 we assess the recoverability of our recorded goodwill by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future cash flows of the acquired businesses.  We recognized the possibility of impairment to the goodwill recorded for the acquisitions of Remote Lojix/PCSI, Inc., Smith Technology Solutions, Inc., and CW Electronic Enterprises, Inc. due to a significant change in business climate.  Increased competition applying downward pressure on prices, economic factors causing reduced spending by all customers and the loss of a few key customers led us to this conclusion.  The calculation of the estimated undiscounted future cash flows for these three Technical Support Service acquisitions did not support that any of the recorded goodwill in the net amount of $4,248,000 would be recovered.  This amount was written off as of December 31,2001.

        (I)     Customer Bases Acquired and Other Intangible Assets

        Customer Bases Acquired of $0 and $290,000 as of December 31, 2002 and 2001, respectively, is recorded net of accumulated amortization of $1,583,000 and $1,293,000, respectively. The customer bases acquired were recorded in other assets and were amortized on a straight-line basis over five years.  We also have included in intangible assets the covenants-not-to-compete obtained in connection with two acquisitions in 2000, the balance of which was $0 and $75,000 as of December 31, 2002 and 2001, respectively, net of accumulated amortization of $200,000 and $125,000. These covenants-not-to-compete were amortized on a straight-line basis over the contract period of two years.

        Using FAS-121 we assess the recoverability of these intangible assets by comparing the recorded value to estimated undiscounted future cash flows from the use of the asset. The amount of impairment, if any, is measured based on the difference between the recorded net book value and the estimated fair value of the intangible assets.  We recognized the possibility of impairment to the Customer Bases recorded

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

for the acquisitions of Smith Technology Solutions, Inc., and CW Electronic Enterprises, Inc. due to a significant change in business climate.  Increased competition applying downward pressure on prices, economic factors causing reduced spending by all customers and the loss of a few key customers led us to this conclusion.  The calculation of the estimated undiscounted future cash flows for these two Technical Support Service acquisitions did not support that any of the recorded Customer Bases in the net amount of $851,000 would be recovered.  This amount was considered fully impaired as of December 31,2001, and was expensed.

        The Company adopted SFAS 142 on January 1, 2002. Under the new rules, the Company is no longer permitted to amortize intangible assets with indefinite lives; instead they will be subject to periodic tests for impairment.  SFAS 142 supercedes APB Opinion #17, Intangible Assets. In accordance with SFAS 142, the Company also performed an impairment test of its remaining customer base as of January 1, 2002 and determined that no write-down was necessary.  As of December 31, 2002 we have fully amortized all intangible assets.

        With all intangible assets with indefinite lives having been written off due to impairment, previously reported net income and earnings per share will not need adjustment for the exclusion of amortization expense for goodwill, net of income tax. There is no estimated amortization expense for each of the next five years ended December 31.

        (J)     Use of Estimates

        Management has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles.  Actual results could differ from those estimates.

        (K)      Concentrations of Credit Risk

        Our customers are primarily small to mid-size (50-500 employees) business owners and are not concentrated in any specific geographic region of the United States. There are slight concentrations around NetLojix's offices in New York, Chicago, Fort Worth, Texas and California.  We generally extend credit to our customers and accounts receivable are generally not collateralized. As of December 31, 2002, three customers comprise $620,000, or 49%, of the accounts receivable balance as listed below.

SG Cowen Securities Corporation	$323,000
Excel Agent Services, LLC	173,000
American Administrative Group, Inc.	124,000
$620,000

        In addition, SG Cowen Securities Corporation represents approximately 16.2% of the Company's revenues for the year ended December 31, 2002.  This customer reduced its usage of our services in 2002, and has indicated that it will further reduce or eliminate its usage of our services in 2003.  We currently do not know if that customer will continue to utilize our services in the remainder of 2003.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

        (L)     Financial Instruments

        Our financial instruments include cash, receivables, payables, and accrued expenses. The carrying amount of such financial instruments approximates fair value because of the short maturity of these instruments.

        (M)     Loss Per Share

        Basic and diluted loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. We have excluded all outstanding convertible preferred stock and outstanding options and warrants to purchase common stock from the calculation of diluted net loss per share as such securities are antidilutive for all periods presented. Comprehensive loss for the years ended December 31, 2002 and 2001 is equal to net loss reported for such periods.

        (N)     Reclassifications

        Certain reclassifications have been made to prior period amounts in order to conform to current year presentation.

        (O)     Advertising Costs

        Costs incurred for producing and communicating advertising are expensed as incurred and are included in selling, general and administrative expenses. Consolidated advertising expense amounted to $63,000 and $62,000 in 2002 and 2001, respectively.

        (P)    Recently-issued accounting pronouncements

        In June 2001, the Financial Accounting Standards Board issued SFAS 141 "Business Combinations", and SFAS 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001.  Under the new rules, goodwill and certain intangible assets will no longer be amortized but will be subject to annual impairment tests.  Other intangible assets with finite useful lives will continue to be amortized over their useful lives.  We do not expect any material effect on our financial position or results of operations from the adoption of these statements.  The Company adopted this pronouncement on January 1, 2002.

        In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations", effective for fiscal years starting after June 15, 2002.  SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations.  Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expense over the life of the asset.  We do not expect any material effect on our financial position or results of operations from the adoption of this statement. The Company adopted this pronouncement on January 1, 2003.

         In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of  Long-Lived Assets" , effective for fiscal years starting after December 15, 2001 and interim periods within those years.  SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations.  We do not expect any material effect on our financial position or results of operations from the adoption of this statement. The Company adopted this pronouncement on January 1, 2002.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

        In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities", which nullifies EITF Issue 94-3.  SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002 and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, in contrast to the date of an entity's commitment to an exit plan, as required by EITF Issue 94-3.  We do not expect any material effect on our financial position or results of operations from the adoption of this statement. The Company adopted this pronouncement on January 1, 2003.

(2)     Acquisitions and Dispositions

        On September 30, 2001 we sold a portion of our New York technical support services business (consisting of our New York City customer list and related customer contracts) to Laser Printer Care Company, Ltd. We retained all of our help desk customers and contracts. This was a non-cash transaction. The consideration consisted of the purchaser assuming our responsibility for unused customer retainers and remaining terms on service agreements, which we held as liabilities.  We recorded a gain (net of costs) of $203,000 in connection with this sale as a result of the removal of these liabilities. In addition, if the purchaser was able to renew retainers, service agreements or provide any additional services to the customers that were transferred, then it was to pay us 5% of any such cash received prior to September 30, 2002. We have recorded $3,918 in such additional payments as of September 30, 2002.  No pro forma table is included due to the immaterial difference in results of operations.

(3)     Property and Equipment

        Property and equipment consisted of the following:

December 31, 2002
Computer equipment & software	$1,558,000
Office furniture and equipment	279,000
Leasehold improvements	308,000
Vehicles	32,000
Total property and equipment	2,177,000
Accumulated depreciation and amortization	(1,471,000)
Property and equipment, net	$706,000

            We recognized total depreciation and amortization expense of $467,000 for 2002.

(4)      Stockholders' Equity

         Issuance and Conversion of Preferred Stock

        The Series A Convertible Preferred Stock ("Series A Stock") is convertible, on a one-to-one basis, into shares of our common stock.

        Common Stock Transactions

        On April 30, 2001, we sold a total of 200,000 shares of our restricted stock to two of our officers and directors under our 1998 Stock Incentive Plan at a price of $.01 per share. These shares vest 30% at the end of each of the first two anniversary dates of their issuance and

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

40% on the third anniversary of their issuance. The difference between the purchase price and the fair market value of the stock at the time of grant is being amortized over the restriction period.  Each of the two individuals was also granted an option to purchase 400,000 shares of our common stock under the same plan with the same vesting schedule at an exercise price of $.11 per share. Also in April 2001, we granted to other employees, options to purchase 18,000 shares under the same plan at exercise prices of $.14 and $.17 per share. The options vest at the rate of 25% on each anniversary of issue.  In the third quarter of 2001 we issued options to two directors and one employee to purchase 100,000 shares of common stock each at $.14. The employee's options vest equally over 4 years and the directors' options vest equally over two years.  The above options were all issued at the fair market value of the stock at the date of grant.

        During December 2001, we repurchased 25,000 shares of our common stock from the NetLojix Communications, Inc. Employees' savings plan and Trust (the "401(k) Plan") at a price of $0.16 per share.  These were unallocated shares that had been part of the employer contribution to the 401(k) Plan and were repurchased as a result of our decision to remove stock ownership as an option under the 401(k) Plan.  At December 31, 2001 these shares are reflected in treasury stock on the Consolidated Balance Sheet.  These 25,000 shares were retired in the first quarter of 2002.

        During April 2002, we retired 30,274 shares of our common stock out of the 100,000 shares held in escrow from the purchase of CW Electronic Enterprises, Inc. ("CWE²") in 2000.  These shares were returned to NetLojix due to discrepancies in CWE²'s balance sheet at the time of purchase.  The remaining 69,726 shares were released from escrow to the former owner of CWE².

        On August 20, 2002, we issued 232,000 shares of our common stock as part of the settlement of all outstanding claims under the class action lawsuit initiated in December 1998.

        Common Stock Warrants

        In January 2000, we retained Kaufman Bros., L.P ("Kaufman Bros.") to act as our financial advisor and investment banker.  As compensation for investment banking services, we agreed to pay $25,000 and issue 100,000 warrants expiring in January 2005 to purchase our common stock at an exercise price of $3.28. Using the Black-Scholes pricing model, the fair value of the warrants was estimated to be $216,000, which was recorded as an expense during the first quarter of 2000. In addition, we agreed to compensate Kaufman Bros. for any financing or merger transactions facilitated by them in accordance with a specified fee schedule. Kaufman Bros. ceased providing services to us in August 2001.

        On August 20, 2002, we issued warrants to purchase 200,000 shares of common stock at an exercise price of $8.00 per share as part of the settlement of all outstanding claims under the class action lawsuit initiated in December 1998.  On October 14, 2002, we exercised our right to redeem all of the warrants for a redemption price of $.05 per share of common stock issuable upon exercise of the warrants.  As a result, the warrants are no longer outstanding.

        On March 2, 2000, we issued warrants to purchase 75,000 shares of common stock at an exercise price of $5.25 per share to AMRO International, S.A. in connection with a private placement of our common stock. These warrants expired on March 1, 2003.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

        Stock Option Grants

        In 1997, we adopted the 1997 Incentive Stock Option Plan (the "1997 Plan") for stock option grants to officers and key employees.  The 1997 Plan authorizes grants of options to purchase up to 250,000 shares of authorized but unissued common stock and 125,000 shares of restricted common stock.

        Stock options are to be granted with an exercise price greater than or equal to the stock's fair market value at the date of grant.  Options generally vest 25% after one year and 25% each year thereafter until fully vested.  Such options typically expire after ten years. As of December 31, 2002, options to purchase 58,000 shares had been exercised and options to purchase 49,000 shares were outstanding under the 1997 Plan.  Exercise prices range from $3.00 to $12.00 per share.  In addition, 120,000 shares of restricted stock had been awarded under the 1997 Plan, all of which have vested in full.

        During 1998, we adopted the 1998 Stock Incentive Plan (the "1998 Plan"), which initially provided for the issuance of up to 1,500,000 shares of NetLojix common stock pursuant to stock options and issuances of restricted stock, as well as for the grant of stock appreciation rights. At our annual meeting on May 25, 2000, the stockholders approved an amendment to the 1998 Stock Incentive Plan increasing the number of shares authorized for issuance under the plan by 1,500,000 shares. All stock options granted have an exercise price greater than or equal to the stock's fair market value at the date of grant.  Options generally vest 25% after one year and 25% each year thereafter until fully vested.  Such options typically expire after ten years. As of December 31, 2002, options to purchase 75,000 shares had been exercised and options to purchase 2,291,000 shares were outstanding under the 1998 Plan.  Exercise prices range from $0.11 to $5.375 per share. In addition, 200,000 shares of restricted stock had been awarded under the 1998 Plan, 60,000 of which had vested.

        During 2001, we granted incentive stock options to two executive officers to purchase a total of 800,000 shares of our common stock at an exercise price of $.11, which was equivalent to the fair market value of the stock at the date of grant. The options vest at a rate of 30% per year for the first two years and 40% at the end of the third year and were granted pursuant to the 1998 Plan.  We also granted incentive stock options under the 1998 Plan to other employees and officers to purchase a total of 130,000 shares of our common stock at exercise prices ranging from $.13 to $.41 (average exercise price of $.14 per share), which was equivalent to the fair market value of the stock at the date of grant. The options vest at a rate of 25% per year over four years.

        During 2001, we granted non-statutory stock options to two Directors to purchase a total of 200,000 shares of our common stock at an exercise price of $.14, which was equivalent to the fair market value of the stock at the date of grant. The options vest at a rate of 50% per year for two years and were granted pursuant to the 1998 Plan.

        We apply APB Opinion No. 25 in accounting for the 1997 Plan and 1998 Plan; accordingly, no compensation cost has been recognized in the financial statements for stock options issued to employees.  For stock options granted to non-employees, we account for such options in accordance with the requirements of SFAS No. 123.  Had we determined compensation cost based on the fair value at the grant date for stock options issued to employees under SFAS No. 123, our financial statements would have reflected the following amounts:

	Year ended December 31,
	2002	2001
Additional compensation expense	$548,000	$750,000
Pro forma net loss from operations	$(1,468,000)	$(6,065,000)
Pro forma net loss from operations per common share	$(.10)	$(.42)

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

Pro forma compensation cost for 2001 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2001: expected volatility of 150%, risk-free interest rate of 5.0%; expected life of 8.5 years; and no expected dividend yield for any year.  There were no new option grants in 2002.

OPTIONS SUMMARY-Stock option activity is as follows:

		Weighted Average
	Options	Exercise Price	Grant-date Fair Value

Outstanding as of December 31, 2000	1,924,000	3.07
Granted	1,127,000	0.12	0.12
Expired	0	0
Canceled	(320,000)	2.36
Exercised	0	0
Outstanding as of December 31, 2001	2,731,000	1.94
Granted	0	0	0.00
Expired	(85,000)	3.10
Canceled	(306,000)	3.06
Exercised	0	0
Outstanding as of December 31,2002	2,340,000	1.75

                 Total expense recorded for stock based awards during 2002 and 2001 was $7,000 and $4,000, respectively.

                The following table summarizes certain information about our stock options at December 31, 2002.

Options Outstanding				Options Exercisable

Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Options	Life	Price	Options	Price

$ .11 -.25	1,272,000	7.57 years	$0.13	445,000	$ 0.14
1.78 - 2.13	155,000	7.50 years	1.90	88,000	1.90
2.78 - 3.28	514,000	7.12 years	3.16	301,000	3.17
4.00 - 5.38	386,000	5.77 years	4.82	309,000	4.78
8.00 - 12.00	13,000	3.89 years	10.66	13,000	10.66
	2,340,000	7.15 years	1.75	1,156,000	2.42

        At December 31, 2002, we had reserved a total of 3,245,000 shares for issuance upon conversion of outstanding preferred stock, and exercise of options and warrants.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

(5)     Federal and State Income Taxes

          Income tax benefit differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to loss from continuing operations before income taxes as a result of the following:

	Year ended December 31,
	2002	2001
Computed "expected" tax benefit	$(313,000)	$(4,595,000)
State and local taxes, net of federal income tax effect	-	(30,000)
Other permanent items	-	(17,000)
Losses not providing tax benefit	-	4,642,000
Other	0	0
	$-	$-

        Deferred income taxes as of December 31, 2002 and 2001, reflect the impact of temporary differences between financial statement carrying amounts and tax bases of assets and liabilities.  The tax effects of temporary differences and net operating loss carryforwards that give rise to significant portions of the net deferred tax assets at December 31, 2002 and 2001 are presented below:

	December 31,
	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$ 5,899,000	$ 5,586,000
Compensation related items	196,000	552,000
Contingent liabilities and other	171,000	255,000
Gross deferred tax asset	6,266,000	6,393,000
Less valuation allowance	(6,266,000)	(6,393,000)
Deferred tax asset	0	0

        The valuation allowance for deferred tax assets decreased by $127,000 and increased by $957,000 during 2002 and 2001, respectively.

         At December 31, 2002, we have net operating loss carryforwards for federal tax purposes of approximately $14,667,000, which are available on a limited basis to offset future federal taxable income, if any, through 2022.  A portion of these net-operating losses may be subject to annual limitations as imposed by Internal Revenue Code Section 382. The valuation allowance recorded in connection with the reverse acquisition of AvTel by Matrix Telecom and the acquisition of Remote Lojix, STS and CWE² was approximately $3,450,000.

(6)     Related Party Transactions

          We have had transactions in the normal course of business with various companies who are related to our shareholders.  We provide long distance and data network service to a number of such related companies. Balances related to operating activities are settled monthly.  The natures of the relationships that generate the revenues are effectively the same as all other customer relationships held by the Company. The agreements are standard term agreements.  We neither receive nor provide any benefit outside of a standard customer-supplier relationship.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

        For the year ended December 31, 2002, revenue from related parties as a percentage of total revenue increased 7 percentage points to 27%, with the increase growing throughout the year.  The increase was mainly due to the loss of, or reduced services to, non-affiliated customers such as Infosys, SG Cowen Securities Corporation, ABNAMRO Inc. and the New York City technical support services customers sold to Laser Printer Care Company Ltd.  However, UICI (a public company affiliated with certain stockholders of NetLojix) terminated NetLojix as its long distance services provider as of December 2002.  For the twelve months ended December 31, 2002, UICI accounted for approximately $2,084,000 of NetLojix's $3,929,000 affiliated revenue.

        On January 31, 2002, NetLojix's secured credit facility with Coast Business Credit expired, and NetLojix entered into a new secured credit facility with DTL One, LLC ("DTL").  DTL is owned and controlled by director Jeffrey J. Jensen. Under the DTL line of credit, NetLojix may borrow up to 80% of eligible receivables (as defined) up to a total amount of $2.0 million.  Borrowings under the line of credit bear interest, payable monthly, based upon the prime rate of Bank of America NT & SA plus 2% with a minimum interest rate of 10%. Borrowings under the credit facility are secured by substantially all assets of NetLojix. The credit facility also prohibits the payment of dividends and limits the size of business acquisitions that we may make without the prior consent of DTL.  The Company is in violation of the maximum borrowing provisions of this credit facility and may not borrow additional amounts.  DTL has notified the Company that it does not intend to renew the line of credit when it expires on January 31, 2004.

        Between 1998 and 2000, NetLojix loaned or advanced Craig R. Clark, its former Vice President of Business Development, a total of $86,000, including interest.  All of these loans and obligations are unsecured.  On January 15, 2002, NetLojix entered into a separation agreement with Craig R. Clark.  As a result of the agreement, Mr. Clark resigned from all positions with NetLojix, effective March 31, 2002.  NetLojix then notified Mr. Clark that the loan was due and payable in full.  NetLojix has not yet received any payment from Mr. Clark.  We chose to reserve for the total amount advanced as of June 30, 2002.

(7)     Loss Per Common Share

          Loss per common share is computed as follows:

	2002	2001
Numerator:
Net loss	$(920,000)	$(5,315,000)
Preferred dividends	-	-
Loss applicable to common shareholders	$(920,000)	$(5,315,000)
Denominator:
Weighted average number of common shares used in basic and diluted loss per common share	14,719,051	14,581,944
Basic and diluted net loss per common share	$(.06)	$(.36)

          There are 2,515,000 and 3,065,000 potential common shares excluded from the diluted loss per common share calculation for 2002 and 2001, respectively, because the effect is determined to be antidilutive.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

(8)     Commitments

          We lease office space and various equipment under operating leases which expire in various years through 2006.  In the normal course of business, operating leases are generally renewed or replaced by other leases. Total rental expense was $658,000 in 2002 and $742,000 in 2001. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2002 are: $301,000; 2003 - $206,000; 2004 - $163,000; 2005 - $124,000; 2006 - and $0; 2007.

          NetLojix currently has multiple contracts for switching and transmission facilities, equipment, network lines and software.  The total commitment is approximately $475,000 with termination dates ranging from present through second quarter 2005.  The commitment consists of a number of small contracts with venders for services with varying minimum amounts and termination dates, none of which is material.  The larger telecom contracts with minimum commitments that we have had in the past have been renegotiated to exclude minimums.

(9)      Lines of Credit

           On January 31, 2002, we repaid our secured credit facility with Coast Business Credit ("CBC") and entered into a new secured credit facility with DTL One, LLC ("DTL").  DTL is owned and controlled by director Jeffrey J. Jensen.  Under the DTL line of credit, we may borrow up to 80% of eligible receivables (as defined) up to a total amount of $2.0 million.  Borrowings under the line of credit bear interest, payable monthly, based upon the prime rate of Bank of America NT & SA plus 2% with a minimum interest rate of 10%. Borrowings under the credit facility are secured by substantially all of our assets. As of March 25, 2003, approximately $1.2 million is outstanding under the credit facility, and no additional amounts may be borrowed under the formula described above.  NetLojix has been in default under the credit facility since January 2003, because our borrowings exceed the 80% of eligible receivables limitation.  DTL has notified us that it does not intend to renew the line of credit, but has not yet exercised its right to accelerate the required repayment of the amounts due under the facility.  The credit facility also prohibits the payment of dividends and limits the size of business acquisitions that we can make without the prior consent of DTL.

           During 2000, we acquired STS subject to STSs line of credit with an outstanding balance of $91,000 at the date of acquisition. This line, which was secured by all the assets of STS, was repaid in full in early January 2001. Also, in 2000, we acquired CWE² subject to CWE²'s line of credit with a balance of $250,000 at the date of acquisition. This line is secured by all the assets of CWE². In December 2000 this amount was converted to a term note with payments over two years with interest at the lenders base rate plus .5%, or 6.5% at October 31, 2002.  The balance of the note was repaid in full in October 2002.

(10)     Segment Reporting

            The primary business segments are Network Connectivity, Technical Support Services and Application Development and Hosting. All of our services are targeted toward corporate companies within the United States.  Parent company costs are allocated to each segment based on revenue.  However, extraordinary items are not allocated.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

         The Network Connectivity segment includes services that are point-to-point connections of voice or data traffic.  We provide traditional long distance services, calling card, dedicated voice and data access and numerous Internet service options.  Telecommunications product offerings include dedicated or leased lines, switched long distance, frame relay, calling cards, and "1-800" services.  Internet product offerings within the network connectivity segment include dial-up access, DSL, ISDN and dedicated access.  This segment includes the Internet connectivity portion of our Southern California based ISP.

         The Technical Support Services segment encompasses a broad array of technical support services and solutions including system integration, desktop and network support, asset management and help desk solutions. Services include flat-fee maintenance contracts, prepaid time block retainers, help desk management contracts, LAN installations, warranty repairs and a small amount of hardware sales.

         The Applications Development and Hosting services segment includes producing, designing, and programming creative multimedia applications that can be produced as a web application or a stand alone application and hosting including shared, dedicated, co-location and managed services.

         We measure our performance based on revenues, gross margin and net income or loss.

          The results by segment for the years ended December 31, 2002 and 2001 are as follows:

	2002
	Network Connectivity Services	Technical Support Services	Applications Development and Web Hosting	Total

Revenues	$7,889,000	5,043,000	1,545,000	14,477,000
Gross margin	2,618,000	1,986,000	1,235,000	5,839,000
Selling, general & administration	2,622,000	2,215,000	823,000	5,660,000
Depreciation & amortization	531,000	203,000	101,000	835,000
Interest expense	60,000	47,000	11,000	118,000
Other (income) expense	57,000	74,000	15,000	146,000
Net income (loss)	$(652,000)	(553,000)	285,000	(920,000)
Total assets	$1,481,000	826,000	370,000	2,677,000

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

	2001
	Network Connectivity Services	Technical Support Services	Applications Development and Web Hosting	Total

Revenues	$9,741,000	7,773,000	1,627,000	19,141,000
Gross margin	3,417,000	3,134,000	1,194,000	7,745,000
Selling, general & administration	2,937,000	3,553,000	820,000	7,310,000
Depreciation & amortization	554,000	924,000	83,000	1,561,000
Interest expense	78,000	62,000	-	140,000
Other (income) expense	(246,000)	80,000	3,000	(163,000)
Sale of New York Technical Support Services Assets	-	203,000	-	203,000
Provision for asset impairment	-	(5,099,000)	-	(5,099,000)
Corporate litigation settlement	-	-	-	684,000

Net income (loss)	$94,000	(6,381,000)	288,000	(5,315,000)

Total assets	$2,366,000	1,488,000	485,000	4,339,000

                    Within the three business segments there are multiple types of revenue which are stated separately below:

	For the year ended December 31,
	2002	2001
Network Connectivity Services
Data & Voice Services	$5,522,000	$6,859,000
Internet Services	2,367,000	2,882,000
Technical Support Services
Technical Support	1,668,000	3,072,000
Help Desk Services	3,264,000	4,567,000
Hardware	111,000	134,000
Applications Development and Web Hosting
Applications Development	400,000	495,000
Web Hosting	1,145,000	1,132,000
	$14,477,000	$19,141,000

(11)     Contingencies

            We were defendants in a class action lawsuit under the federal securities laws filed in the United States District Court of the Central District of California.  This litigation alleged securities fraud as it relates to an unusual upsurge in the Company's stock price and trading volume on November 12, 1998, when trading in our stock was halted by Nasdaq. On October 4, 2000, we finalized an agreement with counsel for

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

the plaintiff class to settle all outstanding claims under the class action lawsuit. This agreement received the preliminary approval of the court on November 8, 2000, and we thereafter paid $150,000 (including $30,000 in 2000 and $120,000 in 2001) for administrative costs and other settlement implementation expenses. On May 29, 2001 the court entered its final order of dismissal and approval of the settlement.  During the third quarter of 2002, we issued for distribution to the claimant class members, and payment of the plaintiffs attorneys' fees and litigation expenses, a total of 232,000 shares of common stock and warrants to purchase 200,000 shares of NetLojix's common stock at an exercise price of $8.00 per share with a term of 2 years.   On October 14, 2002, we exercised our right to redeem all of the warrants for a redemption price of $.05 per share of common stock issuable upon exercise of the warrants, or $10,000 in the aggregate.  As a result, the warrants are no longer outstanding.

        During 2000, we recorded a charge against earnings of $998,000 and a liability relating to the expected settlement.  The value of the settlement charge was based on the shares being valued at the current stock price at the time of $3.06 and the warrant value being calculated by using the Black-Scholes method. On the date that the settlement became effective, this liability was adjusted using the same method as stated above based on NetLojix current market value of $0.27. This resulted in credit to earnings in the second quarter of 2001 of $684,000.

        In connection with the sale in November 1999 of Matrix Telecom (a former subsidiary of NetLojix), the final amount of the purchase price was to be subject to adjustment based on finalization of a balance sheet for Matrix Telecom as of August 31, 1999 and agreement by both parties. The purchaser notified us on December 16, 1999 that the purchaser materially disagreed with the balance sheet of Matrix Telecom that we prepared.  We attempted to resolve the matter, but the purchaser resisted submitting the matter to an independent firm of accountants chosen by the parties for final resolution, as required by the contract. We have had no contact with the purchaser regarding this matter since February 2001, and have no indication that the purchaser intends to pursue this dispute.  If the purchaser were to pursue the dispute, and if it were to be resolved in the purchaser's favor, we could be required to repay some of the purchase price to the purchaser in cash.  Any adjustments in the purchase price would affect the purchase price and the recorded gain.  At this time, we do not believe that any change in this situation will occur which would materially affect the recorded gain.

        In connection with our 1998 acquisition of Remote Lojix/PCSI, Inc. ("Remote Lojix"), we may be liable for certain obligations to third parties incurred by Remote Lojix and its prior affiliates outstanding at the time of our purchase of Remote Lojix. We have accrued $461,000 in connection with these possible liabilities. However our ultimate liability may exceed that amount.  On March 10, 2003 we received an assessment from the New York State Department of Taxation and Finance related to a portion of this liability in the amount of $115,000.

        We presently have other contingent liabilities relating to various other matters related to the conduct of its business.  On the basis of information furnished by counsel and others, management believes that the resolution of these contingencies will not materially affect the financial condition or results of operations.

(12)      Going private transaction

            On December 28, 2002, NetLojix Communications, Inc. ("NetLojix") entered into an Agreement and Plan of Merger (the "merger agreement") with NetLojix Acquisitions Corporation ("NAC") providing for the merger of NAC with and into NetLojix, with NetLojix as the surviving corporation in the merger. NAC is owned and controlled by Anthony E. Papa and James P. Pisani, NetLojix's Chief Executive Officer and President, respectively (the "Executives"). Upon completion of the merger, NetLojix would become a privately held corporation all of the common stock of which would be owned by the Executives.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

          The merger agreement provides that, at the effective time of the merger, all issued and outstanding shares of NetLojix common stock (other than shares of NetLojix common stock held by NAC, the Executives or NetLojix, or shares subject to properly exercised appraisal rights) will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes. The closing of the transaction is subject to certain conditions, including the approval of NetLojix stockholders.

(13)     Employee benefit plan

            We maintain a 401(k) plan for the benefit of all full time employees over the age of 21 with at least three months of service. Employees may make voluntary contributions to the Plan subject to the contribution restrictions of ERISA. Vesting for employer contributions is on a proportionate schedule after 2 to 5 years of service. We may make elective matching contributions. During the Plan year ended December 31, 2002, we made no elective matching contribution. Plan expenses incurred by the Company totaled $11,000, and $15,000 during 2002 and 2001, respectively.

(14)     Quarterly Financial Data (unaudited)

            The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

	Quarter Ended
2002	March 31,	June 30,	September, 30	December 31,
Net revenues	$3,921,000	$3,763,000	$3,687,000	$3,106,000
Gross margin	1,631,000	1,512,000	1,425,000	1,271,000
Net loss	(153,000)	(137,000)	(149,000)	(481,000)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.03)
	Quarter Ended
2001	March 31,	June 30,	September, 30	December 31,
Net revenues	$5,197,000	$4,951,000	$4,768,000	$4,225,000
Gross margin	2,171,000	1,972,000	1,940,000	1,662,000
Net Income (loss)	(413,000)	262,000	(138,000)	(5,026,000)

Basic and diluted Income (loss) per share	$(0.03)	$0.02	$(0.01)	$(0.34)

(15)     Management Plans

             As noted in Note 1 above, there is substantial doubt about the Company's ability to continue as a going concern.

             Based upon estimates of projected cash flows for the calendar year 2003, management believes that the Company's ability to continue in existence is dependent upon receiving new debt financing, cost reduction and general revenues from the operations of the Company's subsidiaries, as to any of which there can be no assurance.  Management is currently seeking potential lenders and is continuing to reduce costs.

NETLOJIX COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

(16)     Fourth Quarter Adjustment (unaudited)

            In the three months ended December 31, 2002 the Company recorded an adjustment of $290,000 to amortize the cost of its Internet customer base.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

NETLOJIX COMMUNICATIONS, INC.

and

NETLOJIX ACQUISITION CORPORATION

December 28, 2002

AGREEMENT AND PLAN OF MERGER

                            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of December 28, 2002, between NETLOJIX COMMUNICATIONS, INC., a Delaware corporation ("NetLojix"), and NETLOJIX ACQUISITION CORPORATION, a Delaware corporation ("NAC").

RECITALS

            A.            The Boards of Directors of NetLojix and NAC have approved the acquisition of NetLojix by the stockholders of NAC by means of the merger of NAC with and into NetLojix (the "Merger"), pursuant to the Certificate of Merger set forth in Exhibit A hereto (the "Certificate of Merger") and the transactions contemplated hereby, in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), which permit such Merger.

            B.            Each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

AGREEMENT

                            In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

1.                 The Merger.

            1.1             The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, NAC shall be merged with and into NetLojix, the separate corporate existence of NAC shall cease and NetLojix shall continue as the surviving corporation.  NetLojix, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2             Effective Time.   Unless this Agreement is earlier terminated pursuant to Section 6, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Section 5, at the offices of NetLojix, 501 Bath Street, Santa Barbara, California, unless another place or time is agreed to by NetLojix and NAC.  The date upon which the Closing actually occurs is herein referred to as the "Closing Date."  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of Delaware, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing, or such later time as is specified in the Certificate of Merger, being referred to herein as the "Effective Time").

            1.3             Effect of the Merger; Further Action.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NetLojix and NAC shall vest in the Surviving Corporation, and all debts, liabilities and duties of NetLojix and NAC shall become the debts, liabilities and duties of the Surviving Corporation.  If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of NetLojix and NAC, the officers and directors of NetLojix and NAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

            1.4             Certificate of Incorporation; Bylaws; Directors and Officers.

                        1.4.1       Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of NAC shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                        1.4.2       Bylaws.  At the Effective Time, the Bylaws of NAC, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                        1.4.3       Directors and Officers.  The directors of NAC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of NetLojix immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

            1.5             Conversion of Shares; Options.

                        1.5.1       Conversion of NetLojix Common Stock.  Each share of Common Stock of NetLojix (the "NetLojix Common Stock") issued and outstanding immediately prior to the Effective Time, other than (i) shares the holders of which have duly exercised and perfected their appraisal rights under the DGCL, and (ii) shares owned by NAC, will be canceled and extinguished and be converted automatically into the right to receive $0.02 in cash (the "Merger Consideration") upon surrender of the certificate representing such share of NetLojix Common Stock in the manner provided in Section 1.6. Each share of NetLojix Common Stock owned by (x) NetLojix or any direct or indirect wholly-owned subsidiary of NetLojix, or (y) NAC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                        1.5.2       Conversion of NetLojix Preferred Stock.  Each share of Series A Convertible Preferred Stock of NetLojix (the "NetLojix Preferred Stock") issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of the Series A Convertible Preferred Stock of the Surviving Corporation (the "New Preferred Stock"), which shares shall have the rights, privileges and preferences set forth in the Certificate of Incorporation of the Surviving Corporation.  Each stock certificate of NetLojix evidencing ownership of shares of NetLojix Preferred Stock shall, as of the Effective Time, evidence ownership of such shares of New Preferred Stock of the Surviving Corporation.

                        1.5.3       Capital Stock of NAC.  Each share of Common Stock of NAC issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.  Each stock certificate of NAC evidencing ownership of any such shares of Common Stock of NAC shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

                        1.5.4       Treatment of Stock Options.  The exercisability of all options to purchase NetLojix Common Stock outstanding under NetLojix's 1997 Stock Incentive Plan and Amended 1998 Stock Incentive Plan shall be accelerated upon the date the final Proxy Statement (as defined in Section 4.5) is mailed to NetLojix's stockholders so that, as of such date, all such options shall be fully vested and exercisable.  All such options will thereupon expire on the earlier of (i) the expiration date in the stock option agreements relating to such options, or (ii) the Effective Time.  Upon expiration, all such options will be of no further force or effect, and no compensation for such options shall be paid or provided for by the Surviving Corporation.

            1.6             Payment Procedures; Surrender of Certificates.

                        1.6.1       Paying Agent.  U.S. Stock Transfer Corporation, Glendale, California, shall act as Paying Agent in the Merger (the "Paying Agent") pursuant to an agreement in form and substance reasonably acceptable to NetLojix and NAC.  NAC shall deposit with the Paying Agent, on or prior to the Closing Date, funds in an amount equal to the aggregate Merger Consideration.

                        1.6.2       Surrender of Certificates.  As soon as reasonably practicable after the Effective Time, but in any event not more than ten business days thereafter, the Paying Agent shall mail to each record holder of any certificate or certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Paying Agent and shall be in such form and have such other provisions as the Paying Agent may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the certificates in exchange for the Merger Consideration.  Upon surrender to the Paying Agent of a certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such certificate shall be entitled to receive in exchange therefor solely the Merger Consideration.  The Paying Agent shall mail the Merger Consideration to the holder of such certificate as soon as reasonably practicable after Paying Agent's receipt of all required documentation.  No interest on the Merger Consideration issuable upon the surrender of the certificates shall be paid or accrued for the benefit of holders of certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered certificate is registered, it shall be a condition of issuance that the surrendered certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Paying Agent any required transfer or other taxes or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                        1.6.3       Lost Certificates.  In the event that any holder of NetLojix Common Stock is unable to surrender to the Paying Agent the certificate or certificates representing any part of such shares because such certificate or certificates have been lost, stolen or destroyed, such holder may deliver to the Paying Agent, in lieu thereof, an affidavit of loss and an indemnity bond in form and substance reasonably satisfactory to the Paying Agent and to the Surviving Corporation.

                        1.6.4       Termination of Paying Agent.  At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to terminate the Paying Agent relationship, and thereafter holders of certificates shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration issuable upon surrender of their certificates.

            1.7             Dissenting Shares.

                        1.7.1       Dissenting Shares not Converted.  Notwithstanding any provision of this Agreement to the contrary, any shares of NetLojix Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.5, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

                        1.7.2       Withdrawal. Notwithstanding the provisions of Section 1.7.1, if any holder of shares of NetLojix Common Stock who is otherwise entitled to exercise appraisal rights under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate representing such shares.

                        1.7.3       Notice of Demands.  NetLojix shall give NAC prompt notice of any written demands for the exercise of appraisal rights in respect of any shares of NetLojix Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL (including without limitation instruments concerning appraisal rights) and received by NetLojix.

            1.8             No Further Ownership Rights in NetLojix Common Stock.  The Merger Consideration issued pursuant to the Merger upon the surrender for exchange of shares of NetLojix Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NetLojix Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of NetLojix Common Stock which were outstanding immediately prior to the Effective Time.

2.                 Representations and Warranties of NetLojix.

                    NetLojix hereby represents and warrants to NAC, as of the date hereof and as of the Closing Date, as follows:

            2.1             Organization and Related Matters.

                        2.1.1       NetLojix.  NetLojix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  NetLojix is licensed or qualified to do business as a foreign corporation in each state or other jurisdiction in which the failure to be so licensed or qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of NetLojix (hereinafter referred to as a "Material Adverse Effect"). NetLojix has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted and to execute, deliver and perform this Agreement and any related agreements to which it is a party.

                        2.1.2       Subsidiaries.  All of the direct and indirect subsidiaries of NetLojix (the "Subsidiaries") are set forth in the SEC documents (as defined below).  Except for the Subsidiaries, NetLojix has no subsidiaries, is not a partner or participant in any partnerships or joint ventures, and does not own, directly or indirectly, any interests in any other corporation, partnership, limited liability company or other entity.  Each of the Subsidiaries is licensed or qualified to do business as a foreign corporation in each state or other jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect.  Each of the Subsidiaries has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted.

            2.2             Capital Stock.  The authorized capital stock of NetLojix consists of (i) 40,000,000 shares of NetLojix Common Stock, of which 14,695,149 shares are issued and outstanding on the date hereof and an additional 162,905 are held by NetLojix as treasury stock, and (ii) 147,700 shares of NetLojix Preferred Stock, of which 147,700 shares are issued and outstanding on the date hereof.  There are fewer than 1,000 record holders of the NetLojix Common Stock, and the provisions of Section 203 of the DGCL will not apply to the Merger. There are no outstanding contracts of NetLojix to repurchase, redeem or otherwise acquire any securities of NetLojix.  All of the outstanding shares of NetLojix capital stock are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable laws.  There are no preemptive rights in respect of any equity securities of NetLojix.

            2.3             Options and Warrants.  The outstanding options and warrants to purchase NetLojix Common Stock are as set forth in the SEC Documents.  None of the outstanding options or warrants to purchase NetLojix Common Stock have an exercise price or conversion price less than the Merger Consideration.

            2.4             SEC Documents.  NetLojix has provided to NAC true and correct copies of NetLojix's (i) Annual Report on Form 10-K for the year ended December 31, 2001, (ii) Quarterly Reports on Form 10-QSB for the quarters ending March 31, 2002, June 30, 2002, and September 30, 2002, and (iii) Current Report on Form 8-K dated December 2, 2002, in each case as filed with the Securities and Exchange Commission (the "SEC").  Such documents are referred to collectively as the "SEC Documents."  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder, and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            2.5             Financial Statements.  The financial statements of NetLojix included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto at the time of such inclusion. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of NetLojix as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

            2.6             Undisclosed Liabilities.  Neither NetLojix nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto included in the SEC Documents or was not incurred in the ordinary course of business consistent with the Company's past practices since the date of the most recent of such financial statements.

            2.7             Authorization. The execution, delivery and performance of this Agreement and any related agreements by NetLojix has been duly and validly authorized by all necessary corporate action on the part of NetLojix; provided, however, that this Agreement and the Merger are subject to the approval of (i) a majority of the outstanding shares of NetLojix Common Stock, and (ii) a majority of the outstanding shares of NetLojix Preferred Stock.  NetLojix's Board of Directors and the Special Committee of such Board of Directors formed to evaluate the Merger (the "Special Committee") have, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by NetLojix of its obligations hereunder.  The Special Committee has obtained the opinion of its independent financial advisor, Farragut Capital Group, LLC ("Farragut"), dated the date hereof, that this Agreement and the Merger are fair, from a financial point of view, to NetLojix and its stockholders. This Agreement has been duly and validly executed and delivered by NetLojix and constitutes a legal, valid and binding obligation of NetLojix, enforceable against NetLojix in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

            2.8             No Conflicts; Approvals.  Except as set forth in Schedule 2.8 to this Agreement, the execution, delivery and performance of this Agreement by NetLojix and the execution, delivery and performance of any related agreements or contemplated transactions by NetLojix will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the Certificate of Incorporation or bylaws of NetLojix or any material contract of NetLojix, result in the imposition of any lien or other encumbrance against any material asset or properties of NetLojix, or violate any statute or other law, rule, regulation, or interpretation of any governmental entity (each a "Law"). Schedule 2.8 lists all approvals, authorizations, consents, qualifications or registrations, or any waivers of any of the foregoing, required to be obtained from, or any notices, statements or other communications required to be filed with or delivered to, any governmental entity or any other person or entity ("Approvals") by NetLojix to consummate the transactions contemplated by this Agreement.

            2.9             Legal Proceedings.  Except as set forth in the SEC Documents, there is no action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, before any court, arbitrator or governmental entity (each an "Action")  pending, or, to the best knowledge of NetLojix, threatened, against or affecting NetLojix or any of its properties or assets or that, individually or when aggregated with one or more other Actions, has or might reasonably be expected to have a Material Adverse Effect on NetLojix or its ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement.

            2.10         No Brokers or Finders.  No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of NetLojix in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

            2.11         Accuracy of Information.  None of the information supplied or to be supplied in writing by or on behalf of NetLojix to NAC, its agents or representatives in connection with these transactions, this Agreement or the negotiations leading up to this Agreement did contain, or at the respective times such information is or was delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.                 Representations and Warranties of NAC.

                    NAC hereby represents and warrants to NetLojix, as of the date hereof and as of the Closing Date, as follows:

            3.1             Organization and Related Matters.  NAC is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  NAC has all necessary corporate power and authority to carry on its business as now being conducted and to execute, deliver and perform this Agreement and any related agreements to which it is a party.

            3.2             Authorization.  The execution, delivery and performance of this Agreement and any related agreements by NAC has been duly and validly authorized by all necessary corporate action on the part of NAC.  This Agreement constitutes the legal, valid and binding obligation of NAC, enforceable against NAC and NAC in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            3.3             No Conflicts.  The execution, delivery and performance of this Agreement and any related agreements by NAC and NAC will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the Certificate of Incorporation or bylaws of NAC, (b) any Law to which NAC is subject or (c) any material contract to which NAC is a party.

            3.4             Legal Proceedings.  There is no Action pending or, to the best knowledge of NAC, threatened against NAC that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a Material Adverse Effect on NAC's ability to perform this Agreement.

            3.5             No Brokers or Finders.  No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of NAC or its affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

            3.6             Financing Commitment.  NAC has furnished to NetLojix a correct and complete copy of a written commitment from a third party (the "Financing Commitment") committing to provide NAC with the financing it will require in order to consummate the Merger.

4.                 Covenants to be Performed Prior to Closing

            4.1             Conduct of Business.  NetLojix agrees with and for the benefit of NAC that NetLojix shall not, until the Effective Time, without the prior consent in writing of NAC, conduct its business in any manner except in the ordinary course consistent with its prior practice.

            4.2             Preservation of Business Prior to Closing Date.  During the period beginning on the date hereof and ending on the Closing Date, NetLojix will use its best efforts to preserve its business and to preserve the goodwill of customers, suppliers and others having business relations with NetLojix.

            4.3             Notification of Certain Matters.  NetLojix shall give prompt notice to NAC of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of NetLojix contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of NetLojix to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Closing Date.  NAC shall give prompt notice to NetLojix of (x) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of NAC contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of NAC to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Closing Date. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

            4.4             Approvals.  NetLojix will obtain all Approvals that may be necessary, or which may be reasonably requested by NAC, to consummate the transactions contemplated by this Agreement.

            4.5             Submission to Stockholders.  NetLojix shall cause to be duly called and held, on a date mutually agreeable to NetLojix and NAC, a special meeting of its Stockholders (the "Special Meeting") for submission of this Agreement and the Merger for approval of such NetLojix stockholders as required by the DGCL.  In connection with the Special Meeting: (i) NetLojix shall prepare a Proxy Statement (the "Proxy Statement") for filing with the SEC; (ii) NetLojix shall file the preliminary version of the Proxy Statement with the SEC on or before December 30, 2002; (iii) such Proxy Statement to the extent that it pertains to NAC or the Merger shall be reasonably acceptable to NAC at the time that it is filed by NetLojix, at the time any amendment thereto is filed, and at the time it is mailed to NetLojix's stockholders; (iv) NetLojix shall keep NAC fully informed of all comments of the SEC regarding the Proxy Statement and, to the extent comments or other proposed changes in the Proxy Statement relate to NAC or the Merger, NetLojix shall permit NAC to participate in responding to such comments; (v) NetLojix shall use its best efforts to mail the Proxy Statement to its stockholders no later than February 14, 2002; and (vi) NetLojix shall use its best efforts to obtain such stockholder approval.  The Proxy Statement will contain the recommendation of NetLojix's Board of Directors of the approval of this Agreement and the Merger, unless to do so would constitute a breach of the fiduciary duties of the Board of Directors on account of a material development occurring after the date of this Agreement.  NAC will promptly provide all information reasonably requested by NetLojix with respect to the Proxy Statement or any SEC comments received with respect thereto.  NAC will vote all shares of NetLojix Common Stock owned by it for approval of this Agreement and the Merger at the Special Meeting, and will cause Anthony E. Papa and James P. Pisani to vote all shares of NetLojix Common Stock owned by them for approval of this Agreement and the Merger at the Special Meeting.

            4.6             Exclusivity.  Neither NetLojix nor any of its affiliates or employees shall, directly or indirectly, solicit, initiate or encourage any offer or engage in any discussions or negotiations (other than with NAC) concerning any sale of the business, assets or capital stock of NetLojix or any material part thereof, or any merger, reorganization or similar business combination or transaction.  Neither NetLojix nor any of its affiliates or employees shall furnish any information with respect to NetLojix or the business to any person in connection with any such offer or transaction.  The foregoing shall not apply, however, to the consideration and facilitation of an inquiry, offer, or proposal, not solicited by NetLojix, relating to the possible sale or other disposition of NetLojix's business, assets or capital stock or a merger, reorganization or similar business combination or transaction (an "Unsolicited Acquisition Proposal") if and to the extent that the Board of Directors of NetLojix determines in good faith after consultation with a financial advisor and counsel to NetLojix that failure to consider such Unsolicited Acquisition Proposal could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of NetLojix. If NetLojix receives any offer or inquiry with respect to any of the foregoing types of transactions, including any Unsolicited Acquisition Proposal, NetLojix will promptly inform NAC thereof and keep NAC informed regarding the substance thereof and the response of the Board of Directors of NetLojix thereto.

            4.7             Financing.  NAC will use commercially reasonable efforts to enter into a definitive agreement as soon as reasonably practicable on terms and conditions substantially in accordance with the Financing Commitment.  In the event that this financing becomes unavailable for any reason, NAC will use commercially reasonable efforts to obtain replacement financing on substantially equivalent terms from alternative sources.

5.                 Conditions to Closing

            5.1             General Conditions.  The obligations of the parties to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived in writing by all parties:

                        5.1.1       No Orders; Legal Proceedings.  No Law or court order shall have been enacted, entered, issued, promulgated or enforced by any court, arbitrator or governmental entity, nor shall any Action have been instituted and remain pending at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or (with respect to obligations of NAC only) which would not permit the business as presently conducted to continue unimpaired following the Closing Date.

                        5.1.2       Stockholder Approval.  The stockholders of NetLojix shall have approved this Agreement and the Merger in accordance with the provisions of the DGCL.

                        5.1.3       Fairness Opinion.  The opinion of Farragut, dated as of the date hereof, to the effect that the terms of the Merger are fair, from a financial point of view, to NetLojix and its stockholders shall not have been withdrawn.

            5.2             Conditions to Obligations of NAC.  The obligations of NAC to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following additional conditions except to the extent waived in writing by NAC:

                        5.2.1       Representations and Warranties and Covenants of NetLojix.  The representations and warranties of NetLojix contained herein shall be true in all material respects at the Closing Date with the same effect as though made at such time; NetLojix shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                        5.2.2       No Material Adverse Change.  Subsequent to the date of this Agreement, whether or not in the ordinary course of business, there shall not have been, occurred or arisen any change in or event affecting NetLojix, its business, its industry or its capital stock that may reasonably be expected to have a Material Adverse Effect.

                        5.2.3       Approvals.  NetLojix  shall have obtained and provided to NAC all required Approvals listed on Schedule 2.8, each in form and substance satisfactory to NAC.

                        5.2.4       Dissenting Shares.  Holders of not more than ten percent (10%) of the outstanding shares of NetLojix Common Stock shall have asserted appraisal rights under the DGCL in connection with the Merger. No holder of NetLojix Preferred Stock shall have asserted appraisal rights in connection with the Merger.

                        5.2.5       Certificate of NetLojix Officer.  NetLojix  shall have delivered to NAC a certificate dated the Closing Date, signed by an officer of NetLojix in form and substance satisfactory to NAC, certifying that the conditions set forth in Sections 5.1 and 5.2 have been fully satisfied.

            5.3             Conditions to Obligations of NetLojix .  The obligations of NetLojix  to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following additional conditions, except to the extent waived in writing by NetLojix:

                        5.3.1       Representations and Warranties and Covenants of NAC.  The representations and warranties of NAC herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; NAC shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                        5.3.2       Certificate of NAC Officer. NAC shall have delivered to NetLojix a certificate dated the Closing Date, signed by an officer of NAC in form and substance satisfactory to NetLojix, certifying that the conditions set forth in Section 5.3.1 have been fully satisfied.

6.     Termination of Obligations

            6.1             Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before midnight on June 30, 2003, unless extended by mutual consent in writing of NetLojix and NAC and otherwise may be terminated at any time before the Closing as follows and in no other manner:

                        6.1.1       Mutual Consent.  By mutual consent in writing of NetLojix and NAC; or

                        6.1.2       Material Breach.  By NAC, on the one hand, or NetLojix, on the other, if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein or in any related agreements; provided, however, that if such breach is susceptible to cure, the breaching party shall have ten business days in which to cure such breach after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues; or

                        6.1.3       Unsolicited Acquisition Proposal.  By NetLojix, if it receives an Unsolicited Acquisition Proposal and the Board of Directors of NetLojix determines in good faith after consultation with a financial advisor and counsel to NetLojix that failure to consummate such Unsolicited Acquisition Proposal could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of NetLojix.

            6.2             Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 6.1, all ongoing obligations of the parties under this Agreement (except those contained in Section 7.10 and Section 7.12) shall also terminate; provided that a termination under Section 6.1 shall not relieve any party of any liability for a breach or violation of any representation, warranty or covenant contained in this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or violation.

7.     General

            7.1             Amendments; Waivers.  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

            7.2             Schedules; Exhibits; Integration.  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.  This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

            7.3             Best Efforts; Further Assurances.

                        7.3.1       Standard.  Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.  The parties shall cooperate with each other in such actions and in securing requisite Approvals.

                        7.3.2       Limitation.  As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, counsel and other professionals.

            7.4             Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law.

            7.5             No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable except that NAC may assign its rights hereunder to any subsidiary or affiliate of NAC.

            7.6             Headings.  The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

            7.7             Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

            7.8             Facsimile Signatures.  The facsimile transmission of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto), and the retransmission of any signed facsimile transmission, shall be treated for all purposes as the delivery of an original signed counterpart.

            7.9             Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action against) any party to this Agreement.

            7.10         Confidentiality; Publicity.  Each party agrees to maintain the confidentiality of all information that is furnished by the other party and designated in writing as confidential by such other party or its representatives in connection with the transactions contemplated by this Agreement. If for any reason such transactions are not consummated, the receiving party shall, on request, return or destroy all such written information.   This Section shall not apply to any information (i) already known to the receiving party or its representatives or to others not bound by a duty of confidentiality or which becomes publicly available through no fault of the receiving party or its representatives, (ii) the use of which is necessary or appropriate in making any filing or obtaining any financing, consent or approval required for the consummation of such transactions, or (iii) the furnishing or use of which is required by law or the rules of the SEC, or necessary or appropriate in connection with, legal proceedings. Except as necessary to obtain required third party consents, or to the extent required by law or the rules of the SEC, without the prior written consent of the other party, neither of NetLojix or NAC will make (and each will direct its affiliates and representatives not to make) directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of this Agreement, the transactions contemplated hereby, or any of the terms, conditions, or other aspects hereof.

            7.11         Notices.   Except as otherwise provided herein, any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified airmail, return receipt requested; (iii) transmitted by electronic mail via the Internet with receipt being acknowledged by the recipient by return electronic mail; (iv) transmitted by facsimile (with a copy of such transmission by postage paid prepaid registered or certified airmail, return receipt requested); or (v) deposited prepaid with a nationally recognized overnight courier service. Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, by electronic mail, facsimile or by courier; or (b) three (3) days after the date of posting if transmitted by mail.  Notice hereunder shall be directed to a party at the address for such party which is set forth as follows:

If to NetLojix addressed to:

NetLojix Communications, Inc.
501 Bath Street
Santa Barbara, CA 93101
Attention: Gregory J. Wilson
Facsimile No. (805) 884-6311
E-mail: gwilson@netlojix.com

With a copies to:

Special Committee of the Board
NetLojix Communications, Inc.
2113 Polo Pointe Drive
Vienna, VA  22181
Attention: Anthony D. Martin
Facsimile No. (703) 620-0446
E-mail: amartin1@cox.net

and

Swidler Berlin Shereff Friedman, LLP
3000 K Street, NW, Suite 300
Washington, DC 20007
Attention: John J. Klusaritz
Facsimile No. (202) 424-7643
E-mail: jjklusaritz@swidlaw.com

If to NAC addressed to:

NetLojix Acquisitions Corporation
68 Alameda Padre Serra
Santa Barbara, CA 93103
Attention:  Anthony E. Papa
Facsimile No. (805) 884-6311
E-mail: tpapa@netlojix.com

With a copy to:

Seed Mackall LLP
1332 Anacapa Street, Suite 200
Santa Barbara, CA 93101
Attention: Thomas N. Harding
Facsimile No. (805) 435-1498
E-mail: tharding@seedmackall.com

or to such other address or to such other person as any party shall have last designated by such notice to the other party.

            7.12         Expenses.  NetLojix and NAC shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective counsel. The foregoing notwithstanding, if this Agreement is terminated by NetLojix pursuant to Section 6.1.3, NetLojix shall reimburse NAC for all of its expenses actually incurred in connection with the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby.

            7.13         Attorney's Fees.  Should any Action be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorneys then-current rates) incurred in such Action.

            7.14         Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable.

            7.15         Time.  Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

(Signatures begin on following page)

               IN WITNESS WHEREOF, each of the parties hereto caused this Agreement to be executed by its duly authorized officer, as of the day and year first above written.

"NETLOJIX" NETLOJIX COMMUNICATIONS, INC., a Delaware corporation By /s/ GREGORY J. WILSON Gregory J. Wilson Treasurer and Controller	"NAC" NETLOJIX ACQUISITIONS CORPORATION, a Delaware corporation By /s/ ANTHONY E. PAPA Anthony E. Papa Chief Executive Officer

APPENDIX B

FARRAGUT OPINION

Farragut Capital Group
1333 H Street, NW
11th Floor; West Tower
Washington, D.C. 20005
202-223-0240(O) 202-842-2121(F)
ahamilton@farragutcapital.com

December 28, 2002

Personal and Confidential

Mr. Anthony E. Papa
Chairman of the Board
NetLojix Communications, Inc.
501 Bath Street
Santa Barbara, CA  93101

Mr. Anthony D. Martin
Chairman of the Special Committee of the Board
NetLojix Communications, Inc.
501 Bath Street
Santa Barbara, CA.  93101

Re:            Proposed sale of NetLojix Communications, Inc to NetLojix Acquisitions Corporation

Gentlemen:

You have asked our opinion with respect to the fairness, from a financial point of view of the consideration to be received by NetLojix common stockholders, (the "NetLojix unaffiliated stockholders"), excluding the two executives of the Company, Anthony E. Papa, Chairman and Chief Executive Officer, and James P. Pisani, President, Chief Operating Officer and Secretary (the "Executives"), in the amount of $259,513 subject to adjustments, in cash, to be received by them pursuant to the Agreement and Plan of Merger dated as of December 28, 2002 (the "Merger Agreement") between NetLojix Communications Corporation, Inc. ("NetLojix" or the "Company") and NetLojix Acquisitions Corporation, Delaware Corporation ("NAC" or the Acquirer").

Under the terms of the Merger Agreement, NetLojix Acquisition Corporation will merge with and into NetLojix, with NetLojix being the surviving corporation.  If the merger agreement is adopted and the merger is completed, then each outstanding share of our common stock that the NetLojix unaffiliated stockholders own at the effective time of the merger will be converted into the right to receive $0.02 in cash, without interest and less any applicable withholding taxes.  Upon consummation of the Merger, the NetLojix unaffiliated shareholders will receive $259,513 in cash.  Upon consummation of the merger, NetLojix will be a privately held corporation.  Its common stock will be wholly owned by the Executives.  The Company's Series A preferred stock will be wholly owned by the two existing Series A holders.

The current stockholders of NetLojix, other than the Executives and the current Series A holders, will cease to have ownership interests in NetLojix or rights as NetLojix stockholders and will not benefit from any continuing operations or growth of NetLojix, or any transactions in which NetLojix may be involved in the future.  The common stockholders of NetLojix other than the Executives will be entitled to receive $0.02 in cash for each share of NetLojix common stock which they own.  The Executives have agreed to contribute their respective shares of NetLojix common stock to NAC prior to the effective time of the merger in exchange for shares of NAC common stock.  As a result of the merger, each share of NAC common stock outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of NetLojix as the surviving corporation.  Each of the Executives will own approximately 50% of the outstanding shares of common stock of NetLojix as the surviving corporation. The terms and conditions of the merger are set out more fully in the Merger Agreement.

In arriving at our opinion, we have (i) reviewed a draft of the Merger Agreement in the forms provided to us and have assumed that the final forms of the Merger Agreement will not vary in any manner that is material to our analysis; (ii) reviewed financial information of the Company furnished to us by management, including certain internal financial analyses and forecasts; (iii) held discussions with members of senior management of the Company concerning the business, past and current business operations, financial condition, strategic objectives and future prospects of the Company; (iv) reviewed public information, including certain stock market data and financial information relating to selected public companies which we deemed generally comparable to NetLojix; (v) compared the financial terms of the Merger Agreement with the financial terms of business combinations in the telecommunications and IT outsourcing industry specifically and other industries generally, which we deemed to be relevant; and (vi) made such other studies and inquiries, and reviewed such other data, as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion.  We have not made an independent valuation or appraisal of the assets and liabilities of the NetLojix or of potential or contingent liabilities of the Company.  In addition, we have not conducted any physical inspection of the properties or facilities of NetLojix.  With respect to the financial and operating forecasts of the Company that we have received, we have assumed that such forecasts were prepared in good faith on the basis of the best available estimates and judgments of the management of NetLojix as to the future financial performance of the Company.  We have relied on the assurances of management of NetLojix that they are not aware of any facts that would make such information inaccurate or misleading.  Our opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not requested to, and did not, solicit indications of interest from any other party with respect to the acquisition of NetLojix or any of its assets.  We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger with NAC.  We are not expressing an opinion on the tax consequences of the proposed transactions or the effect of any tax consequences on the consideration to be received by the NetLojix unaffiliated stockholders.  We are not expressing an opinion as to the fairness of the transactions to any party other than the NetLojix unaffiliated stockholders.

We have acted as financial advisor providing specific advisory services to the Special Committee of the Board of Directors in connection with the merger and we will receive a fee for rendering this opinion.  In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

Our opinion is provided solely for the use of the Board of Directors and common stockholders of NetLojix.  We agree that our opinion may be provided to the NetLojix unaffiliated stockholders in connection with the solicitation of proxies for use at a special meeting to consider the Merger Agreement.  Our opinion is not intended to and does not constitute a recommendation to any NetLojix unaffiliated stockholder as to how such stockholder should vote on the proposed merger between NetLojix and NAC.  Our opinion is not to be used for any other purpose without our prior written consent.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us, and subject to the foregoing as well as other matters as we considered relevant, it is our opinion that, as of the date hereof, the consideration proposed is fair from a financial point of view to the NetLojix unaffiliated shareholders.

Very truly yours,

Farragut Capital Group, LLC.

By:       /s/ D. ANDREW HAMILTON
            D. Andrew Hamilton
            Managing Director

APPENDIX C

DELAWARE CODE
TITLE 8. CORPORATIONS
CHAPTER 1.    GENERAL CORPORATION LAW
SUBCHAPTER IX.  MERGER, CONSOLIDATION OR CONVERSION

SECTION 262 APPRAISAL RIGHTS.

(a)      Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)      Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

             (1)      Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2)      Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                        a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                        b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                        c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                        d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

             (3)      In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

 (c)      Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

 (d)      Appraisal rights shall be perfected as follows:

            (1)      If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)      If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)      Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)      Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)      At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)      After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)      The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)      The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)      From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)      The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NETLOJIX COMMUNICATIONS, INC.
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 26, 2003

The undersigned, revoking all previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated May 30, 2003,in connection with the Special Meeting of Stockholders of NetLojix Communications, Inc. to be held on June 26, 2003, at 3:00 p.m., at the Hotel Santa Barbara, 533 State Street, Santa Barbara, California, and hereby appoints Gregory J. Wilson and Elizabeth Kinney and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of common stock of NetLojix Communications, Inc. registered in the name provided herein that the undersigned may be entitled to vote at the Special Meeting of Stockholders and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would have if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES. IF YOU INDICATE SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

THIS IS YOUR PROXY
YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented by promptly returning your Proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.

/X/    Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.

1.      To adopt and approve the Agreement and Plan of Merger, dated as of December 28, 2002, by and between NetLojix Communications, Inc. and NetLojix Acquisitions Corporation, pursuant to which NetLojix Acquisitions Corporation will be merged with and into NetLojix Communications, Inc., with NetLojix Communications, Inc. as the surviving corporation.

FOR	AGAINST	ABSTAIN

2.      To grant discretionary authority to the attorneys and proxies appointed hereby to consider, act upon and transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

FOR	AGAINST	ABSTAIN

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature:  _____________________________________________     Date: _______________________________

Signature:  _____________________________________________     Date: _______________________________

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